CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/Proposed maximum offering price per unit/Proposed maximum aggregate offering price	Amount of registration fee
Senior Convertible Debentures due 2027	$200,000,000	$21,400(1)
Class A Common Stock, par value $0.001 per share	(2)	(2)

(1)	This filing fee of $21,400 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”) and relates to the registration statement on Form S-3 (File No. 333-140272) filed by SunPower Corporation. Includes $15,997 previously paid on January 29, 2007.
(2)	There are also registered an indeterminate number of shares of class A common stock into which the debentures may be converted. Pursuant to Rule 457(i), no separate registration fee is payable where securities and securities into which conversion is offered are registered at the same time and no additional consideration is payable upon conversion.

Filed Pursuant to Rule 424(b)(5)
File No. 333-140272

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 29, 2007)

$175,000,000

1.25% Senior Convertible Debentures due 2027

This is an offering by SunPower Corporation of $175,000,000 aggregate principal amount of its 1.25% Senior Convertible Debentures due 2027.

The debentures will be convertible, at your option, into cash and, if applicable, shares of our class A common stock initially at a conversion rate of 17.6211 shares per $1,000 principal amount of debentures (equivalent to an initial conversion price of $56.75 per share), subject to adjustment as described in this prospectus supplement, at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

•	prior to February 15, 2025, on any date during any fiscal quarter beginning after March 31, 2007 (and only during such fiscal quarter) if the closing sale price of our class A common stock was more than 125% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

•	at any time on or after February 15, 2025;

•	with respect to any debentures called for redemption, until the close of business on the business day prior to the redemption date;

•	during a specified period if we distribute to all holders of our class A common stock rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our class A common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution;

•	during a specified period if we distribute to all holders of our class A common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our class A common stock on the trading day preceding the declaration date for such distribution;

•	during a specified period if a fundamental change occurs; or

•	during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the debentures for each day during such five trading-day period was less than 98% of the closing sale price of our class A common stock period multiplied by the then current conversion rate.

Upon conversion, we will deliver cash and shares of our class A common stock, if any, based on a daily conversion value (as described herein), calculated on a proportionate basis for each day of the 20 trading day conversion period. See “Description of the Debentures—Conversion Rights—Conversion Procedures—Settlement Upon Conversion.” In the event of certain types of fundamental changes, we will increase the conversion rate by a number of additional shares as described herein.

The debentures will bear interest at a rate of 1.25% per year, payable on February 15 and August 15 of each year, commencing August 15, 2007. The debentures will mature on February 15, 2027.

We may redeem some or all of the debentures on or after February 15, 2012, for cash at a redemption equal to 100% of the principal amount, plus accrued and unpaid interest, of debentures redeemed.

You may require us to repurchase all or a portion of your debentures on February 15, 2012, February 15, 2017 and February 15, 2022 at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest. In addition, you may require us to repurchase all or a portion of your debentures upon a fundamental change at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest.

The debentures will be our senior unsecured obligations. As of September 30, 2006, on a pro forma basis giving effect to our acquisition of PowerLight Corporation described herein, we and our subsidiaries had approximately $7.1 million of senior indebtedness outstanding, all of which was secured indebtedness, and approximately $228.8 million of other liabilities outstanding.

Concurrently with this offering of debentures, we are offering, by means of a separate prospectus supplement, up to 2,947,132 shares of our class A common stock, all of which are being borrowed by an affiliate of Lehman Brothers Inc., one of the underwriters in this offering. We will not receive any proceeds from that offering of common stock, but we will receive a nominal lending fee from that affiliate. See “Description of Share Lending Agreement” and “Underwriting.”

Our class A common stock is listed on The Nasdaq Global Market under the symbol “SPWR.” The last reported sale price of our class A common stock on February 1, 2007 was $44.51 per share.

We do not intend to apply for listing of the debentures on any securities exchange or for inclusion of the debentures in any automated quotation system.

Investing in the debentures involves risks. See “ Risk Factors” beginning on page S-14 of this prospectus supplement and on page 4 of the accompanying prospectus.

	Per Debenture	Total
Price to the public (1)	100%	$175,000,000
Underwriting discounts and commission	2.5%	$4,375,000
Proceeds to SunPower (before expenses)	97.5%	$170,625,000

(1)	Plus accrued interest, if any, from February 7, 2007.

We have granted the underwriters a 30-day option to purchase up to an additional $25,000,000 aggregate principal amount of debentures on the same terms and conditions set forth above if the underwriters sell more than $175,000,000 aggregate principal amount of debentures.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the debentures on or about February 7, 2007.

LEHMAN BROTHERS	CREDIT SUISSE

DEUTSCHE BANK SECURITIES

COWEN AND COMPANY

FIRST ALBANY CAPITAL

THINKEQUITY PARTNERS LLC

February 2, 2007

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and risks related to an investment in the debentures. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering, and a discussion of risks our business faces. If the description of this offering of debentures varies between this prospectus supplement and the accompanying prospectus, you should rely only on the information contained or incorporated by reference in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since any of those respective dates. You should read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus before making your investment decision. Unless otherwise indicated herein, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional debentures described herein.

S-i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. You can identify such forward-looking statements by the use of terms such as “expect,” “believe,” “may,” “could,” “estimate,” “intend” or similar words or phrases. All such statements, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21B of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about our competitive strengths, our strategy, our preliminary, unaudited financial results for the three months and year-ended December 31, 2006, our pro forma financial results giving effect to one or more of the transactions described herein and the accounting treatment of our concurrent offering of class A common stock.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding whether to invest in the debentures. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the “Risk Factors” sections beginning on page S-14 of this prospectus supplement, and page 4 of the accompanying prospectus, as well as our the consolidated financial statements and the related notes incorporated by reference.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus supplement to “SunPower,” “we,” “us,” “our” or similar references mean SunPower Corporation and its subsidiaries. On January 10, 2007, we completed our previously announced merger, or the Merger, with PowerLight Corporation, described below. Unless otherwise specified or the context otherwise requires, all references in this prospectus supplement to “PowerLight” mean PowerLight Corporation prior to January 10, 2007 and PowerLight Corporation, an indirect wholly-owned subsidiary of SunPower, on or after January 10, 2007.

Our Company

We design, develop, manufacture, market and sell solar electric power products, systems and services. Our products are based on our proprietary processes and technologies. We have spent more than 15 years developing high performance solar cells, which are semiconductor devices that directly convert sunlight into electricity. We believe our solar cells have the highest conversion efficiency, a measurement of the amount of sunlight converted by the solar cell into electricity, available for the mass market. We also believe our solar cells provide the following benefits compared with conventional solar cells:

•	superior performance, including the ability to generate up to 50% more power per unit area;

•	superior aesthetics, with our uniformly black surface design which eliminates highly visible reflective grid lines and metal interconnect ribbons; and

•	efficient use of silicon, a key raw material used in the manufacture of solar cells.

We offer solar power products, including solar cells, solar panels and inverters, which convert sunlight to electricity compatible with the utility network. Our solar sales efforts have been focused on residential and commercial applications where the high performance and superior aesthetics of our solar power products provide compelling customer benefits. We also sell products for multi-megawatt solar power plant applications that mount our products on moving structures that track the sun. We sell our products in many countries, principally in regions where government incentives have accelerated solar power adoption.

We produce our solar cells at our manufacturing facility in the Philippines. We currently operate four solar cell manufacturing lines in the Philippines, with a total rated manufacturing capacity of approximately 108 megawatts per year. We have recently started construction on a second solar cell manufacturing facility in the Philippines, which is designed to house up to ten additional manufacturing lines. We expect three manufacturing lines in the new facility to be operational by the end of 2007, which would give us an aggregate rated manufacturing capacity of approximately 207 megawatts per year. Currently, most of our solar panels are assembled for us by a third-party subcontractor in China. We supplement this capacity with in-house production at our automated panel assembly factory located in the Philippines. We expect to produce up to 30 megawatts of solar panels per year from our first manufacturing line. The panel assembly factory has sufficient space to expand capacity to 90 megawatts per year. Our systems in North America also include branded inverters manufactured for us by multiple suppliers.

On January 10, 2007 we completed the Merger with PowerLight, a leading global provider of large-scale solar power systems. PowerLight designs, manufactures, markets and sells solar electric power system technology that integrates solar cells and solar panels manufactured by us and other suppliers to convert sunlight to electricity compatible with the utility network. PowerLight also provides solar power systems to end customers on a turn-key, whole-solution basis by developing, engineering, procuring permits and equipment for, managing construction of, offering access to financing for, and providing monitoring, operations and maintenance services for large-scale roof-mounted and ground-mounted solar power applications. PowerLight’s customers include industrial, commercial and public sector entities, investors, value-added resellers, utilities and production home builders. PowerLight’s solar power systems generate electricity over a system design life typically exceeding 25 years. PowerLight’s solar power systems are principally designed to be used in large-scale applications exceeding 300 kilowatts, including the development of solar production home communities. PowerLight has completed or is in the process of completing over 300 projects worldwide, rated in aggregate at over 100 megawatts peak capacity. In the United States, PowerLight typically sells solar power systems rated up to one megawatt of capacity to provide a supplemental, distributed source of electricity for a customer’s facility. In Europe and South Korea, PowerLight’s products and systems are often purchased by third party investors as central station solar power plants, typically rated from one to 20 megawatts, which generate electricity for sale under tariff to regional and public utilities.

Market Opportunity

The electric power industry is one of the world’s largest industrial segments, with annual revenue of approximately $1.06 trillion in 2004, according to Datamonitor. Global electricity demand has grown consistently at a rate of 1% to 4% annually for the past decade, according to the Energy Information Administration of the United States Department of Energy. Worldwide demand for electricity is expected to increase from 14.3 trillion kilowatt hours in 2002 to 26.0 trillion kilowatt hours by 2025, according to the United States Department of Energy’s International Energy Outlook. Investments in generation, transmission and distribution to meet growth in electricity demand, excluding investments in fuel supply, are expected to be roughly $10 trillion by 2030, according to the International Energy Agency. However, fossil fuel supply constraints, infrastructure limitations, the desire for energy security and environmental concerns pose a challenge to meeting this growing worldwide electricity demand. The use of renewable resources, which include solar, biomass, geothermal, hydroelectric and wind power generation, has grown significantly in response to the challenges associated with growing global electricity production. As opposed to fossil fuels which draw on finite resources that may eventually become too expensive to retrieve, renewable resources are generally unlimited in availability.

Solar power technology has been used to generate electricity in space program applications for several decades and in commercial applications over the last 30 years. Increasingly, government incentive programs are accelerating the adoption of solar power. Since 1985, the market for solar power, as defined by worldwide shipments of solar power systems, has grown at a compound annual growth rate of over 20%, according to Navigant, a consulting firm. The global solar power market, as defined by solar power system installations, had an estimated $10 billion in revenue in 2005 and is expected to grow to $19 billion by 2010, according to SolarBuzz, a research and consulting firm.

Our Strengths

We believe we are a leader in producing high performance solar cells and large-scale solar power systems. We believe our competitive advantages include:

•

Superior Conversion Efficiency.    We believe our solar cells have the highest conversion efficiency available for the mass market. Our proprietary all back contact design results in conversion efficiencies up to 50% higher per unit area than conventional solar cells. This superior conversion efficiency results in decreased per watt panel packaging and installation costs and provides greater power generation on a given rooftop space.

•	Efficient Silicon Utilization. We believe our superior conversion efficiency in the cells we manufacture allows us to use less silicon to generate the same amount of electricity as conventional solar cells of the same size. Based on third-party data, the solar industry’s average rate of polysilicon usage is estimated to range from 10.5 to 11.5 grams of polysilicon per watt. Our rate of consumption, as calculated by us, is under eight grams of polysilicon per watt. This provides our solar cells with more efficient utilization of polysilicon, as defined by grams of polysilicon per watt, compared to conventional solar cells. Efficient utilization of silicon is important because silicon wafers represent the most significant cost component in the production of solar cells.

•	Technological Leadership in Solar Power Systems. Since inception, PowerLight has been at the forefront of product innovation for the large-scale grid-connected solar market. Through PowerLight, we have over 70 U.S. and international patents or pending patent applications covering solar power systems and technologies. As an example, we believe PowerLight’s innovative PowerTracker® system offers lower operating costs and increased reliability for customers compared to dual axis tracking systems and can be scaled from small to large multi-megawatt installations. Furthermore, PowerLight’s PowerTilt™ product continues its leadership position in roof-mounted systems by enhancing sunlight capture and improving solar module energy output.

•	Manufacturing Advantages. We manufacture our solar cells and some modules at our facilities in the Philippines, a low-cost production region. In addition, we believe our background and expertise in the semiconductor industry enables us to improve our manufacturing yields, cost, quality and product ramp predictability.

•	Superior Aesthetics. Because all electrical contacts are located on the back, our solar cells have a uniformly black appearance that allows our solar panels to blend into customers’ rooftops. We believe our solution appeals to residential customers seeking more aesthetically appealing solutions. PowerLight’s new PowerLight SunTile® product for the residential market is an architecturally integrated, aesthetically pleasing roofing shingle with a patented design.

•	Brand Awareness. We believe SunPower is increasingly recognized as a technology leader within the solar industry and with end-users, and that our customers associate our brand with a combination of product benefits, including high efficiency, superior product appearance and superior system performance. In addition, we believe PowerLight has a strong brand name, with over 300 projects completed or in the process of being completed within the large-scale grid-connected solar market.

•	Strong Management Team. Our management team has a diverse set of industry skills and global operating experience, including backgrounds spanning the solar, electric utility, semiconductor and optical media industries, as well as expertise running high-volume, low-cost manufacturing operations and complex organizations and managing rapid growth. Our executive officers have an average of over 20 years of experience in the solar or high technology industries.

Our ability to maintain our competitive advantages is dependent on several factors, including the availability of polysilicon and other key components from third-party suppliers, our ability to effectively integrate PowerLight into our operations, uninterrupted operations at our Philippines facilities, our ability to expand our customer base, our ability to grow our manufacturing capacity in line with increasing demand, our ability to compete, the market for solar power and our ability to retain key personnel and other factors set forth in “Risk Factors” in this prospectus supplement and the accompanying prospectus.

Our Strategy

Our principal objective is to be the leader in high performance solar power products. We plan to achieve this objective by pursuing the following strategies:

•	Maintain our Technology Advantage and Reduce Manufacturing Costs. We believe that our all back contact solar cell technology, as well as PowerLight’s PowerGuard®, PowerTilt™, PowerTracker® and SunTile® products, currently provide us with a competitive advantage. We intend to invest in research and development to improve solar cell efficiency and lower manufacturing costs. We intend to continue investing in research and development to reduce wafer thickness, improve throughput, processing yield and quality and introduce new products that enhance the efficiency and cost-effectiveness of solar power for end customers.

•	Continue Expanding Manufacturing Capacity. We produce our solar cells at our manufacturing facility in the Philippines. We currently operate four solar cell manufacturing lines in the Philippines, with a total rated manufacturing capacity of approximately 108 megawatts per year. We have recently started construction on a second solar cell manufacturing facility in the Philippines, which is designed to house up to ten additional manufacturing lines. We expect three manufacturing lines in the new facility to be operational by the end of 2007, which would give us an aggregate rated manufacturing capacity of approximately 207 megawatts per year. Currently, most of our solar panels are assembled for us by a third-party subcontractor in China. We supplement this capacity with in-house production at our automated panel assembly factory located in the Philippines. We expect to produce up to 30 megawatts of solar panels per year from our first manufacturing line. The panel assembly factory has sufficient space to expand capacity to 90 megawatts per year.

•	Reduce the System Cost of Solar Power. Most of our customers operate in markets that depend on a variety of government incentives to reduce the cost of solar power systems to end customers. Over the long term, we believe that our high efficiency solar cell technology and advanced manufacturing systems will allow us to reduce solar power system cost to reduce or eliminate the need for these market incentives. We believe our acquisition of PowerLight will enable us to achieve additional efficiencies, particularly in the areas of module production, installation and system integration, which in turn would further reduce the cost of solar energy to end customers.

•	Focus on Large-Scale, International Solar Power System Projects. With the completion of the Merger, we added significant customers in the United States, Germany, Spain, Portugal and South Korea. We are currently focused on expanding the presence and market share of PowerLight’s business in international markets where there exist strong government incentive programs for solar power. We expect initially to focus these efforts on large-scale projects, such as Bavaria Solarpark 1 in Germany and the Serpa Solar Power Plant in Portugal, where we believe our depth of expertise and products and technologies differentiate us from our competitors. In addition, we recently began development of our first two projects in South Korea, which we believe will represent that country’s largest solar power systems upon deployment.

•	Expand Market Presence. We currently operate in residential and commercial markets where our products provide significant end-customer benefits. We believe we can further expand our market presence within the residential and small commercial markets, which in the aggregate account for approximately 50% of the total United States on-grid solar power market. We plan to expand our network of dealers and installers through value-added programs and to drive new product development. One example of these efforts is PowerLight’s SunTile® product, a solar power roofing tile that we believe offers improved aesthetics for residential customers. We recently announced that the SunTile® solar electric system will be incorporated into one of the United States’ largest solar-powered residential neighborhoods. In the future, we may also expand our PowerLight business to serve the retrofit portion of this market in ways that minimize transaction costs and leverage our core competencies.

•	Pursue Targeted Strategic Opportunities. We intend to make selected investments, enter into joint ventures and pursue acquisitions to broaden our supply-chain opportunities, increase the efficiency of the downstream channel and reduce the cost of products delivered to end customers.

Recent Developments

Acquisition of PowerLight.    On January 10, 2007, we completed the previously announced Merger. Upon the completion of the Merger, all of the outstanding shares of PowerLight, and a portion of each vested option to purchase shares of PowerLight, were cancelled, and all of the outstanding options to purchase shares of PowerLight (other than the portion of each vested option that was cancelled) were assumed by us in exchange for aggregate consideration of (i) approximately $120.7 million in cash plus (ii) a total of 5,708,723 shares of class A common stock, inclusive of (a) 1,601,839 shares of class A common stock which may be issued upon the exercise of assumed vested and unvested PowerLight stock options and (b) 1,675,881 shares of class A common stock issued to certain employees of the PowerLight business in connection with the Merger, which shares are subject to certain transfer restrictions and a repurchase option of the Company, both of which lapse over a two-year period under the terms of equity restriction agreements with employees of the PowerLight business.

Of the cash and shares issued in the Merger, approximately $19.7 million in cash and 840,000 shares, with a total aggregate value of $29.0 million, are currently being held in escrow as security for the indemnification obligations of certain former PowerLight shareholders. We are also obligated to issue an additional 200,841 shares of restricted class A common stock to certain employees of the PowerLight business, which shares will be subject to certain transfer restrictions that lapse over four years.

Financial Results for the Three Months and Year Ended December 31, 2006.    On January 25, 2007, we announced our fourth quarter and year-end 2006 results. Revenue for the fourth quarter ended December 31, 2006 was $74.5 million, up 14% from the prior quarter’s revenue of $65.3 million and up 154% from fourth quarter 2005 revenue of $29.3 million. Net income for the quarter was $11.3 million, or $0.15 diluted earnings per share, compared to last quarter’s net income of $9.6 million, or $0.13 diluted earnings per share, and the fourth quarter 2005 net loss of $0.6 million. Our annual revenue for 2006 was $236.5 million, an increase of over 200% from our 2005 annual revenue of $78.7 million. Net income for 2006 was $26.5 million, compared to a 2005 net loss of $15.8 million.

All financial data for the three months ended December 31, 2006 and the year ended December 31, 2006 set forth above are preliminary and unaudited and subject to revision based upon our review and an audit by our independent registered public accounting firm of our financial condition and results of operations for the fiscal year ended December 31, 2006.

Description of Concurrent Offering

Concurrently with this offering of debentures, we are offering 2,947,132 shares of our class A common stock by means of a separate prospectus supplement. The class A common stock offering is contingent on the completion of this offering. We expect that delivery of our class A common stock will be made concurrently with the closing of this offering. The shares of class A common stock to be sold in that offering will be lent by us to an affiliate of Lehman Brothers Inc. pursuant to a share lending agreement among us, Lehman Brothers Inc. and such affiliate. Under that agreement, the affiliate of Lehman Brothers Inc. has agreed to use such offered shares to facilitate the establishment of hedge positions by investors in the debentures offered hereby, and will be entitled to sell such shares pursuant to our registration statement. This affiliate of Lehman Brothers Inc. will receive all of the proceeds from the common stock offering and we will not receive any of those proceeds, but we will receive a nominal lending fee from that affiliate. See “Description of Share Lending

Agreement.” Because the shares lent pursuant to that agreement must be returned to us prior to February 15, 2027, we believe that under U.S. GAAP the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

Our Relationship with Cypress Semiconductor Corporation

As of January 23, 2007, Cypress owned all 52,033,287 shares of our outstanding class B common stock, which, after giving effect to the issuance of 4,106,884 shares of class A common stock at the closing of the Merger, represented approximately 70.5% of the total outstanding shares of our common stock, or approximately 64.5% of such shares on a fully diluted basis after taking into account outstanding options, and 95.0% of the total voting power of our outstanding capital stock. Our class B common stock has eight votes per share while our class A common stock has one vote per share. After giving effect to this offering and our concurrent offering of shares of class A common stock, Cypress will continue to hold a majority of the total number of shares and voting power of our outstanding capital stock. Cypress may convert its shares of class B common stock into shares of class A common stock on a one-for-one basis at any time. Cypress is not obligated to distribute to its stockholders or otherwise dispose of the shares of our class B common stock that it beneficially owns, although it might elect to do so in the future. Cypress announced on October 6, 2006 and reiterated on October 19, 2006 that it was exploring ways in which to allow its stockholders to fully realize the value of its investment in SunPower. Cypress has made public statements since October 19, 2006 that were consistent with these announcements. Cypress has agreed not to sell or distribute any of its shares of our common stock without the prior consent of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC until 60 days after the date of this prospectus supplement.

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC Programmable System-on-Chip, USB controllers, general-purpose programmable clocks and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB radio system-on-chip, to West Bridge and EZ-USB FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, industrial and solar power. Cypress trades on the NYSE under the ticker symbol “CY.”

Corporate Information

Our headquarters are located at 3939 North First Street, San Jose, California 95134, and our telephone number is (408) 240-5500. Our website is www.sunpowercorp.com. The information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus supplement. SunPower and PowerLight are our registered trademarks and the SunPower and PowerLight logos are our trademarks. This prospectus supplement also includes trade names, trademarks and service marks of other companies and organizations.

The Offering

The following summary contains basic information about the debentures and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of all of the terms and provisions of the debentures, please refer to the section of this prospectus supplement entitled “Description of the Debentures.”

Issuer	SunPower Corporation.

Securities Offered

$175.0 million aggregate principal amount of 1.25% Senior Convertible Debentures due 2027, which we refer to as the debentures. We have also granted the underwriters a 30-day option to purchase up to an additional $25.0 million aggregate principal amount of debentures.

Offering Price	Each debenture will be issued at a price of 100% of its principal amount plus accrued interest, if any, from February 7, 2007.

Maturity	February 15, 2027, unless earlier converted, redeemed or repurchased.

Interest Rate	1.25% per year. Interest will be payable in cash on February 15 and August 15 of each year, beginning August 15, 2007.

Ranking

The debentures will be our senior unsecured obligations and will rank equal in right of payment with all of our existing and future senior unsecured indebtedness. The debentures will be effectively subordinated to our secured indebtedness to the extent of the value of the related collateral and structurally subordinated to indebtedness and other liabilities of our subsidiaries.

As of September 30, 2006, on a pro forma basis giving effect to the Merger, we and our subsidiaries had approximately $7.1 million of senior indebtedness outstanding, all of which was secured indebtedness, and approximately $228.8 million of other liabilities outstanding.

Conversion Rights

You may convert your debentures into cash and, if applicable, shares of our class A common stock at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

•	prior to February 15, 2025, on any date during any fiscal quarter beginning after March 31, 2007 (and only during such fiscal quarter) if the closing sale price of our class A common stock was more than 125% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

•	at any time on or after February 15, 2025;

•	with respect to any debentures called for redemption, until the close of business on the business day prior to the redemption date;

•	during a specified period if we distribute to all or substantially all holders of our class A common stock, rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our class A common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution;

•	during a specified period if we distribute to all or substantially all holders of our class A common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our class A common stock on the trading day preceding the declaration date for such distribution;

•	during a specified period if a fundamental change occurs; or

•	during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the debentures for each day during such five trading-day period was less than 98% of the closing sale price of our class A common stock period multiplied by the then current conversion rate.

The debentures will be convertible into cash and, if applicable, shares of our class A common stock at an initial conversion rate of 17.6211 shares of common stock per $1,000 principal amount of the debentures (equivalent to an initial conversion price of approximately $56.75 per share). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described under “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.”

Upon conversion, we will satisfy our conversion obligation with respect to the principal amount of the debentures to be converted in cash, with any remaining amount to be satisfied in shares of our class A common stock, based on a daily conversion value (as described herein), calculated as described under “Description of the Debentures—Conversion Rights—Settlement Upon Conversion.”

Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest on the debentures being converted. See “Description of the Debentures—Conversion Rights.”

Adjustment to Conversion Rate upon a Non-Stock Change of Control

Prior to February 15, 2012, if and only to the extent holders elect to convert the debentures in connection with a fundamental change described under the first, fourth or sixth clause of the definition of that term in “Description of the Debentures—Repurchase at Option of

the Holder—Fundamental Change Put” pursuant to which 10% or more of the consideration for our class A common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) consists of cash or securities (or other property) that are not common equity interests or depository receipts traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a “non-stock change of control,” we will increase the conversion rate by a number of additional shares. The number of additional shares will be determined by reference to the table in “Description of the Debentures—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” based on the effective date and the price paid per share of our class A common stock in such non-stock change of control.

If holders of our class A common stock receive only cash in the type of transaction described above, the price paid per share will be the cash amount paid per share. Otherwise, the price paid per share will be the average of the last reported sale price of our class A common stock on the five trading days prior to, but not including, the effective date of such non-stock change of control.

Optional Redemption by SunPower

At any time on or after February 15, 2012, we may redeem all or a part of the debentures for cash at a redemption price equal to 100% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

Optional Repurchase Right of Holders

You may require us to repurchase all or a portion of your debentures on February 15, 2012, February 15, 2017 and February 15, 2022 at a cash repurchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest to, but not including, the repurchase date.

Fundamental Change Repurchase Right of Holders

If we undergo a fundamental change (as defined in this prospectus supplement) prior to maturity, you will have the right, at your option, to require us to repurchase for cash some or all of your debentures at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Debentures—Repurchase at Option of the Holder—Fundamental Change Put.”

Events of Default

If an event of default on the debentures occurs, the principal amount of the debentures, plus accrued and unpaid interest, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving SunPower or certain of its subsidiaries.

Absence of a Public Market for the Debentures	The debentures will be a new issue of securities. We cannot assure you that any active or liquid market will develop for the debentures.

Trading	We do not intend to apply for listing of the debentures on any securities exchange or for inclusion of the debentures on any automated quotation system.

Nasdaq Symbol for Our Class A Common Stock	Our common stock is listed on The Nasdaq Global Market under the symbol “SPWR.”

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including working capital and capital expenditures.

Concurrent Transaction

Concurrently with this offering of debentures, we are offering 2,947,132 shares of our class A common stock by means of a separate prospectus supplement. We expect that delivery of our class A common stock will be made concurrently with the closing of this offering. The shares of class A common stock to be sold in that offering will be lent by us to an affiliate of Lehman Brothers Inc. pursuant to a share lending agreement among us, Lehman Brothers Inc. and such affiliate. Under that agreement, the affiliate of Lehman Brothers Inc. has agreed to use such offered shares to facilitate the establishment of hedge positions by investors in the debentures offered hereby, and will be entitled to sell such shares pursuant to our registration statement. This affiliate of Lehman Brothers Inc. will receive all of the proceeds from the common stock offering, and we will not receive any of those proceeds from that offering, but we will receive a nominal lending fee from that affiliate. See “Description of Share Lending Agreement.” Because the shares lent pursuant to that agreement must be returned to us prior to February 15, 2027, we believe that under U.S. GAAP, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

U. S. Federal Income Tax Considerations	Holders are urged consult their own tax advisors. See “Material United States Federal Income Tax Considerations.”

Summary Historical Consolidated Financial Data

SunPower has derived the following summary historical consolidated financial data from its audited consolidated financial statements for the year ended December 31, 2003, the period from January 1, 2004 to November 8, 2004, the period from November 9, 2004 to December 31, 2004, for the year ended December 31, 2005 and from its unaudited condensed consolidated financial statements as of September 30, 2006 and for each of the nine-month periods ended September 30, 2005 and September 30, 2006. For the period from November 9, 2004 through December 31, 2004, SunPower was a wholly owned subsidiary of Cypress. The financial data in this prospectus supplement refer to the “Predecessor Company” for periods prior to the time we were a wholly-owned subsidiary of Cypress, and refer to the “Successor Company” for all periods subsequent to such time. A black line has been drawn between these periods in the financial data herein to distinguish between these two periods. The following information is only a summary and should be read in conjunction with SunPower’s consolidated financial statements, the accompanying notes and management’s discussion and analysis of financial condition and results of operations incorporated herein by reference. SunPower’s fiscal year consists of 52 or 53 weeks ending the Sunday closest to December 31, with quarters of 13 or 14 weeks ending the Sunday closest to March 31, June 30, September 30 and December 31 of each year. For presentation purposes only, the financial data herein refer to the calendar year end and month end of each respective period. Figures in the table below are in thousands, except share and per share data.

	Predecessor Company		Successor Company
	Year Ended Dec. 31, 2003	Jan. 1 through Nov. 8, 2004	Nov. 9 through Dec. 31, 2004	Year Ended Dec. 31, 2005	Nine Months Ended Sept. 30,
					2005	2006
Consolidated Statements of Operations Data:
Revenue	$5,005	$6,830	$4,055	$78,736	$49,395	$162,001

Costs and expenses:
Cost of revenue	4,987	9,498	6,079	74,353	49,631	129,678
Research and development	9,816	12,118	1,417	6,488	4,508	7,120
Sales, general and administrative	3,238	4,713	1,111	10,880	6,880	15,572

Total costs and expenses	18,041	26,329	8,607	91,721	61,019	152,370

Operating (loss)/income	(13,036)	(19,499)	(4,552)	(12,985)	(11,624)	9,631
Interest income (expense)	(1,509)	(3,759)	(1,072)	(3,185)	(3,381)	5,843
Other income (expense), net	—	(44)	15	377	(198)	1,008

Income (loss) before income tax provision	(14,545)	(23,202)	(5,609)	(15,793)	(15,203)	16,482
Income tax provision	—	—	—	50	—	1,275

Net income (loss)	$(14,545)	$(23,202)	$(5,609)	$(15,843)	$(15,203)	$15,207

Net income (loss) per share(1):
Basic	$(3.50)	$(5.51)	$(2,804.50)	$(0.68)	$(0.93)	$0.24
Diluted	$(3.50)	$(5.51)	$(2,804.50)	$(0.68)	$(0.93)	$0.22
Weighted-average shares(1):
Basic	4,156	4,230	2	23,306	16,267	64,704
Diluted	4,156	4,230	2	23,306	16,267	70,080

(1)

For all periods where SunPower reported a net loss, the basic and diluted net loss per share computation excludes potential shares of common stock issuable upon conversion of convertible preferred stock and the exercise of options or warrants to purchase common stock as their effect would be antidilutive. See note 1 to SunPower’s audited consolidated financial statements for the year ended December 31, 2003, the period from January 1, 2004 to November 8, 2004, the period from November 9, 2004 to December 31, 2004 and for the year ended December 31, 2005, and SunPower’s unaudited condensed consolidated financial statements for the nine months ended September 30, 2005 and 2006 for a detailed explanation of the determination of the shares used in computing basic and diluted net loss per share. For the period from November 9, 2004 through December 31, 2004, SunPower was a wholly owned subsidiary of Cypress. As a result, the weighted average shares and the net loss per share for this period are not comparable to other periods.

	As of Dec. 31,		As of Sept. 30, 2006
	2004	2005
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short term investments	$3,776	$143,592	$273,632
Working capital (deficiency)	(54,314)	155,243	311,491
Total assets	89,646	317,754	564,370
Deferred tax liabilities	—	336	1,140
Notes payable to Cypress, net of current portion	21,673	—	—
Customer advances, net of current portion	—	28,438	28,854
Convertible preferred stock	8,552	—	—
Total stockholders’ equity (deficit)	(10,664)	258,650	476,627

Summary Unaudited Pro Forma Condensed Combined Financial Information

SunPower completed the Merger on January 10, 2007. The following summary unaudited pro forma condensed combined financial information for the year ended December 31, 2005 and for the nine months ended September 30, 2006 give effect to the Merger as if it had occurred on January 1, 2005, the beginning of SunPower’s fiscal year ended December 31, 2005. The summary unaudited pro forma condensed combined financial information as of September 30, 2006 gives effect to the Merger as if it had occurred on September 30, 2006. The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only.

The pro forma adjustments are based on the estimates and assumptions which are preliminary and have been made solely for purposes of developing such pro forma information. They do not include liabilities that may result from integration activities which are not presently estimable. The preliminary allocation of the purchase price used in the summary unaudited pro forma condensed combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates will be revised as additional information becomes available upon the finalization of the valuation of PowerLight’s assets and liabilities. The final determination of the allocation of the purchase price will be based on the actual intangible assets, net tangible assets and in-process research and development of PowerLight existing as of the date of the Merger. Management is in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance costs, costs of vacating some facilities or other costs associated with exiting activities of PowerLight that would affect the pro forma financial statements. In addition, the summary pro forma condensed combined financial information does not include any potential operating efficiencies or cost savings from expected synergies of combining the companies. The summary unaudited pro forma condensed combined financial information does not necessarily provide an indication of the results that would have been achieved had the Merger been consummated as of the dates indicated or that may be achieved in the future. The pro forma adjustments are described in the notes to the unaudited pro forma condensed combined financial statements found elsewhere in this prospectus supplement.

The summary unaudited pro forma condensed combined financial information (i) has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements and the accompanying notes included elsewhere in this prospectus supplement, and (ii) should be read in conjunction with the consolidated financial statements of each of SunPower and PowerLight and the other information incorporated by reference in this prospectus supplement.

	Nine Months Ended Sept. 30, 2006	Year Ended Dec. 31, 2005
	(In thousands, except per share data)
Unaudited Pro Forma Condensed Combined Statement of Operations:
Revenue	$278,092	$184,192
Gross margin	33,664	(10,065)
Operating loss	(32,348)	(80,716)
Net loss	(35,617)	(83,616)
Net loss per share:
Basic and diluted	$(0.53)	$(3.18)
Weighted average shares:
Basic and diluted	67,665	26,267

As of Sept. 30, 2006
Unaudited Pro Forma Condensed Combined Balance Sheet:
Cash, cash equivalents and short term investments	$173,550
Working capital	201,205
Total assets	840,597
Long-term liabilities	69,451
Total stockholders’ equity	604,726

RISK FACTORS

Investing in the debentures involves risks. In addition, as a result of the conditional conversion feature of the debentures, a holder will also be exposed to the risks of owning SunPower’s class A common stock, and the value of debentures may fluctuate with the value of our class A common stock. You should carefully consider the risks described below relating to an investment in debentures and our class A common stock, as well as the risks relating to SunPower’s business described under “Risk Factors” in the accompanying prospectus, and the other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus before making an investment decision. The risks and uncertainties described below, in the accompanying prospectus and in our other filings with the SEC incorporated by reference herein are not the only ones facing SunPower. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of the debentures could decline and you may lose all or part of your investment.

Risks Relating to the Debentures and the Class A Common Stock

The debentures will be effectively subordinated to any existing and future secured indebtedness and structurally subordinated to existing and future liabilities and other indebtedness of our subsidiaries.

The debentures will be our general, unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness. As a result, the debentures are effectively subordinated to existing and future secured indebtedness we may have to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. The debentures do not restrict us or our subsidiaries from incurring indebtedness, including senior secured indebtedness in the future, nor do they limit the amount of indebtedness we can issue that is equal in right of payment.

The terms of the debentures will not contain restrictive covenants and will provide only limited protection in the event of a change of control.

The indenture under which the debentures will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. The requirement that we offer to repurchase the debentures upon a change of control is limited to the transactions specified in the definition of a “fundamental change” under “Description of the Debentures—Repurchase at the Option of the Holder—Fundamental Change Put.” Similarly, the circumstances under which we are required to adjust the conversion rate upon the occurrence of a “non-stock change of control” are limited to circumstances where a debenture is converted in connection with such a transaction as set forth under “Description of the Debentures—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control.”

Accordingly, subject to restrictions contained in our other debt agreements, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, that could affect our capital structure and the value of the debentures and our class A common stock but would not constitute a fundamental change under the debentures.

We may be unable to repurchase the debentures for cash when required by the holders, including following a fundamental change.

Holders of the debentures have the right to require us to repurchase the debentures on specified dates or upon the occurrence of a fundamental change prior to maturity as described under “Description of the

Debentures—Repurchase at the Option of the Holder—Optional Put” and “—Fundamental Change Put.” Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the debentures in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our three-year $25.0 million revolving credit facility and PowerLight’s $10.0 million revolving credit facility, referred to as our credit facilities, which will limit our ability to purchase the debentures for cash in certain circumstances. If we fail to repurchase the debentures in cash as required by the indenture governing the debentures, it would constitute an event of default under the indenture, which, in turn, would constitute an event of default under our revolving credit facilities.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the debentures.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase the debentures. However, the fundamental change provisions will not afford protection to holders of the debentures in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the debentures. In the event of any such transaction, the holders of debentures would not have the right to require us to repurchase the debentures, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the debentures.

Provisions of the debentures could discourage an acquisition of us by a third party.

Certain provisions of the debentures could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the debentures will have the right, at their option, to require us to repurchase, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest on the debentures, all of their debentures or any portion of the principal amount of such debentures in integral multiples of $1,000. We may also be required to issue additional shares of our class A common stock upon conversion of the debentures in the event of certain fundamental changes.

The adjustment to the conversion rate upon the occurrence of certain types of fundamental changes may not adequately compensate you for the lost option time value of your debentures as a result of such fundamental change.

If certain types of fundamental changes occur on or prior to February 15, 2012, we may adjust the conversion rate of the debentures to increase the number of shares issuable upon conversion. The number of additional shares to be added to the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our class A common stock in the fundamental change as described under “Description of the Debentures—Conversion Rights—Adjustment to Conversion Price Upon Certain Fundamental Changes.” Although this adjustment is designed to compensate you for the lost option value of your debentures as a result of certain types of fundamental changes, the adjustment is only an approximation of such lost value based upon assumptions made on the date of this prospectus supplement and may not adequately compensate you for such loss. In addition, if the price paid per share of our class A common stock in the fundamental change is less than $44.51 or more than $135.00 (subject to adjustment), or if such transaction occurs on or after February 15, 2012, there will be no such adjustment. Moreover, in no event will the total number of shares issuable upon conversion as a result of this adjustment exceed 22.4668 per $1,000 principal amount of the debentures, subject to adjustment in the same manner as the conversion rate set forth under “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.”

There is currently no public market for the debentures, and an active trading market may not develop for the debentures. The failure of a market to develop for the debentures could adversely affect the liquidity and value of your debentures.

The debentures are a new issue of securities, and there is no existing market for the debentures. We do not intend to apply for listing of the debentures on any securities exchange or for quotation of the debentures on any automated dealer quotation system. Although we have been advised by the underwriters that the underwriters intend to make a market in the debentures, none of the underwriters is obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market, if any, for the debentures.

A market may not develop for the debentures, and there can be no assurance as to the liquidity of any market that may develop for the debentures. If an active, liquid market does not develop for the debentures, the market price and liquidity of the debentures may be adversely affected. If any of the debentures are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the debentures will depend on many factors, including, among other things, the market price of our class A common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the holders of the debentures, regardless of our operating results, financial performance or prospects.

Our debt agreements contain covenant restrictions that may limit our ability to operate our business.

The agreements governing our credit facilities contain, and any of our other future debt agreements may contain, covenant restrictions that limit our ability to operate our business, including restrictions on our ability to:

•	incur additional debt or issue guarantees;

•	create liens;

•	make certain investments;

•	enter into transactions with our affiliates;

•	sell certain assets;

•	redeem capital stock or make other restricted payments;

•	declare or pay dividends or make other distributions to stockholders; and

•	merge or consolidate with any person.

In addition, our credit facilities contain additional affirmative and negative covenants that are more restrictive than those contained in the indenture governing the debentures. Our ability to comply with these covenants is dependent on our future performance, which will be subject to many factors, some of which are beyond our control, including prevailing economic conditions.

As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be beneficial to us. In addition, our failure to comply with these covenants could result in a default under the debentures and our other debt, which could permit the holders to accelerate such debt. If any of our debt is accelerated, we may not have sufficient funds available to repay such debt.

The effect of the issuance of our shares of class A common stock pursuant to the share lending agreement, including sales of our class A common stock in short sale transactions by purchasers of the debentures, may lower the market price of our class A common stock.

Concurrently with this offering of debentures, we are offering 2,947,132 shares of our class A common stock, all of which are being borrowed by an affiliate of Lehman Brothers Inc., under a share lending agreement we have entered into with such affiliate and Lehman Brothers Inc. We will not receive any proceeds from that offering of class A common stock, but we will receive a nominal lending fee from that affiliate.

Such loaned shares must be returned to us by February 15, 2027, or earlier in certain circumstances. See “Description of Share Lending Agreement.” Such affiliate of Lehman Brothers Inc. has agreed to use such sales to facilitate the establishment by the debenture investors of hedged positions in the offering of our debentures. The market price of our class A common stock could be negatively affected by these or other short sales of our class A common stock by the purchasers of the debentures to hedge investments in the debentures. In addition, the effect of the increase in the number of outstanding shares of our class A common stock issued pursuant to the share lending agreement could have a negative effect on the market price of our class A common stock.

Upon conversion of the debentures, we will pay cash in lieu of issuing shares of our class A common stock with respect to an amount up to the principal amount of debentures converted and shares of our class A common stock with respect to the conversion value in excess thereof. Therefore, holders of the debentures may receive no shares of our class A common stock or fewer shares than the number into which their debentures are convertible.

Upon conversion of the debentures, we will pay cash in lieu of issuing shares of our common stock with respect to an amount up to the principal amount of debentures converted and shares of our class A common stock with respect to the conversion value in excess thereof, based on a daily conversion value (as defined herein) calculated based on a proportionate basis for each day of the 20 trading day conversion period. See “Description of the Debentures—Conversion Rights—Conversion Procedures—Settlement Upon Conversion.” Accordingly, upon conversion of debentures, holders may not receive any shares of our class A common stock. In addition, because of the 20 trading day calculation period, in certain cases, settlement will be delayed until at least the 26th trading day following the related conversion date. See “Description of Debentures—Conversion Rights—Conversion Procedures—Settlement Upon Conversion.” Moreover, upon conversion of the debentures, you may receive fewer proceeds than expected because the price of our class A common stock may decrease (or not appreciate as much as you may expect) between the conversion date and the day the settlement amount of your debentures is determined. Further, our liquidity may be reduced upon conversion of the debentures. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the conversion period (as defined under “Description of the Debentures—Conversion Rights—Conversion Procedures—Settlement Upon Conversion”), there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and/or shares could be subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.

The conditional conversion feature of the debentures could result in your receiving less than the value of the class A common stock into which a debenture is convertible.

The debentures are convertible into cash and, if applicable, shares of our class A common stock only if specified conditions are met. If these conditions are not met, you will not be able to convert your debentures, and you may not be able to receive the value of the class A common stock into which the debentures would otherwise be convertible.

The conversion rate of the debentures may not be adjusted for all dilutive events that may adversely affect the trading price of the debentures or the class A common stock issuable upon conversion of the debentures.

The conversion rate of the debentures is subject to adjustment upon certain events, including the issuance of stock dividends on our class A common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events, including, for example, in issuance of stock for cash that may adversely affect the trading price of the debentures or the class A common stock issuable upon conversion of the debentures.

If you hold debentures, you will not be entitled to any rights with respect to our class A common stock, but you will be subject to all changes made with respect to our class A common stock.

If you hold debentures, you will not be entitled to any rights with respect to our class A common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our class A common stock), but you will be subject to all changes affecting our class A common stock. You will have rights with respect to our class A common stock only if you convert your debentures, which you are permitted to do only in limited circumstances described herein. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of our class A common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or rights of our class A common stock.

Conversion of the debentures will dilute the ownership interest of existing stockholders, including holders who had previously converted their debentures.

To the extent we issue class A common stock upon conversion of the debentures, the conversion of some or all of the debentures will dilute the ownership interests of existing stockholders, including holders who had previously converted their debentures. Any sales in the public market of the class A common stock issuable upon such conversion could adversely affect prevailing market prices of our class A common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our class A common stock.

The debentures may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the debentures. However, if one or more rating agencies rates the debentures and assigns the debentures a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the debentures and our class A common stock could be reduced.

The price of our class A common stock, and therefore of the debentures may fluctuate significantly, and a liquid trading market for our class A common stock may not be sustained.

Our class A common stock has a limited trading history in the public markets. The trading price of our class A common stock could be subject to wide fluctuations due to the factors discussed in this risk factors section and in the risk factors incorporated by reference. In addition, the stock market in general, and The Nasdaq Global Market and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These trading prices and valuations, including our own market valuation and those of companies in our industry generally, may not be sustainable. These broad market and industry factors may decrease the market price of our class A common stock, regardless of our actual operating performance. Moreover, because the debentures are convertible into our class A common stock, volatility or depressed prices of our class A common stock could have a similar effect on the trading price of the debentures. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Substantial future sales or other dispositions of our class A common stock or other securities could cause our stock price to fall.

Sales of our class A common stock in the public market or sales of any of our other securities, or the perception that such sales could occur, could cause the market price of our class A common stock to decline. As of January 23, 2007, SunPower had 21,797,457 shares of class A common stock outstanding, and Cypress owned the 52,033,287 outstanding shares of SunPower’s class B common stock, representing approximately 70.5% of the total outstanding shares of SunPower’s common stock. Cypress may convert these shares into class A common stock at any time. Cypress has no contractual obligation to retain its shares of class A common stock, except that Cypress has agreed not to sell or distribute any of its shares of our common stock without the consent of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC until 60 days after the date of this prospectus supplement. Subject to applicable United States federal and state securities laws, Cypress may sell or distribute to its stockholders any or all of the shares of our common stock that it owns, which may or may not include the sale of a controlling interest in us. Cypress announced on October 6, 2006 and reiterated on October 19, 2006 that it was exploring ways in which to allow its stockholders to fully realize the value of its investment in SunPower. Cypress has made public statements since October 19, 2006 that were consistent with these announcements.

We filed a registration statement on Form S-8 under the Securities Act covering 6,332,549 shares of SunPower class A common stock issuable under outstanding options under SunPower’s 1988 Incentive Stock Plan, under SunPower’s 1996 Stock Plan and under non-plan options granted to employees and consultants and 356,839 shares reserved for future issuance as of September 30, 2006 under SunPower’s 2005 Stock Incentive Plan. We have also registered for resale up to 4,106,884 shares of class A common stock for resale by holders of former PowerLight shares. These shares are available for sale in the open market, although sales of shares held by PowerLight shareholders who are now affiliates of SunPower will be subject to sales restrictions under the Securities Act. In addition, we recently filed a registration statement on Form S-8 under the Securities Act covering 1,602,027 shares of class A common stock issuable pursuant to options, some of which are subject to vesting, assumed pursuant to the Merger.

If Cypress elects to convert its shares of class B common stock into shares of class A common stock, an additional 52,033,287 shares of class A common stock will be available for sale, subject to customary sales restrictions. In addition, except for a limited time in connection with the Merger, Cypress has the right to cause us to register the sale of its shares of class A common stock under the Securities Act. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act.

If Cypress distributes to its stockholders shares of class A common stock that it owns, substantially all of these shares would be eligible for immediate resale in the public market. We are unable to predict whether significant amounts of class A common stock would be sold in the open market in anticipation of, or after, any such distribution. We also are unable to predict whether a sufficient number of buyers for shares of our class A common stock would be in the market at that time.

If securities or industry analysts do not publish research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our class A common stock is influenced by the research and reports that industry or securities analysts publish about us, our business or our market. We have only been a public company since our initial public offering in November 2005, and accordingly our stock is covered by fewer securities analysts than that of more mature public companies. If one or more of the analysts who cover us change their recommendation regarding our stock adversely, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

The difference in the voting rights of our class A and our class B common stock may reduce the value and liquidity of our class A common stock.

The rights of class A and class B common stock are substantially similar, except with respect to voting, conversion and other protective provisions. The class B common stock is entitled to eight votes per share and the class A common stock is entitled to one vote per share. The difference in the voting rights of our class A and class B common stock both before and after any distribution of our class B common stock by Cypress to its stockholders could reduce the value of the class A common stock to the extent that any investor or potential future purchaser of our common stock ascribes value to the right of class B common stock to eight votes per share. The existence of two classes of common stock could result in less liquidity for either class of common stock than if there were only one class of our common stock.

Delaware law and our corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our restated certificate of incorporation may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the ability of the board of directors to issue, without stockholder approval, up to 10,042,490 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of common stock; and

•	in the event that Cypress, its successors in interest and its subsidiaries no longer collectively own shares of our common stock equal to at least 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes:

•	our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible;

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•	stockholders may not call special meetings of the stockholders; and

•	our board of directors will be able to alter our bylaws without obtaining stockholder approval.

Until such time as Cypress, its successor in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, the affirmative vote of at least 75% of the then-authorized number of members of our board of directors will be required to: (1) adopt, amend or repeal our bylaws or certificate of incorporation; (2) appoint or remove our chief executive officer; (3) designate, appoint or allow for the nomination or recommendation for election by our stockholders of an individual to our board of directors; (4) change the size of our board of directors to be other than five members; (5) form a committee of our board of directors or establish or change a charter, committee responsibilities or committee membership of any committee of our board of directors; (6) adopt any stockholder rights plan, “poison pill” or other similar arrangement; or (7) approve any transactions that would involve a merger, consolidation, restructuring, sale of substantially all of our assets or any of our subsidiaries or otherwise result in any person or entity obtaining control of us or any of our subsidiaries. Cypress may at any time in its sole discretion waive this requirement to obtain such a supermajority vote of our board of directors.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our restated certificate of incorporation, bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than they would without these provisions.

Our management has broad discretion over the use of proceeds from this offering.

Our management has significant flexibility in applying the proceeds that we receive from this offering. Because the proceeds are not required to be allocated to any specific investment or transaction, you cannot determine the value or propriety of our management’s application of the proceeds on our behalf. In addition, the proceeds of this offering may not generate a favorable return for us.

As a result of this offering, we will have a significant amount of debt. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the debentures and our other debt.

As a result of this offering, we will have a significant amount of debt and substantial debt service requirements. As of September 30, 2006, as adjusted for the completion of the Merger, this offering and the application of the net proceeds therefrom, we would have had approximately $182.2 million of outstanding debt for borrowed money, or $207.2 million if the underwriters’ option to purchase additional debentures is exercised in full.

This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the debentures and our other outstanding debt;

•	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our amended senior credit facility;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the debentures and our other debt.

Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our existing or any amended credit facilities or otherwise, in an amount sufficient to enable us to meet our payment obligations under the debentures and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the debentures, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the debentures and our other debt.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS

TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges for the years ended December 31, 2001, 2002 and 2003, for the period from January 1, 2004 to November 8, 2004, for the period from November 9, 2004 to December 31, 2004, for the year ended December 31, 2005 and for the nine months ended September 30, 2006 is set forth below. We were not required to pay, nor did we pay, dividends on any preferred stock outstanding during any of these periods. As a result, our ratio of earnings to combined fixed charges and preferred stock dividends did not differ from the ratio below during any of these periods.

	Predecessor Company								Successor Company
	Years Ended Dec. 31,						Jan. 1 through Nov. 8, 2004(1)		Nov. 9 through Dec. 31, 2004(1)		Year Ended Dec. 31, 2005(1)		Nine Months Ended Sept. 30, 2006(1)
	2001(1)		2002(1)		2003(1)
Ratio of Earnings to Fixed Charges(2)	—	(3)	—	(3)	—	(3)		—(3)	—	(3)	—	(3)	11.7x

(1)	SunPower’s fiscal year consists of 52 or 53 weeks ending on the Sunday closest to December 31, with quarters of 13 or 14 weeks ending the Sunday closest to March 31, June 30, September 30 and December 31 of each year. For presentation purposes only, the ratio of earnings to fixed charges refers to the month end and calendar year end of each respective period.
(2)	For purposes of calculating the ratio of earnings to fixed charges, fixed charges are calculated by adding (a) interest on all indebtedness and amortization of debt discount and expense, (b) interest capitalized and (c) an estimate of the interest within rental expense. Earnings are calculated by adding (a) pretax income from continuing operations, (b) fixed charges and (c) amortization of capitalized interest.
(3)	Earnings were inadequate to cover fixed charges by $2.9 million, $3.5 million, $14.5 million, $23.3 million, $5.6 million and $15.8 million for the years ended December 31, 2001, 2002 and 2003, for the period from January 1, 2004 to November 8, 2004, for the period from November 9, 2004 to December 31, 2004 and for the year ended December 31, 2005, respectively.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2006:

•	on an actual basis;

•	on a pro forma basis to reflect the completion of the Merger; and

•	on a pro forma as adjusted basis to reflect (i) the completion of the Merger, (ii) the sale of the debentures offered hereby and the application of the proceeds therefrom (assuming the underwriters’ option to purchase additional debentures is not exercised); and (iii) the completion of our concurrent offering of shares of class A common stock and our receipt of the nominal lending fees therefrom.

You should read this table in conjunction with the following, which are incorporated by reference into this prospectus supplement:

•	the historical financial statements of SunPower as of and for the three and nine months ended September 30, 2006 included in SunPower’s quarterly report on Form 10-Q for the quarter ended October 1, 2006;

•	the historical financial statements of SunPower as of and for the years ended December 31, 2005, 2004 and 2003 included in SunPower’s annual report on Form 10-K for the year ended December 31, 2005; and

•	the historical financial statements of PowerLight as of and for the nine months ended September 30, 2006, and for the years ended December 31, 2005, 2004 and 2003, which have been filed as an exhibit to SunPower’s current report on Form 8-K/A, dated January 25, 2007.

	Sept. 30, 2006
	Actual	Pro Forma	Pro Forma as Adjusted
		(Unaudited)
	(Dollars in thousands, except per share data)

Cash and cash equivalents	$253,735	$153,653	$323,743

Debt:
Obligations under capital leases	—	109	109
Notes payable	—	7,095	7,095
1.25% senior convertible debentures due 2027 offered hereby	—	—	175,000

Total debt	—	7,204	182,204
Class A common stock, $0.001 par value per share; 217,500,000 shares authorized, 17,173,166 shares issued and outstanding, actual; 21,280,050 shares issued and outstanding, pro forma; and 24,227,182 shares issued and outstanding, pro forma as adjusted	17	21	24
Class B common stock, $0.001 par value per share; 157,500,000 shares authorized, 52,033,287 shares issued and outstanding, actual, pro forma and pro forma as adjusted	52	52	52
Additional paid-in capital	520,359	652,902	652,902
Accumulated other comprehensive loss	(474)	(474)	(474)
Accumulated deficit	(43,327)	(47,774)	(47,774)

Total stockholders’ equity	476,627	604,727	604,730

Total capitalization	$476,627	$611,932	$786,934

The number of shares of class A and class B common stock on a pro forma as adjusted basis shown as issued and outstanding in the table above is based on the number of shares of our class A and class B common stock outstanding as of September 30, 2006, giving effect to the adjustments described above, but excluding:

•	5,481,017 shares of class A common stock issuable upon the exercise of options outstanding as of September 30, 2006, at a weighted average exercise price of $3.73 per share;

•	288,801 shares of class A common stock reserved for future issuance as of September 30, 2006 under our 2005 Stock Incentive Plan;

•	1,601,839 shares of class A common stock issued upon the exercise of vested and unvested PowerLight stock options; and

•	200,471 shares of class A common stock that we have reserved for issuance as restricted stock to employees of the PowerLight business pursuant to the merger agreement.

Our 1996 Stock Plan and 1988 Incentive Stock Plan were terminated on November 22, 2005. No shares of our class A common stock remain available for issuance under either of these plans other than for satisfying exercises of stock options granted under these plans prior to their termination.

In September 2005, we adopted our 2005 Stock Unit Plan in which all of our employees, except for our executive officers and directors, are eligible to participate, although we currently intend to limit participation to our non-U.S. employees who are not senior managers. Under the 2005 Stock Unit Plan, our board of directors awards participants the right to receive cash payments in an amount equal to the appreciation in the price of our class A common stock between the award date and the date the employee redeems the award. The right to redeem or award typically vests in the same manner as options vest under this plan. In July 2006, the Board of Directors amended the terms of the plan to increase the maximum number of stock units that may be subject to stock unit awards granted under the plan from 100,000 to 300,000 stock units. As of September 30, 2006, we had granted approximately 116,000 units to 1,150 employees in the Philippines at an average unit price of $24.18. During the three and nine months ended September 30, 2006, we recognized $45,000 and $0.3 million of compensation expense associated with these group plans.

USE OF PROCEEDS

The net proceeds from the sale of the debentures will be approximately $170.1 million, after deducting the underwriters’ discount and estimated offering expenses. If the underwriters exercise their option to purchase additional debentures in full, the net proceeds will be approximately $194.5 million.

We intend to use the net proceeds for general corporate purposes, including working capital and capital expenditures. Specifically, all or a portion of the proceeds may be used for the expansion of our solar cell and panel manufacturing facilities, and we may use approximately $10.0 million in proceeds to purchase our Philippines manufacturing facility as we have the option to do under our lease agreement with Cypress. We may also use a portion of the proceeds for prepayments to vendors of polysilicon, ingots and wafers.

In addition, we may use all or a portion of any proceeds for the acquisition of, or investment in, complementary businesses, technologies or other assets, and to invest in joint ventures. We may undertake such transactions in furtherance of our strategy to broaden our supply-chain opportunities, increase the efficiency of the downstream channel and reduce the cost of our products delivered to end customers.

PRICE RANGE OF OUR CLASS A COMMON STOCK AND DIVIDEND POLICY

Our class A common stock commenced trading on The Nasdaq Global Market under the symbol “SPWR” on November 17, 2005. Set forth below, for the periods indicated, are the high and low sale prices per share of class A common stock as reported by The Nasdaq Global Market.

	High	Low
2005
Fourth Quarter (beginning on November 17, 2005)	$34.72	$24.42
2006
First Quarter	$44.07	$30.13
Second Quarter	42.00	25.00
Third Quarter	33.50	24.03
Fourth Quarter	40.00	26.46
2007
First Quarter (through February 1, 2007)	$45.94	$35.40

On February 1, 2007, the last reported sale price of our class A common stock on The Nasdaq Global Market was $44.51 per share.

We have never declared or paid any cash dividends on our class A common stock, and we do not currently intend to pay any cash dividends on our class A common stock in the foreseeable future. We intend to retain future earnings, if any, to finance the operation and expansion of our business.

DESCRIPTION OF THE DEBENTURES

The debentures will be issued under an indenture dated as of February 7, 2007, between SunPower Corporation, as issuer, and Wells Fargo Bank, National Association, as trustee, as supplemented by a supplemental indenture to be dated as of February 7, 2007, which together we refer to as the indenture.

The following description is only a summary of the material provisions of the debentures and the indenture. We urge you to read the indenture in its entirety because it, and not this description, defines your rights as a holder of the debentures. You may request copies of the indenture as set forth under the caption “Where You Can Find More Information.”

When we refer to “SunPower,” “we,” “our” or “us” in this section, we refer only to SunPower Corporation and not its subsidiaries. When we refer to “Parent” in this section, we refer to Cypress Semiconductor Corporation.

Brief Description of the Debentures

The debentures will:

•	initially be issued in aggregate principal amount of $175.0 million ($200.0 million aggregate principal amount if the underwriters exercise their option to purchase additional debentures in full);

•	bear interest at a rate of 1.25% per year, payable semi-annually in arrears, on February 15 and August 15 of each year, commencing on August 15, 2007;

•	be general unsecured obligations, ranking equally with all of our other unsecured senior indebtedness and senior in right of payment to any subordinated indebtedness;

•	be convertible by you at any time on or prior to the business day preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “—Conversion Rights,” into cash and, if applicable, shares of our class A common stock initially based on a conversion rate of 17.6211 shares of our class A common stock per $1,000 principal amount of debentures, which represents an initial conversion price of approximately $56.75 per share. In the event of certain types of fundamental changes, we will increase the conversion rate for a limited period of time;

•	be subject to redemption for cash by us at any time on or after February 15, 2012, in whole or in part, at a redemption price equal to 100% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest to, but not including, the redemption date;

•	be subject to repurchase by us, at your option, on February 15, 2012, February 15, 2017 and February 15, 2022, at a cash repurchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest to, but not including, the repurchase date, as set forth under “—Repurchase at the Option of the Holder—Optional Put;”

•	be subject to repurchase by, us at your option, if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the debentures, plus accrued and unpaid interest to, but not including, the repurchase date, as set forth under “—Repurchase at the Option of the Holder—Fundamental Change Put”; and
•	mature on February 15, 2027, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “—Conversion Rights” and “—Repurchase at Option of the Holder—Fundamental Change Put.”

No sinking fund is provided for the debentures and the debentures will not be subject to defeasance.

The debentures initially will be issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the debentures will be shown on, and transfers of beneficial interests in the debentures will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated debentures except in limited circumstances. For information regarding conversion, registration of transfer and exchange of global debentures held in DTC, see “—Form, Denomination and Registration—Global Debentures Book-Entry Form.”

If certificated debentures are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in Minnesota, which will initially be the office or agency for service of process of the trustee in Minnesota. The trustee may be served with process at its agency for service of process in New York City.

Additional Debentures

We may, without the consent of the holders of the debentures, increase the principal amount of the debentures by issuing additional debentures in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional debentures; provided that such differences do not cause the additional debentures to constitute a different class of securities than the debentures for U.S. federal income tax purposes; and provided further, that the additional debentures have the same CUSIP number as the debentures offered hereby. The debentures offered by this prospectus supplement and the accompanying prospectus and any additional debentures would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional debentures may be issued if any event of default has occurred and is continuing.

Payment at Maturity

On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of debentures, together with accrued and unpaid interest to, but not including, the maturity date. With respect to global debentures, principal and interest will be paid to DTC in immediately available funds. With respect to any certificated debentures, principal and interest will be payable at our office or agency in Minnesota, which initially will be the office or agency for service of process of the trustee.

Interest

The debentures will bear interest at a rate of 1.25% per year. Interest will accrue from February 7, 2007, or from the most recent date to which interest has been paid or duly provided for. We will pay interest semi-annually, in arrears on February 15 and August 15 of each year, commencing on August 15, 2007, to holders of record at 5:00 p.m., New York City time, on the preceding February 1 and August 1, respectively. However, there are two exceptions to the preceding sentence:

•	we will not pay accrued interest on any debentures when they are converted, except as described under “—Conversion Rights;” and

•	we will pay accrued interest to a person other than the holder of record on the record date on the maturity date. On such date, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount.

We will pay interest on:

•	global debentures to DTC in immediately available funds;

•	any certificated debentures having a principal amount of less than $2,000,000, by check mailed to the holders of those debentures; provided, however, at maturity, interest will be payable as described under “—Payment at Maturity;” and

•	any certificated debentures having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the election of the holders of these debentures duly delivered to the trustee at least five business days prior to the relevant interest payment date or by check is no such election is made; provided, however, at maturity, interest will be payable as described under “—Payment at Maturity.”

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

To the extent lawful, payments of principal or interest on the debentures that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

Conversion Rights

Holders may convert their debentures prior to the close of business on the business day preceding the maturity date based on an initial conversion rate of 17.6211 shares of class A common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of approximately $56.75 per share), only if the conditions for conversion described below are satisfied. The conversion rate will be subject to adjustment as described below. As described under “—Conversion Procedures—Settlement Upon Conversion,” upon conversion, we will satisfy our conversion obligation with respect to the principal amount of the debentures to be converted in cash, with any remaining amount to be satisfied in shares of our class A common stock. Unless we have previously redeemed or purchased the debentures, you will have the right to convert any portion of the principal amount of any debentures that is an integral multiple of $1,000 at any time on or prior to the close of business on the business day immediately preceding the maturity date only under the following circumstances:

(1)	prior to February 15, 2025, on any date during any fiscal quarter beginning after March 31, 2007 (and only during such fiscal quarter) if the closing sale price of our class A common stock was more than 125% of the then current conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

(2)	at any time on or after February 15, 2025;

(3)	with respect to any debentures called for redemption, until the close of business on the business day prior to the redemption date;

(4)	during a specified period if we distribute to all or substantially all holders of our class A common stock rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our class A common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution, as described below in more detail under “—Conversion Upon Specified Corporate Transactions”;

(5)	during a specified period if we distribute to all or substantially all holders of our class A common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our class A common stock on the trading day preceding the declaration date for such distribution, as described below in more detail under “—Conversion Upon Specified Corporate Transactions”;

(6)	during a specified period if a fundamental change occurs, as described in more detail below under “—Conversion Upon a Fundamental Change”; or

(7)	during the five consecutive business-day period following any five consecutive trading-day period in which the average trading price for the debentures was less than 98% of the average of the closing sale price of our class A common stock during such five trading-day period multiplied by the then current conversion rate, as described in more detail below under “—Conversion Upon Satisfaction of Trading Price Condition;” we refer to this condition as the “trading price condition.”

In the case of clauses (4) and (5) immediately above, we will notify you and the trustee in writing at least 20 calendar days prior to the ex-dividend date for such distribution; once we have given such notice, you may surrender your debentures for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the earlier to occur of the ex-dividend date and any announcement by us that such distribution will not take place; in the case of a distribution identified in clauses (4) and (5) immediately above, you may not convert your debentures if you will otherwise participate in the distribution without conversion as a result of holding the debentures. The “ex-dividend” date is the first date upon which a sale of the class A common stock does not transfer the rights to receive the relevant distribution to the buyer of such class A common stock.

The “closing sale price” of any share of our class A common stock on any trading date means the closing sale price of such security (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange (or if not so listed, on the principal regional securities exchange) on which our class A common stock is traded or, if our class A common stock is not listed on a U.S. national or regional securities exchange, as reported by Pink Sheets LLC. In the absence of such a quotation, the closing sale price will be determined by a nationally recognized securities dealer retained by us for that purpose. The closing sale price will be determined without reference to extended or after hours trading. The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.

Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest on the debentures being converted. Accrued and unpaid interest and accrued tax original issue discount, if any, to the conversion date will be deemed to be paid in full with the shares of our class A common stock issued or cash paid upon conversion rather than cancelled, extinguished or forfeited.

If you convert after the record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the interest accrued and unpaid on your debentures, notwithstanding your conversion of those debentures prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender your debentures for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the debentures being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your debentures in connection with a redemption and we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if you convert your debentures in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to your debentures.

Except as described under “—Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any class A common stock issuable upon conversion of the debentures.

Conversion Upon Specified Corporate Transactions

You will have the right to convert your debentures if we:

•	distribute to all holders of our class A common stock rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of our class A common stock at a price less than the average closing sale price for the ten trading days preceding the declaration date for such distribution; or

•	distribute to all holders of our class A common stock, cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan), which distribution has a per share value exceeding 10% of the closing sale price of our class A common stock on the trading day preceding the declaration date for such distribution.

We will notify you and the trustee in writing at least 20 calendar days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your debentures for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the earlier to occur of the ex-dividend date and any announcement by us that such distribution will not take place. You may not convert any of your debentures based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the debentures.

You will also have the right to convert your debentures if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets that does not constitute a fundamental change, in each case pursuant to which our class A common stock would be converted into cash, securities and/or other property, other than in a transaction covered by the exceptions in clause 4(a) or in clause 4(b) of the definition of “fundamental change.” In such event, you will have the right to convert your debentures at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the transaction and until and including the date which is 15 calendar days after the date that is the actual effective date of such transaction. If you do not convert your debentures during this period, you will generally be entitled to receive, upon subsequent conversion, if any, the kind and amount of cash, securities and other property that you would have received if you had converted your debentures and had been a class A common stock holder immediately prior to the transaction.

Conversion Upon a Fundamental Change

If a fundamental change (as defined under “—Repurchase at Option of the Holder—Fundamental Change Put”) occurs, you will have the right to convert your debentures at any time beginning on the business day following the effective date of the fundamental change until 5:00 p.m., New York City time, on the business day preceding the repurchase date relating to such fundamental change. We will notify you and the trustee in writing of the anticipated effective date of any fundamental change at least 10 calendar days prior to such date, to the extent we have the knowledge to do so. If you convert your debentures in connection with a fundamental change, you will receive:

•	(1) cash equal to the lesser of (i) the principal amount of the debentures converted and (ii) the conversion value (as defined below) and (2) if the conversion value exceeds the principal amount of the debentures converted, an amount of cash, securities and other assets or property equal to such excess based on the consideration that you would have received if you had held a number of shares of our class A common stock based on the conversion rate immediately prior to the fundamental change, with the conversion value based on the consideration received in such fundamental change, if applicable; and

•	under certain circumstances, consideration with respect to additional shares of class A common stock, which will be in an amount determined as set forth under “—Adjustment in Conversion Rate Upon a Non-Stock Change of Control” and which will be payable following certain types of fundamental change.

“Conversion value” means the sum of the daily conversion value (as defined under “—Conversion Procedures—Settlement Upon Conversion”) for twenty consecutive trading days during the conversion period (as defined under “—Conversion Procedures—Settlement Upon Conversion”).

Conversion Upon Satisfaction of Trading Price Condition

You may surrender your debentures for conversion prior to maturity during the five business-day period following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of debentures, as determined following a request by a holder of debentures in accordance with the procedures described below, for each trading day of such five trading-day period was less than 98% of the product of the closing sale price of our class A common stock for each day during such five-day trading period and the then current conversion rate.

The “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the trustee for $2,000,000 principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the initial purchasers, provided that if at least two such bids cannot reasonably be obtained by the trustee, but one such bid can reasonably be obtained by the trustee, this one bid will be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the debentures from a nationally recognized securities dealer, then, for purposes of the trading price condition only, the trading price of the debentures will be deemed to be less than 98% of the applicable conversion rate of the debentures multiplied by the closing sale price of our class A common stock on such determination date.

The trustee will determine the trading price of the debentures upon our request. We will have no obligation to make that request unless a holder of debentures requests that we do so. If a holder provides such request, we will instruct the trustee to determine the trading price of the debentures for each trading day until the minimum trading price threshold is exceeded.

Conversion Procedures

Procedures to be Followed by a Holder

If you hold a beneficial interest in a global debenture, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated debenture, to convert you must:

•	complete and manually sign the conversion notice on the back of the debentures or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the debentures to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. The debentures will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date. Once delivered, a conversion notice shall be irrevocable.

You will not be required to pay any taxes or duties relating to the issuance or delivery of our class A common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the class A common stock in a name other than the name in which the debentures were registered. Certificates representing class A common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

Settlement Upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of debentures being converted a “conversion settlement amount” equal to the sum of the daily settlement amounts (as defined below) for each of the twenty trading days during the conversion period.

The “conversion period” means the 20 consecutive trading day period:

•	if we have called the debentures delivered for conversion for redemption, beginning on the 23rd scheduled trading day immediately preceding the redemption date;

•	with respect to conversion notices received during the period beginning 25 trading days preceding the maturity date and ending one trading day preceding the maturity date, beginning on the 23rd scheduled trading day immediately preceding the maturity date;

•	with respect to conversions in connection with a fundamental change, beginning on the 23rd scheduled trading day immediately preceding the repurchase date relating to such fundamental change; and

•	in all other cases, beginning on the third trading day following our receipt of your conversion notice.

The “daily settlement amount,” for each $1,000 principal amount of debentures, for each of the twenty trading days during the conversion period, shall consist of:

•	cash equal to the lesser of $50 and the daily conversion value; and

•	to the extent the daily conversion value exceed $50, a number of shares of our class A common stock equal to, (1) the difference between the daily conversion value and $50, divided by (2) the closing sale price of our class A common stock for such day.

The “daily conversion value” for any trading day equals 1/20th of:

•	the conversion rate in effect on that day, multiplied by

•	the closing sale price of our class A common stock (or the consideration into which our class A common stock has been converted in connection with certain corporate transactions) on that day.

“Trading day” means a day during which (1) trading in our class A common stock generally occurs, (2) there is no market disruption event and (3) a closing sale price for our class A common stock is provided on the principal U.S. national or regional securities exchange on which our class A common stock is then listed or, if our class A common stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which our class A common stock is then traded.

“Market disruption event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day for our class A common stock of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The Nasdaq Global Market or otherwise) in our class A common stock or in any options, contracts or futures contracts relating to our class A common stock.

Settlement in cash and/or shares of our class A common stock will occur on the third trading day following the final trading day of the conversion period (as defined above).

We will not issue fractional shares of our class A common stock upon conversion of the debentures. Instead, we will pay cash in lieu of fractional shares based on the closing sale price of our class A common stock on the final trading day of the conversion period.

Conversion Rate Adjustments

We will adjust the conversion rate for certain events, including:

(1)	issuances of our class A common stock as a dividend or distribution on our class A common stock;

(2)	certain subdivisions, combinations or reclassifications of our class A common stock;

(3)	issuances to all or substantially all holders of our class A common stock of certain rights or warrants to purchase, for a period of up to 45 days, our class A common stock at less than the then-current market price of our class A common stock, provided that the conversion rate will be readjusted to the extent that any of the rights or warrants are not exercised prior to their expiration;

(4)	distributions to all or substantially all holders of our class A common stock, shares of our capital stock (other than our class A common stock), evidences of our indebtedness or assets, including securities, but excluding:

•	the rights and warrants referred to in clause (3) above;

•	any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the sixth succeeding paragraph below;

•	any dividends or distributions paid exclusively in cash; or

•	any dividends or distributions referred to in the clause (1) above;

(5)	dividends or other distributions consisting exclusively of cash to all or substantially all holders of our class A common stock (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a merger or consolidation), in which event the conversion rate will be adjusted by multiplying:

•	the conversion rate by a fraction,

•	the numerator of which will be the current market price of our class A common stock and the denominator of which will be the current market price of our class A common stock minus the amount per share of such dividend or distribution; and

(6)	purchases of our class A common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of class A common stock exceeds the closing sale price per share of our class A common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

For purposes of clause (3) and (5) above, “current market price” means the average closing sale price of our class A common stock for the 10 consecutive trading days immediately prior to the ex-dividend date for the distribution requiring such computation.

To the extent that any future rights plan adopted by us is in effect upon conversion of the debentures into class A common stock only or a combination of cash and class A common stock, you will receive, in addition to the class A common stock, the rights under the applicable rights agreement unless the rights have separated from our class A common stock at the time of conversion of the debentures, in which case, the conversion rate will be adjusted as if we distributed to all holders of our class A common stock shares of our capital stock, evidences of indebtedness or assets as described above in clause (4), subject to readjustment in the event of the expiration, termination or redemption of such rights.

We will not make any adjustment if holders of debentures may participate in the transaction without conversion or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of class A common stock, distributed to stockholders:

•	equals or exceeds the average closing price of the class A common stock over the ten consecutive trading day period ending on the record date for such distribution, or

•	such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion price, the holder of a debenture will be entitled to receive upon conversion, in addition to the shares of class A common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such debentures immediately prior to the record date for determining the stockholders entitled to receive the distribution.

Except as stated above, we will not adjust the conversion rate for the issuance of our class A common stock or any securities convertible into or exchangeable for our class A common stock or carrying the right to purchase any of the foregoing.

In the event that we distribute shares of capital stock of a subsidiary of ours pursuant to clause (4) above, the conversion rate will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our class A common stock, in each case over a measurement period following the distribution.

If we:

•	reclassify or change our class A common stock (other than changes resulting from a subdivision or combination), or

•	consolidate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets and those of our subsidiaries taken as a whole to another person, and the holders of our class A common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their class A common stock, each outstanding debentures will, without the consent of any holders of the debentures and upon satisfaction of a conversion condition, become convertible only into the consideration the holders of the debentures would have received if they had converted their debentures solely into our class A common stock based on the applicable conversion rate immediately prior to such reclassification, change, consolidation, merger, sale, lease, transfer, conveyance or other disposition (assuming such holder of class A common stock received proportionately the same consideration received by all class A common stock holders in the aggregate), except that the provisions above under “—Settlement Upon Conversion” shall continue to apply following any such transaction, with the daily conversion values based on the consideration received in such transaction. In the event holders of our class A common stock have the opportunity to elect the form of consideration to be received in such transaction, then from and after the effective date of such transaction, the debentures shall be convertible into the consideration that a majority of the holders of our class A common stock who made such an election received in such transaction. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

If a taxable distribution to holders of our class A common stock or other transaction occurs that results in any adjustment of the conversion rate (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our class A common stock. See “Material United States Federal Income Tax Considerations.”

We may from time to time, to the extent permitted by law, in our sole discretion, increase the conversion rate of the debentures by any amount for any period of at least 20 business days. In that case, we will give at least

15 days prior notice of such increase to you and the trustee. We, in our sole discretion, may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our class A common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the debentures and otherwise (b) (1) five business days prior to the maturity of the debentures (whether at stated maturity or otherwise) or (2) prior to the redemption date or repurchase date, unless such adjustment has already been made.

If we adjust the conversion rate pursuant to the above provisions, we will issue a press release through Business Wire containing the relevant information and make this information available on our website or through another public medium as we may use at that time. Unless and until the trustee shall receive written notice setting forth an adjustment of the conversion rate, the trustee may assume without inquiry that the conversion rate has not been adjusted and that the last conversion rate of which it has knowledge remains in effect.

Adjustment to Conversion Rate Upon a Non-Stock Change of Control

Prior to February 15, 2012, if and only to the extent you elect to convert your debentures in connection with a fundamental change described under clause (1), clause (4) or clause (6) under the definition of a fundamental change described below under “—Repurchase at Option of the Holder—Fundamental Change Put” pursuant to which 10% or more of the consideration for our class A common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not shares of common stock, depositary receipts or other certificates representing common equity interests or depository receipts traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a “non-stock change of control,” we will increase the conversion rate as described below. The number of additional shares by which the conversion rate is increased (the “additional shares”) will be determined by reference to the table below, based on the date on which the non-stock change of control becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our class A common stock in such non-stock change of control. If holders of our class A common stock receive only cash in such transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our class A common stock on the five trading days prior to but not including the effective date of such non-stock change of control. We will notify you of the anticipated effective date of any fundamental change resulting in an adjustment as soon as practicable and if possible at least 20 calendar days prior to such date.

A conversion of the debentures by a holder will be deemed for these purposes to be “in connection with” a non-stock change of control if the conversion notice is received by the conversion agent following the effective date of the non-stock change of control but before the close of business on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “—Repurchase at Option of the Holder—Fundamental Change Put”).

The number of additional shares issuable upon conversion will be adjusted in the same manner as and as of any date on which the conversion rate of the debentures is adjusted as described above under “—Conversion Rate Adjustments.” The stock prices set forth in the first row of the table below (i.e., the column headers) will be simultaneously adjusted to equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth an indicative number of additional shares by which the conversion rate shall be increased:

	Stock Price
Effective Date	$44.51	$56.75	$65.00	$75.00	$85.00	$95.00	$105.00	$115.00	$125.00	$135.00

February 7, 2007	4.8457	2.8554	2.0857	1.4751	1.0750	0.8023	0.6101	0.4709	0.3677	0.2897

February 15, 2008	4.8457	2.7876	1.9823	1.3589	0.9619	0.6989	0.5188	0.3916	0.2996	0.2315

February 15, 2009	4.8457	2.6380	1.8012	1.1767	0.7961	0.5550	0.3969	0.2899	0.2153	0.1620

February 15, 2010	4.8457	2.3737	1.5086	0.9025	0.5613	0.3626	0.2428	0.1679	0.1193	0.0865

February 15, 2011	4.7473	1.8774	0.9997	0.4716	0.2308	0.1205	0.0687	0.0432	0.0296	0.0215

February 15, 2012	—	—	—	—	—	—	—	—	—	—

The exact stock price and effective dates may not be set forth on the table, in which case, if the stock price is:

•	between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 360-day year;

•	in excess of $135.00 per share (subject to adjustment), no additional shares will be issued upon conversion;

•	less than $44.51 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of class A common stock issuable upon conversion exceed 22.4668 per $1,000 principal amount of the debentures, subject to adjustments in the same manner as the conversion rate.

Additional shares deliverable as described in this section “—Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” or cash in lieu thereof, will be delivered on the settlement date applicable to the relevant conversion.

Redemption

Optional Redemption

At any time on or after February 15, 2012, we may redeem all or a part of the debentures at a cash redemption price equal to 100% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest will be paid on the redemption date to the holder of record on the record date.

Redemption Procedures

We will give notice of redemption not less than 30 nor more than 60 days prior to the redemption date to all record holders of debentures at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that you have a right to convert the debentures called for redemption, and the conversion rate then in effect; and

•	the date on which your right to convert the debentures called for redemption will expire.

If we do not redeem all of the debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If any debentures are to be redeemed in part only, we will issue a new debentures in principal amount equal to the unredeemed principal portion thereof. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be taken from the portion selected for redemption.

Additionally, we will not be required to:

•	issue, register the transfer of, or exchange any debentures during the period of 15 days before the delivery of the notice of redemption, or

•	register the transfer of or exchange any debentures so selected for redemption, in whole or in part, except the unredeemed portion of any debentures being redeemed in part.

We may not redeem the debentures if we have failed to pay interest on the debentures and such failure to pay is continuing.

Repurchase at the Option of the Holder

Optional Put

On February 15, 2012, February 15, 2017 and February 15, 2022, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your debentures for which you have properly delivered and not withdrawn a written repurchase notice. The debentures submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The repurchase price will be payable in cash and will equal 100% of the principal amount of the debentures being repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest will be paid on the repurchase date to the holder of record on the record date.

We may be unable to repurchase your debentures upon your exercise of your repurchase right. Our ability to repurchase debentures in cash in the future may be limited by the terms of our then-existing borrowing agreements. Furthermore, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

We will give written notice at least 20 business days prior to each repurchase date to the trustee and all record holders at their addresses shown in the register of the registrar. This notice will state, among other things, the procedures that you must follow to require us to repurchase your debentures.

To exercise your repurchase right, you must deliver at any time from 9:00 a.m., New York City time, on the date that is 20 business days prior to the applicable repurchase date to 5:00 p.m., New York City time, on the applicable repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the debentures to be repurchased, if certificated debentures have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global debenture, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated debentures, the debentures certificate numbers;

•	the portion of the principal amount of your debentures to be repurchased, which must be in $1,000 multiples; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the applicable repurchase date, by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global debenture, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated debentures, the certificate numbers of the withdrawn debentures;

•	the principal amount of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for debentures for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debentures, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the debentures will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debentures, as the case may be.

If the paying agent holds on the business day immediately following the repurchase date cash sufficient to pay the repurchase price of the debentures that holders have elected to require us to repurchase, then, as of the repurchase date:

•	those debentures will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent, as the case may be; and

•	all other rights of the debentures holders will terminate, other than the right to receive the repurchase price upon delivery or transfer of the debentures.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the debentures;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the debentures.

Fundamental Change Put

If a fundamental change (as defined below) occurs at any time prior to the maturity of the debentures, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your debentures for which you have properly delivered and not withdrawn a written repurchase notice. The debentures submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The repurchase price will be payable in cash and will equal 100% of the principal amount of the debentures being repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest will be paid on the repurchase date to the holder of record on the record date.

We may be unable to repurchase your debentures in cash upon a fundamental change. Our ability to repurchase the debentures with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

A “fundamental change” will be deemed to have occurred when any of the following has occurred:

(1)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person,” other than Parent or its successors or a controlling person or persons of Parent, directly or indirectly, including through one or more wholly-owned subsidiaries, becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 75% of the voting power of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body); or

(2)	the first day on which a majority of the members of our board of directors are not continuing directors; or

(3)	the adoption of a plan relating to our liquidation or dissolution;

(4)	the consolidation or merger of us with or into any other person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(a)	any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our class A common stock; and

•	pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction; or

(b)	any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of class A common stock of the surviving entity.

(5)	the termination of trading of our class A common stock, which will be deemed to have occurred if our class A common stock or other common stock into which the debentures are convertible is neither listed for trading on a United States national securities exchange nor approved for listing any United States system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

(6)	Parent repurchases or otherwise directly or indirectly acquires more than 50% of the outstanding class A common stock, other than through conversion of Parent’s class B common stock into class A common stock pursuant to the terms of the class B common stock.

However, a fundamental change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (1), (4) or (6) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a national securities exchange and, as a result of the transaction or transactions, the debentures will become convertible into such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto) and other applicable consideration.

“Continuing directors” means, as of any date of determination, any member of the board of directors of SunPower who:

•	was a member of the board of directors on the date of the indenture; or

•	was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director’s nomination or election.

The definition of “fundamental change” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of debentures to require us to repurchase the debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

On or before the fifth calendar day after the occurrence of a fundamental change, we will provide to all record holders of the debentures on the date of the fundamental change at their addresses shown in the register of the registrar, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your debentures.

The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 calendar days after the date of the notice of a fundamental change.

To exercise your repurchase right, you must deliver, prior to 5:00 p.m., New York City time, on the repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the debentures to be repurchased, if certificated debentures have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global debenture, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated debentures, the debentures certificate numbers;

•	the portion of the principal amount of the debentures to be repurchased, which must be $1,000 or whole multiples thereof; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day prior to repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global debenture, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated debentures, the certificate numbers of the withdrawn debentures;

•	the principal amount of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for debentures for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the debentures, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the debentures will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debentures, as the case may be.

If the paying agent holds on the business day immediately following the repurchase date cash sufficient to pay the repurchase price of the debentures that holders have elected to require us to repurchase, then, as of the repurchase date:

•	the debentures will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of debentures will terminate, other than the right to receive the repurchase price upon delivery or transfer of the debentures.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the debentures;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the debentures.

This fundamental change repurchase right could discourage a potential acquirer of SunPower. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Our obligation to repurchase the debentures upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the debentures.

Consolidation, Merger and Sale of Assets by SunPower

The indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•	either (a) we are the continuing corporation or (b) the directly resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, and a supplemental agreement, all of our obligations under the debentures and the indenture;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

•	if as a result of such transaction the debentures become convertible into common stock or other securities issued by a third party, such third party fully and unconditionally assumes or guarantees all obligations of us or such successor under the debentures and the indenture; and

•	we have, at or prior to the effective date of such consolidation, merger or transfer, delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer is permitted by the indenture and that all conditions precedent provided for relating to such transaction have been complied with.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which SunPower is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, SunPower, and SunPower shall be discharged from its obligations, under the debentures and the indenture.

This covenant includes a phrase relating to the sale, conveyance, transfer and lease of the property and assets of SunPower “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the indenture and the debentures. Accordingly, the ability of a holder of the debentures to require us to repurchase the debentures as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of SunPower may be uncertain.

An assumption by any person of SunPower’s obligations under the debentures and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the debentures for new debentures by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following will be events of default under the indenture:

•	we fail to pay any interest on the debentures when due and such failure continues for a period of 30 calendar days;

•	we fail to pay principal of the debentures when due at maturity, or we fail to pay the redemption price or repurchase price, or any make whole premium payable, in respect of any debentures when due;

•	we fail to deliver cash and, if applicable, shares of our class A common stock (including any additional shares payable as a result of a make whole premium), upon the conversion of any debentures and such failure continues for five days following the scheduled settlement date for such conversion;

•	we fail to provide for a period of five business days after it is required in the indenture, notice of the anticipated effective date or actual effective date of a fundamental change;

•	we fail to perform or observe any other term, covenant or agreement in the debentures or the indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debentures then outstanding;

•	a failure to pay when due (whether at stated maturity or otherwise) or a default that results in the acceleration of maturity, of any indebtedness for borrowed money in excess of $25.0 million of SunPower or any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the debentures then outstanding; or

•	certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X).

We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the debentures notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal, interest on the debentures, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.

If an event of default specified in the last bullet point listed above occurs and continues with respect to us or any of our significant subsidiaries, the principal amount of the debentures and accrued and unpaid interest on the outstanding debentures will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the principal amount of the debentures and accrued and unpaid interest on the outstanding debentures to be due and payable. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of the debentures by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the debentures outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•	we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest on all debentures; (2) the principal amount of any debentures that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest; and (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest that have become due solely by such declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest on the debentures, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debentures make a written request to the trustee to pursue the remedy, and offer reasonable security or indemnity against any costs, liability or expense of the trustee;

•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of the outstanding debentures.

Waiver

The holders of a majority in aggregate principal amount of the debentures outstanding may, on behalf of the holders of all the debentures, waive any past default or event of default under the indenture and its consequences, except:

•	our failure to pay principal of or interest on any debentures when due;

•	our failure to convert any debentures into cash and, if applicable, shares of class A common stock as required by the indenture;

•	our failure to pay the redemption price on the redemption date in connection with a redemption by us or the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding debentures affected.

Modification

Changes Requiring Approval of Each Holder

The indenture (including the terms and conditions of the debentures) may not be modified or amended without the written consent or the affirmative vote of each affected holder of a debenture to:

•	extend the maturity of any debentures;

•	reduce the rate or extend the time for payment of interest on any debentures;

•	reduce the principal amount of any debentures;

•	reduce any amount payable upon redemption or repurchase of any debentures;

•	impair the right of a holder to institute suit for payment of any debentures;

•	change the currency in which any debentures is payable;

•	change the redemption provisions in a manner adverse to the holders;

•	change our obligation to repurchase any debentures at the option of the holder in a manner adverse to the holders except as provided below;

•	change our obligation to repurchase any debentures upon a fundamental change in a manner adverse to the holders after the occurrence of a fundamental change;

•	affect the right of a holder to convert any debentures into cash and, if applicable, shares of our class A common stock or reduce the number of shares of our class A common stock or any other property, including cash, receivable upon conversion pursuant to the terms of the indenture;

•	change our obligation to maintain an agency for service of process in New York City;

•	subject to specified exceptions, modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture; or

•	reduce the percentage of the debentures required for consent to any modification of the indenture that does not require the consent of each affected holder.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the debentures) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the debentures then outstanding.

Changes Requiring No Approval

The indenture (including the terms and conditions of the debentures) may be modified or amended by us and the trustee, without the consent of the holder of any debentures, to, among other things:

•	provide for conversion rights of holders of the debentures and our repurchase obligations in connection with a fundamental change in the event of any reclassification of our class A common stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entity;

•	secure the debentures;

•	provide for the assumption of our obligations to the holders of the debentures in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	surrender any right or power conferred upon us;

•	to add to our covenants for the benefit of the holders of the debentures;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the debentures in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the debentures contained in this prospectus supplement will not be deemed to adversely affect the interests of the holders of the debentures;

•	make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the debentures in any material respect;

•	increase the conversion rate;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	adding guarantees of obligations under the debentures; and

•	provide for a successor trustee.

Other

The consent of the holders of debentures is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Debentures Not Entitled to Consent

Any debentures held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding debentures have consented to a modification, amendment or waiver of the terms of the indenture, except that for the purposes of determining whether the Trustee shall be protected in relying on any such consent, only debentures that the Trustee knows are so owned shall be so disregarded.

Repurchase and Cancellation

We may, to the extent permitted by law, repurchase any debentures in the open market or by tender offer at any price or by private agreement. Any debentures repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any debentures surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Information Concerning the Trustee, Paying Agent, Conversion Agent and Common Stock Transfer Agent and Registrar

We have appointed Wells Fargo Bank, National Association, the trustee under the indenture, as paying agent, conversion agent, debentures registrar and custodian for the debentures. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the debentures, the trustee must eliminate such conflict or resign.

ComputerShare Investor Services is the transfer agent and registrar for our common stock.

Governing Law

The debentures and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of the Debentures

Except as otherwise provided herein, we will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determinations of the sale price of our class A common stock, accrued interest payable on the debentures and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of the debentures. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of the debentures upon the request of that holder.

Form, Denomination and Registration

The debentures will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Debentures, Book-Entry Form

The debentures will initially be evidenced by one or more global debentures. We will deposit the global debentures with DTC and register the global debentures in the name of Cede & Co. as DTC’s nominee. Except as set forth below, the global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global debenture may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debentures to such persons may be limited.

Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debentures, Cede & Co. for all purposes will be considered the sole holder of such global debentures. Except as provided below, owners of beneficial interests in a global debenture will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global debentures.

We will pay principal of and interest on, and the redemption price or the repurchase price of, the global debentures to Cede & Co., as the registered owner of the global debentures, by wire transfer of immediately available funds on the maturity date, each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of the debentures, including the presentation of the debentures for conversion, only at the direction of one or more participants in whose account with DTC interests in the global debentures are credited, and only in respect of the principal amount of the debentures represented by the global debentures as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. We will issue the debentures in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global debenture may be exchanged for definitive certificated debentures upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to enforce its rights under such debentures or the indenture. The indenture permits us to determine at any time and in our sole discretion that debentures shall no longer be represented by global debentures. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global note at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF CLASS A COMMON STOCK

This section describes the general terms and provisions of our class A common stock and, where applicable to holders of our class A common stock, the terms and provisions of our class B common stock.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our restated certificate of incorporation and amended and restated bylaws, each of which is incorporated by reference. We encourage you to read our restated certificate of incorporation and amended and restated bylaws for additional information before you decide whether to invest in this offering.

General

Our restated certificate of incorporation authorizes the issuance of up to 217,500,000 shares of class A common stock, par value $0.001 per share and 157,500,000 shares of class B common stock, par value $0.001 per share.

Voting Rights

Shares of class A common stock and class B common stock have substantially similar rights except that shares of class A common stock are entitled to one vote per share while shares of class B common stock are entitled to eight votes per share, on all matters to be voted on by our stockholders. Holders of shares of our capital stock are not entitled to cumulate their votes in the election of directors to our board of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of class A common stock and class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to any outstanding preferred stock, amendments to our restated certificate of incorporation generally must be approved by at least a majority of the combined voting power of all our class A common stock and class B common stock, voting together as a single class. However, shares of class A common stock are not eligible to vote on any alteration or change in the powers, preferences, or special rights of the class B common stock that would not adversely affect the rights of the class A common stock.

Conversion Rights

If Cypress makes a distribution of its shares of class B common stock to its stockholders in connection with a tax-free distribution, shares of our class B common stock will automatically convert into shares of class A common stock. Such a conversion will also occur if such shares of class B common stock are transferred to a person other than Cypress, a successor in interest to Cypress or one of Cypress’ subsidiaries. Cypress, its successors in interest and its subsidiaries may also convert shares of class B common stock into shares of class A common stock at any time. All conversions of shares of class B common stock into shares of class A common stock will be effected on a one-for-one basis. Shares of class A common stock are not convertible into any of our other securities.

At such time, if at all, as Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding, and if Cypress has not effected a tax-free distribution of class B common stock to its stockholders prior to such time, each outstanding share of class B common stock will automatically convert into one share of our class A common stock on a one-for-one basis.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of class A common stock and class B common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

No Preemptive or Redemption Rights

Class A common stock and class B common stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the holders of class A common stock and class B common stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Registration Rights

We have entered into an investor rights agreement with Cypress providing for specified registration and other rights relating to its shares of our common stock. In connection with the Merger, we agreed to file with the SEC, and keep effective for a period of up to three years from the effectiveness thereof, a registration statement covering the resale of the shares of our class A common stock issued to the former shareholders of PowerLight in the Merger. We have not entered into, and do not expect to enter into, any other agreements, with any of our other stockholders obligating or requiring us to register shares of class A common stock.

Classification of Our Board of Directors

Our restated certificate of incorporation and amended and restated bylaws provide that until such time as Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, our board of directors will not be classified; thereafter, our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. Our amended and restated bylaws contain a process for determining to which class our incumbent directors will belong in the event that our board of directors becomes classified.

Membership on Committees of the Board of Directors

Our restated certificate of incorporation and amended and restated bylaws provide that until such time as Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, at the request of Cypress, a representative specifically designated by Cypress shall serve on each committee of our board of directors unless otherwise prohibited by the rules of The Nasdaq Stock Market or applicable law.

Calling of a Special Meeting of Stockholders by a Stockholder

Our restated certificate of incorporation and amended and restated bylaws provide that until such time as Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, Cypress may call a special meeting of the stockholders; thereafter, stockholders may not call special meetings of the stockholders.

Action of the Stockholders by Written Consent

Our restated certificate of incorporation and amended and restated bylaws provide that until such time as Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, stockholders may act without a meeting by written consent; thereafter, no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our amended and restated bylaws, and stockholders may not act by written consent.

Super-Majority Voting of the Board of Directors

Our restated certificate of incorporation provides that unless and until Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, the affirmative vote of at least 75% of the then-authorized number of members of our board of directors will be required to: (a) adopt, amend or repeal our amended and restated bylaws or restated certificate of incorporation; (b) appoint or remove our chief executive officer; (c) designate, appoint or allow for the nomination or recommendation for election by our stockholders of an individual to our board of directors; (d) change the size of our board of directors to be other than five members; (e) form a committee of our board of directors or establish or change a charter, committee responsibilities or committee membership of any committee of our board of directors; (f) adopt any stockholder rights plan, “poison pill” or other similar arrangement; or (g) approve any transactions that would involve a merger, consolidation, restructuring, sale of substantially all of our assets or any of our subsidiaries or otherwise result in any person or entity obtaining control of us or any of our subsidiaries.

Cypress may at any time in its sole discretion waive this requirement to obtain such a super-majority vote of our board of directors.

Provisions of Our Restated Certificate of Incorporation Governing Corporate Opportunity

Our amended certificate of incorporation provides that directors and officers who are also directors or officers of Cypress have no duty to communicate or present a corporate opportunity to us unless it is specifically and primarily applicable to converting solar energy into electrical energy and using the resulting electrical energy other than in applications for consumers where photodiode technology is combined with micro-controllers and other integrated circuits made by Cypress, have the right to deal with such corporate opportunity in their sole discretion and shall not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that such director or officer pursues or acquires such corporate opportunity for itself or for Cypress.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limitation of Liability and Indemnification Matters

We have adopted provisions in our restated certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his actions as our officer, director, employee or agent, regardless of whether the amended and restated bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Nasdaq Global Market Listing Symbol

Our class A common stock trades on The Nasdaq Global Market under the symbol “SPWR.”

Transfer Agent and Registrar

The transfer agent and registrar for our class A common stock is ComputerShare Investor Services.

DESCRIPTION OF SHARE LENDING AGREEMENT

Concurrently with this offering of debentures, we are offering, by means of a separate prospectus supplement, 2,947,132 million shares of our class A common stock, all of which are being borrowed by an affiliate of Lehman Brothers Inc., one of the underwriters of the debentures. We will not receive any proceeds from that offering of class A common stock, but we will receive a nominal lending fee of $0.001 per share for each share of common stock that we loan pursuant to the share lending agreement described below.

To make the purchase of the debentures offered pursuant to this prospectus supplement and the accompanying prospectus more attractive to prospective investors, we have entered into a share lending agreement, dated February 2, 2007, with Lehman Brothers Inc., as agent for its affiliate, Lehman Brothers International (Europe) Limited, which we refer to as LBIE, as principal, under which we have agreed to loan to LBIE 2,947,132 shares of our class A common stock for a period beginning on the date we entered into the share lending agreement and ending on February 15, 2027, or, if earlier, the date as of which we have notified LBIE in writing of our intention to terminate the agreement at any time after the entire principal amount of the convertible debentures ceases to be outstanding as the result of conversion, repurchase or redemption, or earlier in certain circumstances, which we refer to as the “loan availability period.”

Share loans under the share lending agreement will terminate and the borrowed shares must be returned to us if this offering of debentures is not consummated or upon the termination of the loan availability period, as well as under the following circumstances:

•	LBIE may terminate all or any portion of a loan at any time;

•	we may terminate any or all of the outstanding loans upon a default by LBIE under the share lending agreement, including a breach by LBIE of any of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of LBIE; or

•	if we enter into a merger or similar business combination transaction with an unaffiliated third party (as defined in the agreement), all outstanding loans will terminate on the effective date of such event.

Except in certain limited circumstances, any borrowed shares returned to us cannot be reborrowed.

Any shares that we loan to LBIE will be issued and outstanding for corporate law purposes and, accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our stockholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding shares of class A common stock. However, under the share lending agreement, LBIE has agreed:

•	to pay to us an amount equal to any cash dividends that we pay on the borrowed shares, and

•	to pay or deliver to us any other distribution, in liquidation or otherwise, that we make on the borrowed shares.

LBIE also has agreed that it will not vote any borrowed shares of which it is the record owner, and it will not transfer or dispose of any borrowed shares initially borrowed by LBIE except pursuant to a registration statement that is effective under the Securities Act. However, investors that purchase the shares from LBIE (and any subsequent transferees of such purchasers) will be entitled to the same voting rights with respect to those shares as any other holder of our class A common stock.

The obligation of LBIE to us under the share lending agreement will be guaranteed by Lehman Brothers Holdings, Inc., an affiliate of LBIE.

Under the share lending agreement, if Lehman Brothers Holdings, Inc. receives a rating downgrade of its long term, unsecured and subordinated indebtedness below a specified level by Standard & Poor’s Ratings Group or Moody’s Investor Services, Inc., LBIE has agreed to post and maintain with Lehman Brothers Inc., acting as collateral agent on our behalf, collateral in the form of cash, government securities, certificates of deposit, high-grade commercial paper of U.S. issuers or money market shares with a market value at least equal to 100% of the market value of the borrowed shares as security for the obligation of LBIE to return the borrowed shares of class A common stock to us when required under the terms of the share lending agreement. In certain limited circumstances, primarily if LBIE is prohibited by law or court order from returning the borrowed shares, we may elect to receive a distribution of the posted collateral in lieu of the delivery of the shares.

Our issuance of loaned shares of our class A common stock offered pursuant to the share lending agreement will be essentially analogous to a sale of shares coupled with a prepaid forward purchase contract for the reacquisition of the shares at a future date. An instrument that requires physical settlement by repurchase of a fixed number of shares in exchange for cash is considered a forward purchase instrument. While the share lending agreement does not require a cash payment upon return of the shares, physical settlement is required (i.e., the loaned shares must be returned at the end of the arrangement). In view of this and the contractual undertakings of LBIE in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that under U.S. GAAP, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share. Notwithstanding the foregoing, the shares will nonetheless be issued and outstanding and will be eligible for trading on The Nasdaq Global Market.

LBIE has agreed that it, or its affiliates, will use shares initially borrowed from us to facilitate the establishment by investors in our debentures of hedged positions in the debentures through purchases of class A common stock from such investors in short sales transactions or the entry into privately negotiated derivative transactions with those investors. In addition, LBIE and its affiliates may engage in such transactions at any time and from time to time during the term of the agreement in share amounts to be determined by LBIE and such affiliates. Further, LBIE and its affiliates may from time to time purchase our shares of class A common stock in the market and use such shares to facilitate hedging transactions by investors in our debentures.

The existence of the share lending agreement and the short positions established in connection with the sale of the debentures could have the effect of causing the market price of our class A common stock to be lower over the term of the share lending agreement than it would have been had we not entered into the agreement. See “Risk Factors—Risks Related to the Debentures and the Class A Common Stock—The effect of the issuance of our shares of class A common stock pursuant to the share lending agreement, including sales of our class A common stock in short sale transactions by purchasers of the debentures, may lower the market price of our class A common stock.” However, we have determined that the entry into the share lending agreement is in our best interests as it is a means to facilitate the offer and sale of the debentures pursuant to this prospectus supplement and the accompanying prospectus on terms more favorable to us than we could have otherwise obtained.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the debentures and our class A common stock into which the debentures may be converted. This summary deals only with a debenture or common stock held as a capital asset by a holder who purchases the debenture on original issuance at its initial offering price. It does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances or to a holder subject to special rules, such as:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the debentures as part of a hedging, integrated, conversion or constructive sale transaction or straddle;

•	a trader in securities that has elected the mark-to-market method of accounting;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity such as a partnership;

•	a United States person whose “functional currency” is not the U.S. dollar; or

•	a United States expatriate.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary, and proposed Treasury Regulations, administrative pronouncements of the Internal Revenue Service (“IRS”) and judicial decisions, all as of the date hereof. Those authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those summarized herein. Persons considering the purchase of debentures should consult their tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to United States Holders

As used here, the term “United States Holder” means a beneficial owner of a debenture or our common stock that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership, including an entity treated as a partnership for United States federal income tax purposes, is a holder of a debenture or our common stock, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership are urged to consult their tax advisors as to the particular United States federal income tax consequences applicable to them of purchasing, holding or disposing of the debentures or our common stock.

Payments of Interest

Interest paid on a debenture will be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the holder’s method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of the Debentures

Upon the sale, exchange or retirement of a debenture (other than a conversion into common stock and cash), a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the holder’s adjusted tax basis in the debenture. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Interest” above. Gain or loss realized on the sale, exchange or retirement of a debenture will generally be capital gain or loss will generally be long-term capital gain or loss if at the time of sale, exchange or retirement the debenture has been held by the United States Holder for more than one year. If you are a non-corporate United States Holder, long-term capital gains will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Conversion of the Debentures Into Cash

If a United States Holder converts a debenture and we deliver solely cash, the United States Holder will recognize gain or loss in the same amount as if such holder had disposed of the debenture in a taxable disposition as described under “—Sale, Exchange or Retirement of the Debentures” above.

Conversion of the Debentures Into Common Stock and Cash

If a United States Holder converts a debenture and we deliver a combination of our common stock and cash, we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization for United States federal income tax purposes, although this tax treatment is not free from doubt.

Assuming such treatment, a United States Holder will recognize gain, but not loss, equal to the excess of the sum of the fair market value of our common stock and cash received (other than amounts attributable to accrued interest, which will be treated as described under “—Payments of Interest” above) over such holder’s adjusted tax basis in the debenture, but in no event will the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

In such circumstances, a United States Holder’s tax basis in our common stock received upon conversion of a debenture (other than common stock received with respect to accrued interest, but including any basis allocable to a fractional share) will equal the tax basis of the debenture that was converted, reduced by the amount of cash received (excluding cash received in respect of accrued interest and cash received in lieu of a fractional share) and increased by any gain recognized upon conversion (other than gain recognized upon receipt of cash in lieu of a fractional share). The receipt of cash in lieu of a fractional share generally will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States Holder’s tax basis in the fractional share). A holder’s tax basis in the fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

A United States Holder’s holding period for our common stock received upon conversion will include the period during which the holder held the debentures, except that the holding period of any common stock received in respect of accrued interest will commence on the day after conversion.

If the conversion is not treated as a recapitalization, an alternative characterization would treat the cash payment received on conversion as proceeds from a sale of a portion of the debenture, and would require a holder to recognize gain or loss in the manner described under “—Sale, Exchange or Retirement of the Debentures” above with respect to the portion of the debenture treated as sold for cash. Under this alternative characterization, the United States Holder would not recognize gain or loss with respect to our common stock received (other than stock attributable to accrued interest), and the holder’s holding period for such stock would include the period during which such holder held the debentures. In such case, the holder’s basis in the debenture would be allocated pro rata between the common stock and cash received, in accordance with their fair market values. United States Holders should consult their tax advisors regarding the tax treatment of the receipt of cash and our common stock for debentures upon conversion.

Constructive Dividends

If at any time we were to make a distribution of cash or property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the debentures, the conversion rate of the debentures were increased, such increase would be a deemed distribution, taxable as a dividend to holders of the debentures to the extent of our current and accumulated earnings and profits (and otherwise as discussed below), notwithstanding the fact that the holders do not receive a cash payment.

If the conversion rate is increased at our discretion or in certain other circumstances (including adjustment to the conversion rate in connection with a fundamental change), such increase also may be a deemed distribution, taxable as a dividend to holders of the debentures to the extent of our current and accumulated earnings and profits (and otherwise as discussed below), notwithstanding the fact that the holders do not receive a cash payment. In certain circumstances the failure to make an adjustment of the conversion rate under the indenture may result in a deemed taxable distribution to holders of our common stock.

If there is a deemed distribution, such distribution will be taxable as a dividend to the extent of our current and accumulated earnings and profits, and thereafter as a return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders or the dividends-received deduction applicable to certain dividends paid to corporate holders.

Generally, an increase in the conversion rate under the indenture made pursuant to a bona fide reasonable adjustment formula in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable constructive dividend.

Distributions on Common Stock

Distributions paid on our common stock received upon a conversion of a debenture, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles) and will be includible in income by the United States Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the United States Holder’s investment, up to the United States Holder’s basis in the common stock. Any remaining excess generally will be treated as a capital gain. Dividends received by non-corporate United States Holders in taxable years beginning prior to January 1, 2011 will be eligible to be taxed at reduced rates if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate United States Holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Disposition of Common Stock

Gain or loss realized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a debenture will be capital gain or loss for United States federal income tax purposes, and will be long-term capital gain or loss if the United States Holder’s holding period for the common stock is more than one year. The amount of the United States Holder’s gain or loss will be equal to the difference between the United States Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. If you are a non-corporate United States Holder, long-term capital gains will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Possible Effect of the Change In Conversion Consideration After a Consolidation, Merger or Sale of Assets

In certain situations, including a consolidation, merger or combination involving us or a transfer of all or substantially all of our property and assets, the debentures may become convertible into property other than our common stock. See “Description of the Debentures—Conversion Rights—Conversion Rate Adjustments.” Depending on the circumstances, the conversion of the debentures into such property other than our common stock may be a fully taxable event.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the debentures, dividends on the common stock and proceeds from a sale or other disposition of the debentures or the common stock. A United States Holder will be subject to United States backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-U. S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a debenture that is, for United States federal income tax purposes:

•	an individual who is classified as a nonresident alien for United States federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U. S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of the disposition of the debentures or common stock and who is not otherwise a resident of the United States for United States federal income tax purposes. Such a holder should consult his or her own tax advisor regarding the United States federal income tax consequences of the sale, exchange or other disposition of the debentures or common stock.

Payments on the Debentures

Subject to the discussion below concerning backup withholding, payments of principal and interest (including interest deemed to be received upon conversion) on the debentures to a Non-U. S. Holder will not be subject to United States federal withholding tax, provided that, in the case of interest:

•

the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a bank described in section 881(c)(3)(A) of the

Code, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement

Interest on a debenture will generally not be exempt from withholding tax unless the beneficial owner of the debenture certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person.

If a Non-U. S. Holder of a debenture is engaged in a trade or business in the United States, and if interest on the debenture is effectively connected with the conduct of this trade or business, the Non-U. S. Holder, although exempt from the withholding tax discussed above, will generally be taxed in the same manner as a United States Holder (see “Tax Consequences to United States Holders” above), except that the holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other United States tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, Exchange or Other Disposition of Debentures or Common Stock

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on a sale, exchange or other taxable disposition (including upon conversion) of debentures or common stock unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States; or

•	we are or have been within the shorter of the five-year period preceding such sale, exchange, or other disposition and the period during which the Non-U.S. Holder held the debentures or common stock, a United States real property holding corporation, as defined in the Code.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we were a U.S. real property holding corporation, gain arising from a disposition of common stock still would not be subject to United States Federal income tax if our class A common stock is considered regularly traded under applicable Treasury regulations on an established securities market, such as The Nasdaq National Market, and the Non-U.S. Holder does not own, actually or constructively, at any time during the five year period ending on the date of disposition more than 5% of the total fair market value of the class of our stock disposed of by the Non-U.S. Holder.

Taxation of Dividends on Common Stock

Dividends on our common stock paid or constructive dividends deemed paid (see “—Tax Consequences to United States Holders—Constructive Dividends” above), to a Non-U.S. Holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction under an applicable treaty. In the case of any constructive dividend, it is possible that the United States federal tax on this constructive dividend would be withheld from interest, shares of your common stock or sales proceeds subsequently paid or credited to the Non-U.S. Holder.

In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-U.S. Holder who is subject to withholding tax under such circumstances should consult its tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax.

If a Non-U.S. Holder of common stock is engaged in a trade or business in the United States, and if the dividends (or constructive dividends) are effectively connected with the conduct of this trade or business, the Non-U.S. Holder although exempt from United States withholding tax, will generally be taxed in the same manner as a United States Holder (see “—Tax Consequences to United States Holders” above), except that the Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax . These Non-U. S. Holders should consult their own tax advisors with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a branch profits tax at 30% (or at a reduced rate under an applicable tax treaty) for corporate Non-U.S. Holders.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the debentures and on the common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the debentures or common stock and the Non-U.S. Holder may be subject to United States backup withholding on payments on the debentures and on the common stock or on the proceeds from a sale or other disposition of the debentures or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITING

Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC are acting as the representatives of the underwriters and the joint book-running managers of this offering. Under the terms and subject to the conditions contained in an underwriting agreement to be filed as an exhibit relating to this prospectus supplement, we have agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase from us the following respective principal amount of the debentures:

Underwriters	Principal Amount of Debentures
Lehman Brothers Inc.	$61,250,000
Credit Suisse Securities (USA) LLC	43,750,000
Deutsche Bank Securities Inc.	35,000,000
Cowen and Company, LLC	17,500,000
First Albany Capital Inc.	8,750,000
ThinkEquity Partners LLC	8,750,000

Total	$175,000,000

The underwriting agreement provides that the obligation of the underwriters to purchase the debentures depends of the satisfaction of conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the debentures offered hereby (other than those debentures covered by their option to purchase additional debentures as described below), if any of the debentures are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commission we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional debentures. The underwriting discounts and commissions are equal to 2.50% of the public offering price:

	No Exercise	Full Exercise
Per debenture	$25	$25
Total	$4,375,000	$5,000,000

The representatives of the underwriters have advised us that the underwriters propose to offer the debentures directly to the public at the public offering price on the cover page of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $15.00 per debenture. After the offering, the representatives may change the offering price and other selling terms.

The expenses of this offering and the concurrent offering of our class A common stock that are payable by us are estimated to be $540,000 (excluding underwriting discounts and commissions).

Option to Purchase Additional Debentures

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase from time to time, in whole or in part, up to an aggregate of up to an additional $25.0 million principal amount of debentures at the public offering price, less the underwriting discounts and commissions. This option may be exercised if the underwriters sell more than $175.0 million aggregate principal amount of debentures in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional debentures based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this “Underwriting” section.

Lock-Up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock regardless of class, or the Securities, or securities convertible into or exchangeable or exercisable for any Securities, or publicly disclose the indenture to make any offer, sale, pledge, disposition or filing, without the prior written consent of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, including grants equity awards pursuant to terms of a plan in effect on the date hereof or disclosed in this prospectus supplement, issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan, issuances of up to an aggregate 3.0 million shares of our Securities or other rights to acquire our Securities which we may issue in connection with transactions with others, including in acquisitions, so long as such parties agree to be locked-up for the remainder of the 90-day period, and except for the issuance of our class A common stock in connection with the share lending agreement.

Our officers, directors and Cypress have agreed that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities, or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any of these transactions are to be settled by delivery of the Securities or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC for a period of 90 days (in the case of our officers and directors) and 60 days (in the case of Cypress) after the date of this prospectus supplement except issuances pursuant to the exercise of employee stock options outstanding on the date hereof or pursuant to our dividend reinvestment plan and except for securities acquired in the open market and transfers to family members or certain other parties or as a gift.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to any payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases, or passive market making for the purpose of pegging, fixing or maintaining the price of the debentures and our class A common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of debentures in excess of the principal amount of debentures the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of debentures involved in the sales made by the underwriters in excess of the principal amount of debentures they are obligated to purchase is not greater than the principal amount of debentures that they may purchase by exercising their option to purchase additional debentures. In a naked short position, the principal amount of debentures involved is greater than the principal amount of debentures in their option to purchase additional debentures. The underwriters may close out any short position by either exercising their option to purchase additional debentures and/or purchasing debentures in the open market. In determining the source of debentures to close out the short position, the underwriters will consider, among other things, the price of debentures available for purchase in the open market as compared to the price at which they may purchase debentures through their option to purchase additional debentures. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the debentures in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the debentures in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the debentures originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•	Passive market making consists of displaying bids on The Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in our class A common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of class A common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our debentures or preventing or retarding a decline in the market price of the debentures. As a result, the price of the debentures may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the debentures. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Nasdaq Global Market Quotation

Our shares of class A common stock are listed on The Nasdaq Global Market under the symbol “SPWR.”

The debentures are a new issue of securities with no established market. We do not intend to apply for the debentures to be listed on any securities exchange or to arrange for the debentures to be quoted on any quotations system. We have been advised by the underwriters that the underwriters intend to make a market in the debentures but none of the underwriters is obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market, if any, for the debentures.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase debentures offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay taxes or charges, as well as any other consequences that may arise under the laws of the country of purchase.

Relationships

Several of the underwriters have in the past performed investment banking services for our parent, Cypress Semiconductor. Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC, acting as joint book-running managers and representatives of the underwriters, and Cowen and Company, LLC and First Albany Capital Inc., as underwriters, earned underwriting discounts and commissions in connection with our initial public offering that was completed on November 22, 2005. In addition, Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC, acting as joint book-running managers and representatives of the underwriters, and Deutsche Bank Securities Inc., Cowen and Company, LLC and First Albany Capital Inc., as underwriters, earned underwriting discounts and commissions in connection with our follow-on offering that was completed on June 6, 2006. We and affiliates of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC have entered into a three year $25 million revolving credit facility for which we have paid and expect to pay them customary fees. In addition, Lehman Brothers Inc. received customary fees in connection with the issuance of its fairness opinion relating to our acquisition of PowerLight. The underwriters may in the future perform investment banking and advisory services for us or our parent from time to time for which they may in the future receive customary fees and expenses. The underwriters may, from time to time, engage in transactions with or perform other services for us in the ordinary course of their business.

Concurrently with this offering, we are offering, by means of a separate prospectus supplement, shares of our class A common stock that we have agreed to loan to LBIE, an affiliate of Lehman Brothers Inc., pursuant to a share lending agreement described in “Description of Share Lending Agreement.” LBIE has agreed that it or its affiliates will use the short sale of our class A common stock pursuant to that offering to facilitate transactions by which investors in the debentures will hedge their investments. See “Description of Share Lending Agreement.” In connection with facilitating those transactions, LBIE or its affiliates expect to receive customary, negotiated fees from investors in our debentures.

LEGAL MATTERS

The validity of the debentures has been passed upon for us by Jones Day, Palo Alto, California. Selected legal matters with respect to the debentures will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Palo Alto, California.

EXPERTS

The financial statements of SunPower Corporation as of December 31, 2004 and 2005 and for the year ended December 31, 2003, the period from January 1, 2004 to November 8, 2004, the period from November 9, 2004 to December 31, 2004 and the year ended December 31, 2005 incorporated in this prospectus supplement by reference to SunPower’s annual report on Form 10-K for the fiscal year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of PowerLight Corporation appearing in SunPower Corporation’s current report on Form 8-K/A dated January 25, 2007 incorporated by reference in this prospectus supplement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus supplement.

Our SEC filings are also available on our website at www.sunpowercorp.com, although the information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus supplement.

This prospectus supplement contains summaries of provisions contained in some of the documents discussed in this prospectus supplement, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus supplement have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference information into this prospectus supplement. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to SunPower Corporation, 3939 North First Street, San Jose, California 95134, Attention: Corporate Secretary. In addition, you may obtain copies of this information by sending an e-mail to

publicrelations@sunpowercorp.com or by calling (408) 240-5588. This prospectus supplement incorporates by reference the following documents:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 24, 2006;

•	Our quarterly report on Form 10-Q for the quarter ended April 2, 2006 filed on May 16, 2006;

•	Our quarterly report on Form 10-Q for the quarter ended July 2, 2006 filed on August 16, 2006;

•	Our quarterly report on Form 10-Q for the quarter ended October 1, 2006 filed on November 13, 2006;

•	Our current reports on Form 8-K filed on March 14, 2006, March 24, 2006 (both of the current reports on Form 8-K filed on this day), May 1, 2006 (only the information reported under Item 1.01 is incorporated herein by reference), July 10, 2006 (only the information reported under Item 1.01 is incorporated herein by reference), July 17, 2006, October 18, 2006 (only the information reported under Item 1.01 is incorporated herein by reference), November 16, 2006 (as amended by filings on November 20, 2006 and November 22, 2006), December 22, 2006 and January 17, 2007 (both of the current reports on Form 8-K filed on this day, although with respect to the current report on Form 8-K relating to (i) the entry into a material definitive agreement with JingAo Solar Company, Ltd., only the information reported under Item 1.01 thereof is incorporated herein by reference and (ii) the completion of the Merger, also including the amendment thereto filed on January 25, 2007); and

•	the description of the class A common stock included in the Form 8-A filed on October 31, 2005, and any amendment or report we may file with the SEC for the purpose of updating such description.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus supplement until the offering of the particular securities covered by this prospectus supplement has been completed, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules. This additional information is a part of this prospectus supplement from the date of filing of those documents.

Any statements made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

The information relating to us contained in this prospectus supplement and the accompanying prospectus should be read together with the information in the documents incorporated by reference.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Upon the completion of the Merger, all of the outstanding shares of PowerLight, and a portion of each vested option to purchase shares of PowerLight, were cancelled, and all of the outstanding options to purchase shares of PowerLight (other than the portion of each vested option that was cancelled) were assumed, by SunPower, in exchange for aggregate consideration of (i) approximately $120.7 million in cash plus (ii) a total of 5,708,723 shares of SunPower’s class A common stock, inclusive of (a) 1,601,839 shares of SunPower class A common stock which may be issued upon the exercise of assumed vested and unvested PowerLight stock options, which options vest on the same schedule as the assumed PowerLight stock options, and (b) 1,675,881 shares of SunPower class A common stock issued to employees of the PowerLight business in the Merger, which shares are subject to certain transfer restrictions and a repurchase option by the Company, both of which lapse over a two-year period under the terms of certain equity restriction agreements. The Company is also obligated under the terms of the Merger Agreement to issue an additional 200,471 shares of restricted SunPower class A common stock (such shares, the “Bonus Pool”) to certain employees of the PowerLight business, which shares will be subject to certain transfer restrictions which will lapse over four years.

SunPower’s fiscal year consists of 52 or 53 weeks ending the Sunday closest to December 31, with quarters of 13 or 14 weeks ending the Sunday closest to March 31, June 30 and September 30 of each year. PowerLight’s fiscal year ends on December 31 of each year. For presentation purposes only, the accompanying unaudited condensed combined financial statements and related notes refer to the calendar year end and month end of each respective period. The following unaudited pro forma condensed combined balance sheet is based on the historical condensed consolidated balance sheets of each of SunPower and PowerLight as of September 30, 2006, and has been prepared to reflect the Merger as if it had been consummated on September 30, 2006. The following unaudited pro forma condensed combined statements of operations give effect to the Merger as if it had been completed on January 1, 2005. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2005 combines SunPower’s and PowerLight’s respective historical consolidated statements of operations for their 2005 fiscal year. The following unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2006 combines SunPower’s and PowerLight’s respective historical consolidated statements of operations for the nine months then ended.

The Merger is being accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards, or SFAS, No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of PowerLight based on their fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various estimates. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of PowerLight that existed as of the Effective Date.

The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions which are preliminary and have been made solely for purposes of developing such pro forma information. They do not include liabilities that may result from integration activities which are not presently estimable. Management is in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance costs, costs of vacating some facilities or other costs associated with exiting activities of PowerLight that would affect the pro forma financial statements. In addition, the pro forma condensed combined financial statements do not include any potential operating efficiencies or cost savings from expected synergies of combining the companies. The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had the Merger been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial statements of each of SunPower and PowerLight and should be read in conjunction with:

•	the information under the caption “Risk Factors” in this prospectus supplement and the accompanying prospectus;

•	the accompanying notes to these unaudited pro forma condensed combined condensed financial statements;

•	the separate historical financial statements of SunPower as of and for the three and nine months ended September 30, 2006 included in SunPower’s quarterly report on Form 10-Q for the three and nine months ended September 30, 2006, which is incorporated by reference in this prospectus supplement;

•	the separate historical financial statements of SunPower as of and for the years ended December 31, 2005, 2004 and 2003 included in SunPower’s annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference in this prospectus supplement; and

•	the separate historical financial statements of PowerLight as of and for the nine months ended September 30, 2006, and for the years ended December 31, 2005, 2004 and 2003, which have been filed as exhibits to our current report on Form 8-K/A, dated January 25, 2007, which is incorporated by reference in this prospectus supplement.

All intercompany balances and profits or losses from intercompany transactions between SunPower and PowerLight have been eliminated in these pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED BALANCE SHEETS

AS OF SEPTEMBER 30, 2006

(In thousands)

(Unaudited)

	Historical		Pro Forma Adjustments	Notes		Pro Forma Combined
	SunPower	PowerLight
Assets
Cash and cash equivalents	$253,735	$20,612	$(120,694)	(a	)	$153,653
Short-term investments	19,897	—	—			19,897
Accounts receivable, net	47,067	46,972	(7,413)	(b	)	86,626
Inventories	26,069	22,888	—			48,957
Prepaid expenses and other current assets	22,472	9,118	(3,800)	(d	)
			(10,000)	(e	)	17,790

Deferred costs	—	38,752	(1,400)	(f	)	37,352
Deferred income taxes	—	3,350	—			3,350

Total current assets	369,240	141,692				367,625
Property, plant and equipment, net	163,455	1,823	—			165,278
Goodwill	2,883	—	182,036	(j	)	184,919
Intangible assets, net	15,213	2,312	(2,312)	(h	)
			86,714	(i	)	101,927
Other long-term assets	271	8,469	(1,200)	(d	)	7,540
Advances to suppliers, net of current portion	13,308	—	—			13,308

Total assets	$564,370	$154,296				$840,597

Liabilities and Stockholders’ Equity
Accounts payable	$31,048	$45,587	$(7,413)	(b	)	$69,222
Accounts payable to Cypress Semiconductor Corporation	3,904	—	—			3,904
Note payable to SunPower	—	10,000	(10,000)	(e	)	—
Note payable to bank	—	7,095	—			7,095
Accrued liabilities and other	11,154	12,627	3,000	(k	)	26,781

Current portion of customer advances	11,643	—	(5,000)	(d	)	6,643
Billings in excess of costs and estimated gross profit on contracts in progress	—	56,377	(3,602)	(o	)	52,775

Total current liabilities	57,749	131,686				166,420
Deferred tax liability	1,140	—	34,686	(g	)	35,826
Customer advances, net of current portion	28,854	—	—			28,854
Other long term liabilities	—	4,771	—			4,771

Total liabilities	87,743	136,457				235,871
Preferred stock with redemption rights	—	14,586	(14,586)	(l	)	—
Stockholders’ equity	476,627	3,253	(3,253)	(m	)
			132,546	(n	)
			(4,447)	(c	)	604,726

Total liabilities and stockholders’ equity	$564,370	$154,296				$840,597

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Year Ended December 31, 2005
	Historical		Pro Forma Adjustments	Notes		Pro Forma Combined
	SunPower	PowerLight
Revenues	$78,736	$107,816	$(2,360)	(q	)	$184,192
Cost of revenues	74,353	96,064	(1,687)	(r	)
			6,626	(t	)
			20,901	(u	)	194,257

Gross margin	4,383	11,752				(10,065)
Operating expenses:
Research and development	6,488	526	—			7,014
Selling, general and administrative	10,880	15,797	5,053	(u	)
			32,146	(t	)
			(241)	(p	)	63,635

Total operating expenses	17,368	16,323	—			70,649

Operating loss	(12,985)	(4,571)				(80,714)
Interest and other expense, net	(2,808)	(462)	(662)	(v	)	(3,932)

Loss before income tax provision	(15,793)	(5,033)				(84,646)
Income tax provision (benefit)	50	(1,080)	—			(1,030)

Net loss	$(15,843)	$(3,953)				$(83,616)

Basic and diluted net loss per share	$(0.68)					$(3.18)
Shares used in calculation of basic and diluted net loss per share	23,306		2,961	(w	)	26,267

Shares used to compute pro forma combined basic and diluted net loss per share is the sum of the number of historical SunPower shares outstanding plus the number of SunPower shares issued or to be issued in exchange for outstanding PowerLight shares in the Merger. The number of SunPower shares issued in exchange for the outstanding PowerLight shares was 5,708,723. Dilutive potential common shares outstanding such as restricted stock of 1,145,643, options to purchase 1,601,839 shares of class A common stock and the restricted stock of 200,471 for the bonus pool have been excluded as they have an antidilutive effect on earnings per share.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Nine Months Ended September 30, 2006
	Historical SunPower	Historical PowerLight	Pro Forma Adjustments	Notes		Pro Forma Combined
Revenues	$162,001	$140,094	$(24,003)	(q	)	$278,092
Cost of revenues	129,678	120,623	(17,162)	(r	)
			(39)	(s	)
			3,268	(t	)
			8,060	(u	)	244,428

Gross margin	32,323	19,471				33,664
Operating expenses:
Research and development	7,120	528	—			7,648
Selling, general and administrative	15,572	15,145	(291)	(s	)
			3,790	(u	)
			24,386	(t	)
Stock-based compensation	—	—	(188)	(p	)	58,414

Total operating expenses	22,692	15,673				66,062

Operating income (loss)	9,631	3,798	—			(32,398)
Interest and other income (expense), net	6,851	(1,057)	(7,125)	(v	)	(1,331)

Income (loss) before income tax provision	16,482	2,741				(33,729)
Income tax provision	1,275	613	—			1,888

Net income (loss)	$15,207	$2,128				$(35,617)

Net income (loss) per share:
— Basic	$0.24					$(0.53)
— Diluted	$0.22					$(0.53)
Shares used in calculation of net income (loss) per share:
— Basic	64,704		2,961	(w	)	67,665
— Diluted	70,080					67,665

Shares used to compute pro forma combined basic and diluted net loss per share is the sum of the number of historical SunPower shares outstanding plus the number of SunPower shares issued or to be issued in exchange for outstanding PowerLight shares in the Merger. The number of SunPower shares issued in exchange for the outstanding PowerLight shares was 5,708,723. Dilutive potential common shares outstanding such as restricted stock of 1,145,643, options to purchase 1,601,839 shares of class A common stock and the restricted stock of 200,471 for the bonus pool have been excluded as they have an antidilutive effect on earnings per share have been included only if they have a dilutive effect on earnings per share.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes To Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

Under the terms of the agreement governing the Merger (the “Merger Agreement”), at the Effective Date, each PowerLight stock option that was outstanding and unexercised immediately prior to the Effective Date assumed by SunPower and was converted into an option to purchase shares of SunPower class A common stock, except that approximately 40% of the vested portion of each option was canceled in exchange for cash. SunPower issued options to purchase approximately 1.6 million shares of SunPower class A common stock in exchange for all of PowerLight’s outstanding stock options (other than the portion of each vested option that was cancelled in exchange for cash). The fair value of the outstanding options was determined using a Black-Scholes valuation model with the following weighted-average assumptions: volatility of 90%, risk-free interest rate of 4.6%, average expected life of 6.5 years and dividend yield of zero. SunPower class A common stock issued as consideration in the Merger was valued at the average closing market price of such common stock for the two days preceding and after announcement of the Merger.

The total estimated purchase price of the Merger is as follows (in thousands):

	Shares	Fair Value
Purchase Consideration:
Common stock	2,961	$111,266
Stock options assumed	618	21,280
Estimated direct transaction costs	—	3,000
Cash	—	120,694

Total purchase consideration	3,579	256,240

Future Stock Compensation:
Restricted stock	1,146	$43,046
Stock options	984	35,126

Total future stock compensation	2,130	78,172

Total estimated purchase price	5,709	$334,412

Preliminary Estimated Purchase Price Allocation

Under the purchase method of accounting, the total purchase price as shown in the table above was allocated to PowerLight’s net tangible and intangible assets based on their estimated fair values as of the Effective Date. The purchase price has been allocated based on estimates that are described in the introduction to these unaudited pro forma condensed combined financial statements. The allocation of the purchase price and the estimated useful lives and first year amortization associated with certain assets is as follows (in thousands):

	Amount	First Year Amortization	Estimated Useful Life
Net tangible assets	$17,729	$—	N/A
Identifiable intangible assets:
Patents	29,980	7,495	4 years
Customer relationships	30,320	5,053	6 years
Tradenames	16,260	3,252	5 years
Backlog	10,154	10,154	1 year
In-process research and development	4,447	—	N/A
Unearned stock compensation	78,172	—	N/A
Deferred tax liability	(34,686)	—	N/A
Goodwill	182,036	—	N/A

Total purchase price	$334,412	$25,954

$17.7 million has been allocated to net tangible assets acquired and approximately $91.1 million has been allocated to amortizable intangible assets acquired. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.

Identifiable intangible assets. Patents represent PowerLight’s patents and trade secrets developed through years of experience in design and development of its products. SunPower expects to amortize the fair value of patents on a straight-line basis over four years. Customer relationships represent PowerLight’s customer relationships that are expected to result in future business for SunPower. SunPower expects to amortize the fair value of these assets on a straight-line basis over six years.

Tradenames relate to the PowerLight trade name and other product names, which SunPower expects to amortize on a straight-line basis over five years.

Backlog represents the fair value of expected profits on customer orders or contracts booked by PowerLight.

PowerLight’s in-process research and development primarily represents partially developed roof integrated system and fixed-tilt system designs that have not yet reached technological feasibility and have no alternative future uses.

Approximately $182.0 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, SunPower will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.

2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the purchase price, to reflect amounts related to PowerLight’s net tangible and intangible assets at an amount equal to the estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and stock-based compensation, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments. All intercompany balances and profits or losses from intercompany transactions between SunPower and PowerLight have been eliminated in these pro forma condensed combined financial statements. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had SunPower and PowerLight filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial statements do not include liabilities that may result from integration activities which are not presently estimable. Management is in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance costs for PowerLight employees, costs of vacating some facilities of PowerLight, or other costs associated with exiting activities of PowerLight that would affect the pro forma financial statements. Any such liabilities would be recorded as an adjustment to the purchase price and an increase in goodwill.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	To reflect the cash consideration paid by SunPower in connection with the Merger;

(b)	To eliminate intercompany trade accounts receivable and payable between PowerLight and SunPower;

(c)	To record acquired in-process research and development. SunPower recorded this adjustment because the technological feasibility of certain acquired technology had not been established and no alternative future use existed. The write-off was non-recurring and a direct result of the acquisition of PowerLight;

(d)	To eliminate advance payments from PowerLight to SunPower;

(e)	To eliminate PowerLight’s note payable to SunPower;

(f)	To eliminate PowerLight’s deferred costs related to its then-planned initial public offering;

(g)	To record the estimated deferred tax liability associated with PowerLight’s intangible assets acquired in the Merger that are not tax deductible;

(h)	To eliminate PowerLight’s historical intangible assets;

(i)	To record the fair value of PowerLight’s identifiable intangible assets acquired in the Merger (see allocation of the purchase price above);

(j)	To record the PowerLight goodwill acquired in the Merger (see allocation of the purchase price above);

(k)	To accrue SunPower’s direct costs of the Merger;

(l)	To eliminate PowerLight’s historical redeemable preferred stock;

(m)	To eliminate PowerLight’s historical stockholders’ equity;

(n)	To record the fair value of the SunPower shares issued in the Merger;

(o)	To adjust billings in excess of costs and estimated gross profit on PowerLight’s contracts in progress to the fair value of the legal performance obligations thereunder;

(p)	To eliminate PowerLight’s historical amortization expense on intangible assets;

(q)	To eliminate intercompany revenue on sales from SunPower to PowerLight;

(r)	To eliminate intercompany cost of revenue on sales from SunPower to PowerLight;

(s)	To eliminate PowerLight’s historical amortization of stock-based compensation;

(t)	To record stock-based compensation expense related to unvested stock options and restricted stock held by PowerLight employees which were assumed or exchanged, respectively, and shares issued under the bonus plan by SunPower in the Merger;

(u)	To record amortization of the PowerLight intangible assets acquired in the Merger;

(v)	To reflect a reduction of interest income as a result of the cash used in the Merger. The Company used available cash to fund the Merger; and

(w)	Number of SunPower shares issued in connection with the Merger.

PROSPECTUS

Class A Common Stock

Preferred Stock

Debt Securities

Warrants

We may offer and sell, from time to time, in one or more offerings, together or separately:

(1) class A common stock;

(2) preferred stock;

(3) debt securities, which may be senior debt securities or subordinated debt securities; and

(4) warrants.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific terms of the securities and their offering prices in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you decide whether to invest in any of these securities.

Our class A common stock trades on The Nasdaq Global Market under the symbol “SPWR.” On January 26, 2007, the last reported sale price of our class A common stock was $43.30 per share. All of the shares of our class B common stock are owned by Cypress Semiconductor Corporation, or Cypress, and the class B common stock is not listed or traded on any exchange. As of January 23, 2007, Cypress held approximately 70.5% of the total number of outstanding shares of our class A common stock and class B common stock on a combined basis, and approximately 95.0% of the total combined voting power of our outstanding capital stock.

Our securities may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents, underwriters or dealers are involved in the sale of any of our securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

Investing in our securities involves significant risks. See “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated January 29, 2007

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell shares of class A common stock, shares of preferred stock, debt securities or warrants, or any combination of these securities, in one or more offerings. This prospectus provides a general description of the securities we may offer. Each time we sell securities under this shelf registration process, we will provide a prospectus supplement containing specific information about the terms of the securities being offered and the manner in which they may be offered. The prospectus supplement may also include a discussion of any risk factors or other special considerations that apply to those securities. Any prospectus supplement may also add to, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and the information in a prospectus supplement, you should rely on the information in that prospectus supplement. You should read the entire prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information,” before making an investment decision.

You should rely only on the information provided in this prospectus and the applicable prospectus supplement, including any information incorporated by reference. No one is authorized to provide you with information different from that which is contained, or deemed to be contained, in the prospectus and the related prospectus supplement. We are not offering securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which the information is contained or other date referred to in that document, regardless of the time of sale or issuance of any security.

Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “SunPower,” “we,” “us,” “our” or similar references mean SunPower Corporation and its subsidiaries. On January 10, 2007, we completed our previously announced merger, or the Merger, with PowerLight Corporation, described below. Unless otherwise specified or unless the context requires otherwise, all references in this prospectus to “PowerLight” mean PowerLight Corporation prior to January 10, 2007 and PowerLight Corporation, an indirect wholly owned subsidiary of SunPower, on or after January 10, 2007.

SUMMARY

SunPower Business

We design, develop, manufacture, market and sell solar electric power products, systems and services. Our products are based on our proprietary processes and technologies. We have spent more than 15 years developing high performance solar cells, which are semiconductor devices that directly convert sunlight into electricity. We believe our solar cells have the highest conversion efficiency, a measurement of the amount of sunlight converted by the solar cell into electricity, available for the mass market. We also believe our solar cells provide the following benefits compared with conventional solar cells:

•	superior performance, including the ability to generate up to 50% more power per unit area;

•	superior aesthetics, with our uniformly black surface design which eliminates highly visible reflective grid lines and metal interconnect ribbons; and

•	efficient use of silicon, a key raw material used in the manufacture of solar cells.

We offer solar power products, including solar cells, solar panels and inverters, which convert sunlight to electricity compatible with the utility network. Our solar sales efforts have been focused on residential and commercial applications where the high performance and superior aesthetics of our solar power products provide compelling customer benefits. We also sell products for multi-megawatt solar power plant applications that mount our products on moving structures that track the sun. We sell our products in many countries, principally in regions where government incentives have accelerated solar power adoption.

We produce our solar cells at our manufacturing facility in the Philippines. We currently operate four solar cell manufacturing lines in the Philippines, with a total rated manufacturing capacity of approximately 108 megawatts per year. We have recently started construction on a second solar cell manufacturing facility in the Philippines, which is designed to house up to ten additional manufacturing lines. We expect three manufacturing lines in the new facility to be operational by the end of 2007, which would give us an aggregate rated manufacturing capacity of approximately 207 megawatts per year. Currently, most of our solar panels are assembled for us by a third-party subcontractor in China. We supplement this capacity with in-house production at our automated panel assembly factory located in the Philippines. We expect to produce up to 30 megawatts of solar panels per year from our first manufacturing line. The panel assembly factory has sufficient space to expand capacity to 90 megawatts per year. Our systems in North America also include branded inverters manufactured for us by multiple suppliers.

On January 10, 2007 we completed the Merger with PowerLight, a leading global provider of large-scale solar power systems. PowerLight designs, manufactures, markets and sells solar electric power system technology that integrates solar cells and solar panels manufactured by us and other suppliers to convert sunlight to electricity compatible with the utility network. PowerLight also provides solar power systems to end customers on a turn-key, whole-solution basis by developing, engineering, procuring permits and equipment for, managing construction of, offering access to financing for, and providing monitoring, operations and maintenance services for large-scale roof-mounted and ground-mounted solar power applications. PowerLight’s customers include industrial, commercial and public sector entities, investors, value-added resellers, utilities and production home builders. PowerLight’s solar power systems generate electricity over a system design life typically exceeding 25 years. PowerLight’s solar power systems are principally designed to be used in large-scale applications exceeding 300 kilowatts, including the development of solar production home communities. PowerLight has completed or is in the process of completing over 300 projects worldwide, rated in aggregate at over 100 megawatts peak capacity. In the United States, PowerLight typically sells solar power systems rated up to one megawatt of capacity to provide a supplemental, distributed source of electricity for a customer’s facility. In Europe and South Korea, PowerLight’s products and systems are often purchased by third party investors as central station solar power plants, typically rated from one to 20 megawatts, which generate electricity for sale under tariff to regional and public utilities.

Our Relationship with Cypress Semiconductor Corporation

As of January 23, 2007, Cypress owned all 52,033,287 shares of our outstanding class B common stock, which, after giving effect to the issuance of 4,106,884 shares of class A common stock at the closing of the Merger, represented approximately 70.5% of the total outstanding shares of our common stock, or approximately 64.5% of such shares on a fully diluted basis after taking into account outstanding options, and 95.0% of the total voting power of our outstanding capital stock. Our class B common stock has eight votes per share while our class A common stock has one vote per share. Cypress may convert its shares of class B common stock into shares of class A common stock on a one-for-one basis at any time. Cypress is not obligated to distribute to its stockholders or otherwise dispose of the shares of our class B common stock that it beneficially owns, although it might elect to do so in the future. Cypress announced on October 6, 2006 and reiterated on October 19, 2006 that it was exploring ways in which to allow its stockholders to fully realize the value of its investment in SunPower. Cypress has made public statements since October 19, 2006 that were consistent with these announcements.

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC Programmable System-on-Chip, USB controllers, general-purpose programmable clocks and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB radio system-on-chip, to West Bridge and EZ-USB FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, industrial and solar power. Cypress trades on the NYSE under the ticker symbol “CY.”

SunPower Corporate Information

Our headquarters are located at 3939 North First Street, San Jose, California 95134, and our telephone number is (408) 240-5500. Our website is www.sunpowercorp.com. The information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus. SunPower and PowerLight are our registered trademarks and the SunPower and PowerLight logos are our trademarks. This prospectus also includes trade names, trademarks and service marks of other companies and organizations.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described below and other information contained or incorporated by reference in this prospectus before making an investment decision. The risks and uncertainties described below and in our other filings with the SEC incorporated by reference herein are not the only ones facing SunPower. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially harmed. In such case, the value of our securities could decline and you may lose all or part of your investment.

In addition, each applicable prospectus supplement will contain a discussion of risks applicable to the particular type of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the risk factors in this prospectus in addition to the specific risk factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all other information contained in the applicable prospectus supplement or appearing in, or incorporated by reference in, this prospectus.

Risks Related to Our Recent Merger with PowerLight

As a result of the significant cash paid in the Merger, we intend to raise additional funds to support our business, and if we are unable to secure adequate funds on terms acceptable to us, our business could suffer.

As of September 30, 2006, we had approximately $254.0 million of cash and cash equivalents, and we paid approximately $120.7 million in cash to holders of PowerLight stock and assumed options in connection with the Merger. We expect to continue to make significant capital expenditures, particularly in our manufacturing facilities and anticipate that our expenses will increase substantially in the foreseeable future as we expand our manufacturing operations, hire additional personnel, pay more or make advance payments for raw material, especially polysilicon, increase our sales and marketing efforts, pursue more large scale solar power plant projects, invest in joint ventures and acquisitions and continue our research and development efforts with respect to its products and manufacturing technologies. We expect total capital expenditures of approximately $170 to $190 million in 2007 as we continue to increase our manufacturing capacity. These expenditures would be greater if we decide to bring capacity on line more rapidly. In addition, our PowerLight business has typically required significant working capital in order to fund planned projects in advance of the receipt of customer payments and it is expected to continue to do so.

Given these capital needs, we intend to seek additional capital in the near future. We will likely seek to sell additional equity securities or debt securities or obtain other debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could require us to abide by covenants that would restrict our operations. Our $25.0 million three-year revolving credit facility and PowerLight’s $10.0 million credit facility, which we refer to as our credit facilities, contain customary covenants and defaults, including, among others, limitations on dividends, incurrence of indebtedness and liens and mergers and acquisitions and may restrict our operating flexibility. If adequate funds are not available or not available on acceptable terms or terms consistent with any new credit agreement we may enter into, our ability to fund our operations, develop and expand our manufacturing operations and distribution network, maintain our research and development efforts or otherwise respond to competitive pressures would be significantly impaired.

Although we expect the Merger to be beneficial for us, such benefits may not be realized because of integration difficulties or other challenges.

PowerLight has global operations that will need to be integrated successfully in order for us to realize the benefits anticipated from the Merger. Realizing these benefits will require the meshing of technology, operations and personnel of SunPower and PowerLight into a single organization. We expect the integration to be a complex, time-consuming and expensive process that, even with proper planning and implementation, could cause significant disruption. The challenges that we may face include, but are not limited to, the following:

•	consolidating operations, including rationalizing corporate information technology and administrative infrastructures;

•	our management gaining sufficient experience with technologies and markets in which the PowerLight business is involved, which may be necessary to successfully operate and integrate the business;

•	coordinating sales and marketing efforts between the two companies;

•	overcoming any perceived adverse changes in business focus or model;

•	realizing synergies necessary to meet our long-term margin targets, given PowerLight’s historical margins;

•	coordinating and harmonizing research and development activities to accelerate introduction of new products and technologies with reduced cost;

•	preserving customer, supplier, distribution and other important relationships of SunPower and PowerLight and resolving any potential conflicts that may arise;

•	retaining key employees and maintaining employee morale;

•	addressing differences in the business cultures of SunPower and PowerLight;

•	coordinating and combining operations, relationships and facilities outside of the United States, which may be subject to additional constraints imposed by geographic distance, local laws and regulations; and

•	creating a consolidated internal control over financial reporting structure so that we and our independent auditors can report on the effectiveness of our internal controls over financial reporting.

We may not be able to successfully integrate the operations of PowerLight in a timely manner, or at all. In addition, we may not realize the anticipated benefits and synergies of the Merger to the extent or when anticipated. Even if the integration of SunPower’s and PowerLight’s operations, products and personnel is successful, it may place a significant burden on our management resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm our business, financial condition and operating results.

The completion of the Merger could cause certain solar cell and panel suppliers to reduce or terminate their business relationship with our PowerLight business, which could adversely affect the ability of our PowerLight business to meet customer demand for its solar power systems and materially adversely affect our results of operations and financial condition.

As a result of the Merger, we now directly compete with certain suppliers of solar cells and panels to our PowerLight business. As a result, the Merger could cause one or more solar cell and panel suppliers to reduce or terminate their business relationship with our PowerLight business. After the Merger closed, we discontinued our purchasing relationship with a historically large supplier, which will not supply solar panels to PowerLight beyond the first quarter. Other reductions or terminations, which may be significant, could occur. Any such reductions or terminations could adversely affect the ability of our PowerLight business to meet customer demand for its solar power systems, and materially adversely affect its results of operations and financial condition, which would likely materially adversely affect our results of operations and financial condition.

We will use commercially reasonable efforts to replace any lost solar cells or panels with our own inventory to mitigate the impact on the PowerLight business. However, such replacements may not be sufficient to fully address solar supply shortfalls experienced by our PowerLight business, and in any event could negatively impact our revenue and earnings as it forgoes selling such inventory to third parties.

The completion of the Merger could cause our customers to reduce or terminate their business relationship with us, which could adversely affect our ability to distribute our products and materially adversely affect our results of operations and financial condition.

PowerLight directly competes, as a distributor of solar panels and systems, with many of our customers. For instance, both Conergy AG and Solon AG, two of our largest customers, actively compete with our PowerLight business in the large-scale solar power plant market. The completion of the Merger could cause these customers to be concerned that we will reduce our level of business with them and perform a significant portion of our integration activities through our PowerLight business, thereby competing with certain of our customers. As a result, customers might reduce or terminate their business relationships with us, making it more difficult for us to sell our products and expand our business. Any such outcome could have a material adverse effect on our revenue and earnings.

We may be harmed by liabilities arising out of our acquisition of PowerLight and the indemnity they have agreed to provide may be insufficient to compensate us for these damages.

PowerLight has made representations and warranties to us in the Merger Agreement, including those relating to the accuracy of its financial statements, the absence of litigation and environmental matters and the consents needed to transfer permits, licenses and third-party contracts in connection with our acquisition of PowerLight. To the extent that we are harmed by a breach of these representations and warranties, PowerLight’s stockholders have agreed to indemnify us for monetary damages from an escrowed proceeds account. In most cases we are required to absorb approximately the first $2.4 million before we are entitled to indemnification. The escrowed proceeds account is limited to $19.7 million in cash and 840,000 shares of our class A common stock, of which approximately one-half of the original escrow will be released (less any pending claims) at the first anniversary of the closing date. Our rights to recover damages under several provisions of the Merger Agreement will also expire on the first anniversary of the closing date. After the first anniversary of the closing date we will be entitled to recover only limited types of losses, and our recovery will be limited to the amount available in the escrow fund at the time of a claim. The amount available in the escrow fund will be progressively reduced to zero over the period from the first to the fifth anniversaries of the closing date. We may incur liabilities from this acquisition which are not covered by the representations and warranties set forth in the agreement or which are non-monetary in nature. Consequently, our acquisition of PowerLight may expose us to liabilities for which we are not entitled to indemnification or our indemnification rights are insufficient.

PowerLight will need to obtain certain regulatory and third-party consents as a result of the Merger and, if it cannot obtain these consents, PowerLight’s and/or SunPower’s business may be harmed.

PowerLight is currently attempting to obtain certain regulatory and third-party consents which are triggered upon a change of control. If PowerLight is unable to do so, it may be forced to renegotiate these agreements or be exposed to regulatory sanctions. There can be no assurance that PowerLight will be able to obtain any required regulatory approvals or renegotiate or to negotiate new agreements on favorable terms, or at all.

We expect to continue to incur significant costs in connection with the Merger.

We expect our direct transaction costs of will total approximately $3.0 million in connection with the Merger, which costs will be capitalized as purchase price. We believe that we will also incur charges to operations in the first quarter of 2007 to reflect the costs of integrating the two companies, but cannot reasonably estimate those costs at this time. There can be no assurance that we will not incur additional material charges in subsequent quarters to reflect additional costs associated with the Merger.

Charges to earnings resulting from the application of the purchase method of accounting to the Merger may adversely affect the market value of our class A common stock.

In accordance with generally accepted accounting principles in the United States, or U.S. GAAP, we are accounting for the Merger using the purchase method of accounting, which may require an increase in the value of intangible assets and inventory to their respective fair values. Further, a portion of the purchase price paid in the Merger has been allocated to in-process research and development. These purchase accounting adjustments may result in material recurring and nonrecurring charges to earnings that could have a material adverse effect on the market value of our class A common stock. Under the purchase method of accounting, we will allocate the total purchase price to PowerLight’s net tangible assets and intangible assets based on their fair values as of the date of completion of the Merger and record the excess of the purchase price over those fair values as goodwill. We will incur amortization expense over the useful lives of amortizable intangible assets acquired in connection with the Merger. In addition, to the extent the value of goodwill and long lived assets becomes impaired, we may be required to incur material charges relating to the impairment of those assets. Further, we may be impacted by nonrecurring charges related to reduced gross profit margins from the requirement to adjust PowerLight’s inventory to fair value. Finally, we will incur ongoing compensation charges associated with assumed options, equity held by employees of PowerLight and subjected to equity restriction agreements, and restricted stock granted to employees of our PowerLight business. We estimate that these charges will aggregate approximately $37 million in each of 2007 and 2008 and lesser amounts in the succeeding two years. Any of the foregoing charges could have a material impact on our results of operations.

Risks Related to Our Business

The solar power industry is currently experiencing an industry-wide shortage of polysilicon. The prices that we pay for polysilicon have increased recently and we expect prices to remain at or above current levels for the foreseeable future, which may constrain our revenue growth and decrease our gross margins and profitability.

Polysilicon is an essential raw material in our production of photovoltaic, or solar, cells and also in the solar cells and modules used by our PowerLight business to produce solar power systems. Polysilicon is created by refining quartz or sand. Polysilicon is melted and grown into crystalline ingots by companies specializing in ingot growth. We procure silicon ingots from these suppliers on a contractual basis and then slice these ingots into wafers. We also purchase wafers and polysilicon from third-party vendors. The ingots are sliced and the wafers are processed into solar cells in our Philippines manufacturing facility.

There is currently an industry-wide shortage of polysilicon, which has resulted in significant price increases. We expect that the average price of polysilicon will continue to increase. Increases in polysilicon prices have in the past increased our manufacturing costs and may impact our manufacturing costs and net income in the future. As demand for solar cells has increased, many of our principal competitors have announced plans to add additional manufacturing capacity. As this manufacturing capacity becomes operational, it will increase the demand for polysilicon and further exacerbate the current shortage. Polysilicon is also used in the semiconductor industry generally and any increase in demand from that sector will compound the shortage. The production of polysilicon is capital intensive and adding additional capacity requires significant lead time. While we are aware that several new facilities for the manufacture of polysilicon are under construction, we do not believe that the supply imbalance will be remedied in the near term. We expect that polysilicon demand will continue to outstrip supply throughout 2007 and potentially for a longer period.

Although we have contracted with vendors for what we believe will be an adequate supply of silicon ingots through 2007, our estimates regarding our supply needs may not be correct and our purchase orders and contracts may be cancelled by our suppliers. The volume and pricing associated with these purchase orders and contracts may be changed by our suppliers based on market conditions. Our purchase orders are generally non-binding in nature. If our suppliers were to cancel our purchase orders or change the volume or pricing associated with these purchase orders and/or contracts, we may be unable to meet customer demand for our products, which could cause us to lose customers, market share and revenue. This would have a material negative impact on our business and operating results. If our manufacturing yields decrease significantly, we add manufacturing capacity faster than currently planned or our suppliers cancel or fail to deliver, we may not have made adequate provision for our polysilicon needs for the balance of the year. In addition, we currently purchase polysilicon and make advances to suppliers to secure future polysilicon supply, which adversely affects our liquidity. These advances may in the future take the form of equity issuances, which would result in additional dilution to our stockholders.

In addition, since some of our silicon ingot and wafer arrangements are with suppliers who do not themselves manufacture polysilicon but instead purchase their requirements from other vendors, these suppliers may not be able to obtain sufficient polysilicon to satisfy their contractual obligations to us.

There are a limited number of polysilicon suppliers. Many of our competitors also purchase polysilicon from our suppliers. Since we have only been purchasing polysilicon in bulk for slightly more than one year, which is a shorter period than our competitors, these other competitors have longer and perhaps stronger relationships with our suppliers than we do. Many of them also have greater buying power than we do. Some of our competitors also have inter-locking board members with their polysilicon suppliers or have entered into joint ventures with their suppliers. Additionally, a substantial amount of our future polysilicon requirements are expected to be sourced by new suppliers that have not yet proven their ability to manufacture large volumes of polysilicon. In some cases we expect that new entrants will provide us with polysilicon and ingots. The failure of these new entrants to produce adequate supplies of polysilicon and/or ingots in the quantities and quality we require could adversely affect our ability to grow production volumes and revenues and could also result in a decline in our gross profit margin. Since we have committed to significantly increase our manufacturing output, an inadequate supply of polysilicon would harm us more than it would harm many of our competitors.

The inability to obtain sufficient polysilicon, ingots or wafers at commercially reasonable prices or at all would adversely affect our ability to meet existing and future customer demand for our products and could cause us to make fewer shipments, lose customers and market share and generate lower than anticipated revenue, thereby seriously harming our business, financial condition and results of operations.

A limited number of our customers are expected to continue to comprise a significant portion of our revenues and any decrease in revenue from these customers could have an adverse effect on us.

Even though our customer base is expected to increase and our revenue streams to diversify as a result of the Merger, a large portion of our net revenues will likely continue to depend on sales to a limited number of customers. During the first nine months of 2006, sales to our top ten customers accounted for 61.0% of our revenues. Currently, our largest customers for our solar power products are Conergy AG, or Conergy, and Solon AG, or Solon. Conergy accounted for approximately 24% of our revenue for the nine months ended September 30, 2006. Solon accounted for approximately 27% of our revenue for the nine months ended September 30, 2006. The loss of sales to any of these customers would have a significant negative impact on our business. Our agreements with these customers may be cancelled if we fail to meet certain product specifications or materially breach the agreement or in the event of bankruptcy, and our customers may seek to renegotiate the terms of current agreements or renewals. Most of the solar panels we sell to the European market are sold through our agreement with Conergy, and we may enter into similar agreements in the future.

We currently sell to a relatively small number of customers, and we expect our operating results will likely continue to depend on sales to a relatively small number of customers for the foreseeable future, as well as the ability of these customers to sell solar power products that incorporate our solar cells. Our customer relationships have been developed over a short period of time and are generally in their preliminary stages. We cannot be certain that these customers will generate significant revenue for us in the future or if these customer relationships will continue to develop. If our relationships with our other customers do not continue to develop, we may not be able to expand our customer base or maintain or increase our revenue. This is exacerbated by our current manufacturing constraints for solar cells which limit our ability to sell to other customers and our contractual arrangements which require us to sell part of our future output to Conergy and Solon. In addition, our business is affected by competition in the market for the end products that each of Conergy and Solon sell, and any decline in their business could harm our business and cause our revenue to decline.

Our operating results will be subject to fluctuations and are inherently unpredictable; if we fail to meet the expectations of securities analysts or investors, our stock price may decline significantly.

Our quarterly revenue and operating results will be difficult to predict and SunPower’s and PowerLight’s results have in the past fluctuated from quarter to quarter. It is possible that our operating results in some quarters will be below market expectations. Our quarterly operating results will be affected by a number of factors, including:

•	the average selling price of SunPower’s solar cells and panels and imaging detectors and our PowerLight business’ solar power systems;

•	the availability and pricing of raw materials, particularly polysilicon;

•	the availability, pricing and timeliness of delivery of raw materials and components, particularly solar panels and balance of systems components, including steel, necessary for our PowerLight business’ solar power systems to function;

•	the rate and cost at which we are able to expand our manufacturing and product assembly capacity to meet customer demand, including costs and timing of adding personnel;

•	the amount and timing of sales of our PowerLight business’ systems, especially medium and large-scale projects, which may individually cause severe fluctuations in our revenue;

•	our ability to meet project completion schedules and the corresponding revenue impact under the percentage-of-completion method of recognizing revenue for projects of our PowerLight business;

•	construction cost overruns, including those associated with the introduction of new products;

•	the impact of seasonal variations in demand and/or revenue recognition linked to construction cycles and weather conditions;

•	timing, availability and changes in government incentive programs;

•	unplanned additional expenses such as manufacturing failures, defects or downtime;

•	acquisition and investment related costs;

•	unpredictable volume and timing of customer orders, some of which are not fixed by contract but vary on a purchase order basis;

•	the loss of one or more key customers or the significant reduction or postponement of orders from these customers;

•	geopolitical turmoil within any of the countries in which we operate or sell products;

•	foreign currency fluctuations, particularly in the Euro, Philippine peso or South Korean won;

•	the effect of currency hedging activities;

•	our ability to establish and expand customer relationships;

•	changes in our manufacturing costs;

•	changes in the relative sales mix of our solar cells, solar panels and imaging detectors;

•	the availability, pricing and timeliness of delivery of other products, such as inverters necessary for our solar power products to function;

•	our ability to successfully develop, introduce and sell new or enhanced solar power products in a timely manner, and the amount and timing of related research and development costs;

•	the timing of new product or technology announcements or introductions by our competitors and other developments in the competitive environment;

•	the willingness of competing solar cell and panel suppliers to continue product sales to our PowerLight business;

•	increases or decreases in electric rates due to changes in fossil fuel prices or other factors; and

•	shipping delays.

We will base our planned operating expenses in part on our expectations of future revenue, and a significant portion of our expenses will be relatively fixed in the short term. If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter. This may cause us to miss analysts’ guidance or any future guidance announced by us. If we fail to meet or exceed analyst or investor expectations or our own future guidance, even by a small amount, our stock price could decline, perhaps substantially.

We have four solar cell production lines which are located in our manufacturing facilities in the Philippines, and if we experience interruptions in the operation of these production lines or are unable to add additional production lines, it would likely result in lower revenue and earnings than anticipated.

We currently operate four solar cell manufacturing lines which are located at our manufacturing facilities in the Philippines. If our current or future production lines were to experience any problems or downtime, including those caused by intermittent electricity supply at our Philippines facilities, we would be unable to meet our production targets and our business would suffer. If any piece of equipment were to break down or experience downtime, it could cause our production lines to go down. We have recently acquired a second solar cell manufacturing facility nearby our existing facility in the Philippines. This expansion has required and will continue to require significant management attention, a significant investment of capital and substantial engineering expenditures and is subject to significant risks including:

•	we may experience cost overruns, delays, equipment problems and other operating difficulties;

•	we may experience difficulties expanding our processes to larger production capacity;

•	our custom-built equipment may take longer and cost more to engineer than planned and may never operate as designed; and

•	we are incorporating first-time equipment designs and technology improvements, which we expect to lower unit capital and operating costs, but this new technology may not be successful.

If we experience any of these or similar difficulties, we may be unable to complete the addition of new production lines on schedule in order to expand our manufacturing facilities and our manufacturing capacity could be substantially constrained. If this were to occur, our per-unit manufacturing costs would increase, we would be unable to increase sales as planned and our earnings would likely be materially impaired.

We have recently established a captive solar panel assembly factory, and, if this panel manufacturing factory is unable to produce high quality solar panels at commercially reasonable costs, our revenue growth and gross margin could be adversely affected.

We have constructed a new 30 megawatt automated solar panel assembly factory in the Philippines. This factory commenced commercial production during the fourth quarter of 2006. Much of the manufacturing equipment and technology in this factory is new and unproven in volume production of solar panels. In the event that this factory is unable to ramp production with commercially reasonable yields and competitive production costs, our anticipated revenue growth and gross margin will be adversely affected.

If we do not achieve satisfactory yields or quality in manufacturing our solar cells, our sales could decrease and our relationships with our customers and our reputation may be harmed.

The manufacture of solar cells is a highly complex process. Minor deviations in the manufacturing process can cause substantial decreases in yield and in some cases, cause production to be suspended or yield no output. We have from time to time experienced lower than anticipated manufacturing yields. This often occurs during the production of new products or the installation and start-up of new process technologies or equipment. For example, we recently acquired a building to house our second solar cell manufacturing facility near our existing facility. As we expand our manufacturing capacity and bring additional lines or facilities into production, we may experience lower yields initially as is typical with any new equipment or process. We also expect to experience lower yields as we continue the initial migration of our manufacturing processes to thinner wafers. If we do not achieve planned yields, our product costs could increase, and product availability would decrease resulting in lower revenues than expected.

The reduction or elimination of government and economic incentives could cause our revenue to decline.

We believe that the near-term growth of the market for on-grid applications, where solar power is used to supplement a customer’s electricity purchased from the utility network or sold to a utility under tariff, depends in large part on the availability and size of government and economic incentives. Because a majority of our sales are in the on-grid market, the reduction or elimination of government and economic incentives may adversely affect the growth of this market or result in increased price competition, both of which could cause our revenue to decline.

Today, the cost of solar power exceeds retail electric rates in many locations. As a result, federal, state and local government bodies in many countries, most notably Germany, Japan, Spain, Italy, Portugal, South Korea and the United States, have provided incentives in the form of feed-in tariffs, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated altogether. For example, Germany has been a strong supporter of solar power products and systems and political changes in Germany could result in significant reductions or eliminations of incentives, including the reduction of feed-in tariffs more rapidly than required by current law. Some solar program incentives expire, decline over time, are limited in total funding or require renewal of authority. Net metering and other operational policies in California, Japan or other markets could limit the amount of solar power installed there. Reductions in, or eliminations or expirations of, governmental incentives could result in decreased demand for and lower revenue from our products. Changes in the level or structure of a renewable portfolio standard could also result in decreased demand for and lower revenue from our products.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar power products, which may significantly reduce demand for our products.

The market for electricity generation products is heavily influenced by foreign, U.S. federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the U.S. and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Customer purchases of, or further investment in the research and development of, alternative energy sources, including solar power technology, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our solar power products. For example, without a regulatory mandated exception for solar power systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility network. These fees could increase the cost to our customers of using our solar power products and make them less desirable, thereby harming our business, prospects, results of operations and financial condition.

We anticipate that our solar power products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters. It is difficult to track the requirements of individual states and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our solar power products may result in significant additional expenses to us and our resellers and their customers and, as a result, could cause a significant reduction in demand for our solar power products.

Changes in tax laws or fiscal policies may decrease the return on investment for customers of our PowerLight business, and for certain investors in its projects, which could decrease demand for its products and services and harm its business.

In the nine months ended September 30, 2006, 22% of PowerLight’s revenues were derived from sales of solar power systems to companies formed to develop and operate solar power generation facilities. Such companies have been formed by third party investors with some frequency in the United States, Germany, Spain, South Korea and Portugal, as these investors seek to benefit from government mandated feed-in tariffs and similar legislation. PowerLight’s business depends in part on the continuing formation of such companies and the potential revenue source they represent. In deciding whether to form and invest in such companies, potential investors weigh a variety of considerations, including their projected return on investment. Such projections are based on current and proposed federal, state and local laws, particularly tax legislation. Changes to these laws, including amendments to existing tax laws or the introduction of new tax laws, tax court rulings as well as changes in administrative guidelines, ordinances and similar rules and regulations could result in different tax assessments and may adversely affect an investor’s projected return on investment, which could have a material adverse effect on PowerLight’s business and results of operations.

Problems with product quality or product performance, including defects, in our solar cells could result in a decrease in customers and revenue, unexpected expenses and loss of market share.

Our solar cells are complex and must meet stringent quality requirements. Products as complex as ours may contain undetected errors or defects, especially when first introduced. For example, our solar cells and solar panels may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. These defects could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from product development efforts and significantly affect our customer relations and business reputation. If we deliver solar cells or solar panels with errors or defects, or if there is a perception that our solar cells or solar panels contain errors or defects, our credibility and the market acceptance and sales of our solar power products could be harmed.

The possibility of future product failures could cause us to incur substantial expense to repair or replace defective products. Furthermore, widespread product failures may damage our market reputation and reduce our market share and cause sales to decline. We have agreed to indemnify our customers and our distributors in some circumstances against liability from defects in our solar cells. A successful indemnification claim against us could require us to make significant damage payments, which would negatively affect our financial results.

If we are subject to warranty and product liability claims, such claims could adversely affect our business and results of operations.

Like other retailers, distributors and manufacturers of products that are used by consumers, we face an inherent risk of exposure to product liability claims in the event that the use of the solar power products into which our solar cells and solar panels are incorporated results in injury. Our PowerLight business may be subject to warranty and product liability claims in the event that its solar power systems fail to perform as expected or if a failure of its solar power systems results, or is alleged to result, in bodily injury, property damage or other damages. Since our solar power products are electricity producing devices, it is possible that our products could result in injury, whether by product malfunctions, defects, improper installation or other causes. In addition, since we only began selling our solar cells and solar panels in late 2004 and the products we are developing incorporate new technologies and use new installation methods, we cannot predict whether or not product liability claims will be brought against us in the future or the effect of any resulting negative publicity on our business. Moreover, we may not have adequate resources in the event of a successful claim against us. We have evaluated the potential risks we face and believe that we have appropriate levels of insurance for product liability claims. We rely on our general liability insurance to cover product liability claims and have not obtained separate product liability insurance. However, a successful warranty or product liability claim against us that is not covered by insurance or is in excess of our available insurance limits could require us to make significant payments of damages. In addition, quality issues can have various other ramifications, including delays in the recognition of revenue, loss of revenue, loss of future sales opportunities, increased costs associated with repairing or replacing products, and a negative impact on our goodwill and reputation, which could also adversely affect our business and operating results. Our PowerLight business’ exposure to warranty and product liability claims is expected to increase significantly in connection with its planned expansion into the new home development market.

Warranty and product liability claims may result from defects or quality issues in certain third party technology and components that our PowerLight business incorporates into its solar power systems, particularly solar cells and panels, over which it has no control. While its agreements with its suppliers generally include warranties, such provisions may not fully compensate us for any loss associated with third-party claims caused by defects or quality issues in such products. In the event we seek recourse through warranties, we will also be dependent on the creditworthiness and continued existence of the suppliers to our PowerLight business.

Our PowerLight business’ current standard warranty differs by geography and end-customer application and includes either a one-, two- or five-year comprehensive parts and workmanship warranty, after which the customer may typically extend the period covered by its warranty for an additional fee. Due to the warranty period, our PowerLight business bears the risk of extensive warranty claims long after it has completed a project and recognized revenues. Future product failures could cause our PowerLight business to incur substantial expenses to repair or replace defective products. While our PowerLight business generally passes through manufacturer warranties it receives from its suppliers to its customers, it is responsible for repairing or replacing any defective parts during its warranty period, often including those covered by manufacturers warranties. If the manufacturer disputes or otherwise fails to honor its warranty obligations, our PowerLight business may be required to incur substantial costs before it is compensated, if at all, by the manufacturer. Furthermore, the PowerLight business’ warranties may exceed the period of any warranties from the PowerLight business’ suppliers covering components included in its systems, such as inverters.

In February 2004, one of PowerLight’s major panel suppliers at the time, AstroPower, Inc., filed for bankruptcy. PowerLight had installed systems incorporating over 30,000 AstroPower panels, and approximately 27,000 of these panels incorporated into systems that are still under warranty by it. The majority of these warranties expire by 2008, and all expire by 2010. While PowerLight has not experienced a significant number of warranty or other claims related to installed AstroPower panels, it may in the future incur significant unreimbursable expenses in connection with the repair or replacement of these panels, which could have a material adverse effect on our business and results of operations. In addition, another major supplier of solar panels notified PowerLight of a product defect that may affect a substantial number of panels installed by PowerLight during the period 2002 through September 2006. If the supplier does not perform its contractual obligations to remediate the defective panels, we will be exposed to those costs it would incur under the warranty with its customers. See note 9 to PowerLight’s unaudited consolidated financial statements for the nine months ended September 30, 2006 and 2005 included in our Current Report on Form 8-K/A as filed with the SEC on January 25, 2007, which is incorporated by reference herein, for further information regarding this product defect and PowerLight potential warranty exposure.

We have incurred operating losses since inception, and may not be able to generate sufficient revenue in the future to achieve or sustain profitability.

For the nine months ended September 30, 2006, on a pro forma basis for the Merger, we would have had net losses of approximately $35.6 million. To achieve profitability, we will need to generate and sustain higher revenue while maintaining reasonable cost and expense levels. We do not know if our revenue will grow, or if it will grow sufficiently to outpace our expenses, which we expect to increase as we expand our manufacturing capacity. We may not be able to sustain or increase profitability on a quarterly or an annual basis. If we do not sustain profitability or otherwise meet the expectations of securities analysts or investors, the market price of our common stock will likely decline.

We will continue to be dependent on a limited number of third-party suppliers for key components for its products, which could prevent us from delivering our products to our customers within required timeframes, which could result in installation delays, cancellations, liquidated damages and loss of market share.

In addition to our reliance on a small number of suppliers for its solar cells and panels, our PowerLight business relies on third-party suppliers for key components for its solar power systems, such as inverters that convert the direct current electricity generated by solar panels into alternating current electricity usable by the customer. For the year ended December 31, 2005, one supplier, Xantrex Technology, Inc., accounted for nearly all of PowerLight’s inverter purchases for domestic projects and one supplier, Siemens Power Systems, Inc., accounted for most of the inverter purchases for European projects. In addition, The Dow Chemical Company supplies all of the foam required to manufacture PowerLight’s PowerGuard® roof system.

If we fail to develop or maintain our relationships with these or our other suppliers, we may be unable to manufacture our products or our products may be available only at a higher cost or after a long delay, which could prevent us from delivering our products to our customers within required timeframes and we may experience order cancellation and loss of market share. To the extent the processes that our suppliers use to manufacture components are proprietary, we may be unable to obtain comparable components from alternative suppliers. The failure of a supplier to supply components in a timely manner, or to supply components that meet our quality, quantity and cost requirements, could impair our ability to manufacture our products or decrease their costs. If we cannot obtain substitute materials on a timely basis or on acceptable terms, we could be prevented from delivering our products to our customers within required timeframes, which could result in installation delays, cancellations, liquidated damages and loss of market share, any of which could have a material adverse effect on our business and results of operations.

Any firm commitment supply agreements with solar panel manufacturers could result in insufficient or excess inventory.

PowerLight recently attempted to address the solar cell and panel shortage by negotiating certain multi-year contractual commitments from suppliers. Under such agreements, it is generally required to purchase a specified number of solar cells or panels at fixed prices. Our PowerLight business’ failure to satisfy its purchase obligations may result in substantial liquidated or other damages that we will be required to pay these suppliers. PowerLight did not obtain, and we do not intend to obtain, contracts or commitments from customers for products incorporating solar panels prior to the negotiation of such firm commitment contracts. Instead, PowerLight relies on its long-term internal forecasts to determine the timing of its production schedules and the volume and mix of its products to be manufactured, including the estimated number of solar panels needed. The level and timing of orders placed by customers may vary for many reasons. As a result, at any particular time, we may have insufficient or excess inventory, and incur liquidated or other damages with suppliers to our PowerLight business for failure to satisfy its purchase obligations, any of which could have a material adverse effect on our business and results of operations. In addition, if we enter into long-term solar panel purchase commitments, due to the rapid pace of technological advancements in the solar power industry, we increase our risk of obsolescence of products that we have agreed to purchase over extended periods.

Acquisitions of other companies or investments in joint ventures with other companies could adversely affect our operating results, dilute our stockholders’ equity, or cause us to incur additional debt or assume contingent liabilities.

To increase our business and maintain our competitive position, we may acquire other companies or engage in joint ventures in the future. Acquisitions and joint ventures involve a number of risks that could harm our business and result in the acquired business or joint venture not performing as expected, including:

•	insufficient experience with technologies and markets in which the acquired business is involved, which may be necessary to successfully operate and integrate the business;

•	problems integrating the acquired operations, personnel, technologies or products with the existing business and products;

•	diversion of management time and attention from the core business to the acquired business or joint venture;

•	potential failure to retain key technical, management, sales and other personnel of the acquired business or joint venture;

•	difficulties in retaining relationships with suppliers and customers of the acquired business, particularly where such customers or suppliers compete with us; and

•	subsequent impairment of the acquired assets, including intangible assets.

We may decide that it is in its best interests to enter into acquisitions or joint ventures that are dilutive to earnings per share or that negatively impact margins as a whole. In addition, acquisitions or joint ventures could require investment of significant financial resources and require us to obtain additional equity financing, which may dilute our stockholders’ equity, or require us to incur additional indebtedness.

To the extent that we invest in upstream suppliers or downstream channel capabilities, we may experience competition or channel conflict with certain of our existing and potential suppliers and customers. Specifically, existing and potential suppliers and customers may perceive that we are competing directly with them by virtue of such investments and may decide to reduce or eliminate their supply volume to us or order volume from us. In particular, any supply reductions from our polysilicon, ingot or wafer suppliers could materially reduce manufacturing volume.

We have significant international activities and customers, and plan to continue these efforts, which subject us to additional business risks, including logistical complexity, political instability and currency fluctuations.

For the nine months ended September 30, 2006, a substantial portion of our sales, on a pro forma basis for the Merger, were made to customers outside of the United States. We currently have four solar cell production lines in operation, which are located at our manufacturing facility in the Philippines. In addition, a majority of our assembly functions have historically been conducted by a third-party subcontractor in China. PowerLight has historically had significant sales in Germany, Portugal and Spain. Risks we face in conducting business internationally include:

•	multiple, conflicting and changing laws and regulations, export and import restrictions, employment laws, regulatory requirements and other government approvals, permits and licenses;

•	difficulties and costs in staffing and managing foreign operations such as our manufacturing facility in the Philippines, as well as cultural differences;

•	difficulties and costs in recruiting and retaining individuals skilled in international business operations;

•	increased costs associated with maintaining international marketing efforts;

•	potentially adverse tax consequences;

•	inadequate local infrastructure;

•	financial risks, such as longer sales and payment cycles and greater difficulty collecting accounts receivable; and

•	political and economic instability, including wars, acts of terrorism, political unrest, boycotts, curtailments of trade and other business restrictions.

Specifically, we face risks associated with political and economic instability and civil unrest in the Philippines. In addition, in the Asia/Pacific region generally, we face risks associated with a recurrence of SARS, tensions between countries in that region, such as political tensions between China and Taiwan, the ongoing discussions with North Korea regarding its nuclear weapons program, potentially reduced protection for intellectual property rights, government-fixed foreign exchange rates, relatively uncertain legal systems and developing telecommunications infrastructures. In addition, some countries in this region, such as China, have adopted laws, regulations and policies which impose additional restrictions on the ability of foreign companies to conduct business in that country or otherwise place them at a competitive disadvantage in relation to domestic companies.

In addition, although base wages are lower in the Philippines than in the United States, wages for our employees in the Philippines are increasing, which could result in increased costs to employ our manufacturing engineers. As of September 30, 2006, approximately 93% of SunPower’s employees were located in the Philippines. We also are faced with competition in the Philippines for employees, and we expect this competition to increase as additional solar companies enter the market and expand their operations. In particular, there may be limited availability of qualified manufacturing engineers. We have benefited from an excess of supply over demand for college graduates in the field of engineering in the Philippines. If this favorable imbalance changes due to increased competition, it could affect the availability or cost of qualified employees, who are critical to our performance. This could increase our costs and turnover rates.

A significant portion of our operations occur outside the United States. Currency fluctuations in the Euro, Philippine peso or the South Korean won relative to the U.S. dollar could decrease revenue or increase its expenses.

During the nine months ended September 30, 2006, approximately 70% of SunPower’s total revenue, on a pro forma basis for the Merger, was generated outside the United States. We presently have currency exposure arising from sales, capital equipment purchases, prepayments and customer advances denominated in foreign currencies. A majority of SunPower’s total revenue is denominated in Euros, including fixed price agreements with Conergy and Solon, and a significant portion is denominated in U.S. dollars, while a portion of SunPower’s costs are incurred and paid in Euros and a smaller portion of SunPower’s expenses are paid in Philippine pesos and Japanese yen. In addition, SunPower’s prepayment to Wacker-Chemie AG, a polysilicon supplier to SunPower, and SunPower’s customer advances from Solon are denominated in Euros. In 2005 and for the nine months ended September 30, 2006, approximately 19% and 34%, respectively, of PowerLight’s total revenue was generated outside the U.S. PowerLight presently has currency exposure arising from both sales and purchases denominated in foreign currencies. A large portion of PowerLight’s total revenue is denominated in Euros, and a significant portion of its costs are incurred and paid in Euros.

We are exposed to the risk of a decrease in the value of the Euro relative to the U.S. dollar, which would decrease our total revenue. Changes in exchange rates between foreign currencies and the U.S. dollar may adversely affect our operating margins. For example, if these foreign currencies appreciate against the U.S. dollar, it will make it more expensive in terms of U.S. dollars to purchase inventory or pay expenses with foreign currencies. In addition, currency devaluation can result in a loss to us if we hold deposits of that currency as well as make our products, which are usually purchased with U.S. dollars, relatively more expensive than products manufactured locally. An increase in the value of the U.S. dollar relative to foreign currencies could make our solar cells more expensive for international customers, thus potentially leading to a reduction in our sales and profitability. Furthermore, many of our competitors will be foreign companies that could benefit from such a currency fluctuation, making it more difficult for us to compete with those companies. We currently conduct hedging activities, which involve the use of currency forward contracts. We cannot predict the impact of future exchange rate fluctuations on our business and operating results. In the past, we have experienced an adverse impact on our total revenue and profitability as a result of foreign currency fluctuations.

The current tax holidays in the Philippines will expire within the next several years.

We currently benefit from income tax holiday incentives in the Philippines pursuant to our Philippine subsidiary’s registrations with the Board of Investments and Philippine Economic Zone Authority, which provide that we pay no income tax in the Philippines for four years pursuant to our Board of Investments non-pioneer status and Philippine Economic Zone Authority registrations, and six years pursuant to our Board of Investments pioneer status registration. Our current income tax holidays expire in 2010, and we intend to apply for extensions. However, these tax holidays may or may not be extended. We believe that as our Philippine tax holidays expire, (a) gross income attributable to activities covered by our Philippine Economic Zone Authority registrations will be taxed at a 5% preferential rate, and (b) our Philippine net income attributable to all other activities will be taxed at the statutory Philippine corporate income tax rate of 32%. As of yet no tax benefit has been realized from the income tax holiday due to operating losses in the Philippines.

We may not be able to increase or sustain our recent growth rate, and we may not be able to manage our future growth effectively.

We may be unable to continue to expand our business or manage future growth. Our recent expansion has placed, and our planned expansion and any other future expansion will continue to place, a significant strain on our management, personnel, systems and resources. We plan to purchase additional equipment to significantly expand our manufacturing capacity and to hire additional employees to support an increase in manufacturing, research and development and our sales and marketing efforts. To successfully manage our growth and handle the responsibilities of being a public company, we believe we must effectively:

•	hire, train, integrate and manage additional qualified engineers for research and development activities, sales and marketing personnel, and financial and information technology personnel;

•	retain key management and augment our management team, particularly if we lose key members;

•	continue to enhance our customer resource management and manufacturing management systems;

•	implement and improve additional and existing administrative, financial and operations systems, procedures and controls, including the need to integrate our financial internal control systems in our Philippines facility with those of our San Jose, California headquarters;

•	expand and upgrade our technological capabilities; and

•	manage multiple relationships with our customers, suppliers and other third parties.

PowerLight experienced significant revenue growth due primarily to the development and market acceptance of its PowerGuard® roof system, the acquisition and introduction of its PowerTracker® ground and elevated parking systems, its development of other technologies and increasing global interest and demand for renewable energy sources, including solar power generation. As a result, PowerLight increased its revenues in a relatively short period of time. Its annual revenue increased from $50.9 million in 2003 to $87.6 million in 2004 to $107.8 million in 2005, and from $66.7 million to $140.1 million for the nine months ended September 30, 2005 and 2006, respectively. Our PowerLight business may not experience similar revenue growth in future periods. Accordingly, you should not rely on the results of any prior quarterly or annual period as an indication of the future operating performance of our PowerLight business.

We may encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by rapid growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, develop new solar cells and other products, satisfy customer requirements, execute our business plan or respond to competitive pressures.

We had approximately 1,630 full-time employees as of January 1, 2007, on a pro forma combined basis, and we anticipate that we will need to hire a significant number of highly skilled technical, manufacturing, sales, marketing, administrative and accounting personnel. The competition for qualified personnel is intense in our industry. We may not be successful in attracting and retaining sufficient numbers of qualified personnel to support our anticipated growth. Since we are a public company, may have more difficulty than our private competitors in attracting personnel because of the perception that the stock option component of our compensation package may not be as valuable.

The success of our PowerLight business will depend in part on the continuing formation of such companies and the potential revenue source they represent. In deciding whether to form and invest in such companies, potential investors weigh a variety of considerations, including their projected return on investment. Such projections are based on current and proposed federal, state and local laws, particularly tax legislation. Changes to these laws, including amendments to existing tax laws or the introduction of new tax laws, tax court rulings as well as changes in administrative guidelines, ordinances and similar rules and regulations could result in different tax assessments and may adversely affect an investor’s projected return on investment, which could have a material adverse effect on our business and results of operations.

The steps we have taken to increase the efficiency of our polysilicon utilization are unproven at volume production levels and may not enable us to realize the cost reductions we anticipate.

Given the polysilicon shortage, we believe the efficient use of polysilicon will be critical to our ability to reduce our manufacturing costs. We continue to implement several measures to increase the efficient use of polysilicon in our manufacturing process. For example, we are developing processes to utilize thinner wafers which require less polysilicon and improved wafer-slicing technology to reduce the amount of material lost while slicing wafers, otherwise known as kerf loss. Although we have implemented some production on thinner wafers and anticipate further reductions in wafer thickness, these methods may have unforeseen negative consequences on our yields or our solar cell efficiency or reliability once they are put into large-scale commercial production or they may not enable us to realize the cost reductions we hope to achieve.

PowerLight recognized revenue on a “percent completion” basis and upon the achievement of contractual milestones. We intend to recognize revenue from projects our PowerLight business on a similar basis, and any delay or cancellation of a project could adversely affect our business.

PowerLight recognized revenue on a “percent completion” basis and, as a result, the revenue from this business was driven by its performance of its contractual obligations, which is generally driven by timelines for the installation of its solar power systems at customer sites. We will recognize revenue from projects of the PowerLight business on a similar basis. As a consequence of the Merger, we will delay the recognition of revenue from sales of cells and panels to PowerLight until PowerLight recognizes revenue. This could result in unpredictability of revenue and, in the near term, a revenue decrease. As with any project-related business, there is the potential for delays within any particular customer project. Variation of project timelines and estimates may impact our ability to recognize revenue in a particular period. In addition, certain customer contracts may include payment milestones due at specified points during a project. Because our PowerLight business usually must invest substantial time and incur significant expense in advance of achieving milestones and the receipt of payment, failure to achieve such milestones could adversely affect our business and results of operations.

Our PowerLight business’ sales cycles can be longer than those of SunPower and may require significant upfront investment by it which may not ultimately result in signing of a sales contract, which could materially adversely affect our business and results of operations.

Our PowerLight business’ sales cycles, which measure the time between its first contact with a customer and the signing of a sales contract for a particular project, vary substantially and average approximately eight months. Sales cycles for the PowerLight business’ systems are lengthy for a number of reasons, including:

•	its customers often delay purchasing decisions until their eligibility for an installation rebate is confirmed, which generally takes several months;

•	the long time required to secure adequate financing for system purchases on terms acceptable to customers; and

•	the customer’s review and approval processes for system purchases are lengthy and time consuming.

As a result of these long sales cycles, our PowerLight business must make significant upfront investments of resources in advance of the signing of sales contracts and the receipt of any revenues, most of which are not recognized for several additional months following contract signing. Accordingly, our PowerLight business must focus its limited resources on sales opportunities that it believes it can secure. Its inability to enter into sales contracts with potential customers after it makes such an investment could have a material adverse effect on our business and results of operations.

We depend on a combination of our own wafer-slicing operations and those of other vendors for the wafer-slicing stage of our manufacturing, and any technical problems, breakdowns, delays or cost increases could significantly delay our manufacturing operations, decrease our output and increase our costs.

We have historically depended on the wafer-slicing operations of third-party vendors to slice ingots into wafers. We have established our own wafer-slicing operations, and in the first nine months of 2006, we sliced approximately 61% of our wafers. If our third-party vendors increase their prices or decrease or discontinue their shipments to us, as a result of equipment malfunctions, competing purchasers or otherwise, and we are unable to obtain substitute wafer-slicing from another vendor on acceptable terms, or increase our own wafer-slicing operations on a timely basis, our sales will decrease, our costs may increase or our business will otherwise be harmed.

We obtain capital equipment used in our manufacturing process from sole suppliers and if this equipment is damaged or otherwise unavailable, our ability to deliver products on time will suffer, which in turn could result in order cancellations and loss of revenue.

Some of the capital equipment used in the manufacture of our solar power products and in our wafer-slicing operations has been developed and made specifically for us, is not readily available from multiple vendors and would be difficult to repair or replace if it were to become damaged or stop working. In addition, we currently obtain the equipment for many of our manufacturing processes from sole suppliers and we obtain our wafer-slicing equipment from one supplier. If any of these suppliers were to experience financial difficulties or go out of business, or if there were any damage to or a breakdown of our manufacturing or wafer-slicing equipment at a time when we are manufacturing commercial quantities of our products, our business would suffer. In addition, a supplier’s failure to supply this equipment in a timely manner, with adequate quality and on terms acceptable to us, could delay our capacity expansion of our manufacturing facility and otherwise disrupt our production schedule or increase our costs of production.

We generally do not have long-term agreements with our customers and accordingly could lose customers without warning.

We do not have long-term agreements with customers but instead operate on a purchase order basis. PowerLight is typically contracted to perform large project with no assurance of repeat business from the same customers in the future. Although we believe that cancellations on our purchase orders to date have been insignificant, our customers may cancel or reschedule purchase orders with us on relatively short notice. Cancellations or rescheduling of customer orders could result in the delay or loss of anticipated sales without allowing us sufficient time to reduce, or delay the incurrence of, our corresponding inventory and operating expenses. In addition, changes in forecasts or the timing of orders from these or other customers expose us to the risks of inventory shortages or excess inventory. This, in addition to the completion and non-repetition of large PowerLight projects, in turn could cause our operating results to fluctuate.

Sales contracts for PowerLight’s products with increasing frequency have begun to include provisions regarding liquidated damages for installation delays, electricity generation or other solar power system performance guarantees and conditional payments. If they continue, such provisions will put us at economic risk for future uncertain events.

Some of PowerLight’s larger customers require that it pay substantial liquidated damages for each day or other period its solar installation is not completed beyond an agreed target date. This is particularly true in Europe, where long-term, fixed feed-in tariffs available to investors are typically set during the year of project completion, but the fixed amount declines over time for projects completed in subsequent years. In addition, investors often require that the solar power system generate specified levels of electricity in order to maintain their investment returns, allocating risk and financial penalties to PowerLight if those levels are not achieved. Furthermore, its customers often require protections in the form of conditional payments, payment retentions or holdbacks, and similar arrangements that condition its future payments on performance. Delays in solar panel or other supply shipments, other construction delays, unexpected performance problems in electricity generation or other events could cause our PowerLight business to fail to meet these performance criteria, resulting in unanticipated revenue and earnings losses and financial penalties. If the trend for requiring such provisions continues, our PowerLight business would be subject to the same risks as PowerLight prior to the Merger, which could have a material adverse effect on our business and results of operations.

PowerLight prior to the Merger usually acted as the general contractor for its customers in connection with the installations of its solar power systems and was subject to risks associated with cost overruns, delays and other contingencies. We intend to operate the PowerLight business in the same manner, and will be subject to the same risks.

PowerLight prior to the merger acted as the general contractor for its customers in connection with the installation of its solar power systems. All essential costs were estimated at the time of entering into the sales contract for a particular project, and these were reflected in the overall price that it charges its customers for the project. These cost estimates were preliminary and may or may not be covered by contracts between PowerLight or the other project developers, subcontractors, suppliers and other parties to the project. In addition, PowerLight required qualified, licensed subcontractors to install most of its systems. Shortages of such skilled labor could significantly delay a project or otherwise increase PowerLight’s costs. Should miscalculations in planning a project or defective or late execution occur, PowerLight may not have achieved its expected margins or cover its costs. In particular, construction delays, including those caused by inclement weather, failure to timely receive necessary approvals and permits, or delays in obtaining necessary solar panels, inverters or other materials. Because we intend to operate our PowerLight business in the same manner, our PowerLight business could be subject to the same risks, and such risks could have a material adverse effect on our business and results of operations.

Our PowerLight business could be adversely affected by seasonal trends and construction cycles.

Our PowerLight business is subject to significant industry-specific seasonal fluctuations. Its sales have historically reflected these seasonal trends with the largest percentage of total revenues being realized during the last two calendar quarters. Low seasonal demand normally results in reduced shipments and revenues in the first two calendar quarters. There are various reasons for this seasonality, mostly related to economic incentives and weather patterns. For example, in European countries with feed-in tariffs, the construction of solar power systems is concentrated during the second half of the calendar year, largely due to the annual reduction of the applicable minimum feed-in tariff and the fact that the coldest winter months are January through March. In the United States, customers will sometimes make purchasing decisions towards the end of the year in order to take advantage of tax credits or for other budgetary reasons.

In addition, to the extent the PowerLight business is successful in implementing its strategy to enter the new home development market, it expects the seasonality of its business and financial results to become more pronounced as sales in this market are often tied to construction market demands which tend to follow national trends in construction, including declining sales during cold weather months.

The expansion of our PowerLight business into the residential market may increase its exposure to certain risks, including class action product liability claims.

PowerLight has expanded into the residential market by beginning to sell its systems to large production homebuilders. It currently expects this new growth strategy to initially focus on new home development projects in excess or 50 homes, though it considers projects below this amount. As part of this strategy, PowerLight developed SunTile®, a product that integrates a solar panel into a roof tile. To date PowerLight has focused on large-scale commercial applications and has almost no experience serving the residential market.

Our PowerLight business’ new residential products and services may not gain market acceptance and it may not otherwise be successful in entering the residential market, which would limit its growth and adversely affect our operating results. Furthermore, the residential construction market has peculiar characteristics that may increase its exposure to certain risks it currently faces or expose it to new risks. These risks include increased seasonality, sensitivity to interest rates and other macroeconomic conditions, as well as enhanced legal exposure. In particular, new home developments often result in class action litigation when one or more homes within a development experiences construction problems. Unlike our PowerLight business’ core activities, where it typically acts as general contractor, it will be generally acting as subcontractor to homebuilders overseeing the development projects. In many instances subcontractors may be held liable for work of the homebuilder or other subcontractors. In addition, homebuilders often require onerous indemnification obligations that effectively allocate most of the potential liability from homeowner or class action lawsuits to subcontractors, including our PowerLight business. Insurance policies for its residential work have significant limitations on coverage that may render such policies inapplicable to these lawsuits. If our PowerLight business is not successful in entering the new residential construction market, or if as a result of the litigation and indemnification risks associated with such market, our PowerLight business incurs significant costs, our business and results of operations could be materially adversely affected.

If we fail to successfully develop and introduce new products and services, we will not be able to compete effectively, and our ability to generate revenues will suffer.

As we introduce new or enhanced products or integrate PowerLight’s or other new technology into our products, we will face risks relating to such transitions including, among other things, technical challenges, disruption in customers’ ordering patterns, insufficient supplies of new products to meet customers’ demand, possible product and technology defects arising from the integration of new technology and a potentially different sales and support environment relating to any new technology. Our failure to manage the transition to newer products or the integration of newer technology into our products could adversely affect our business’ operating results and financial results.

The solar power market is characterized by continually changing technology requiring improved features, such as increased efficiency and higher power output and improved aesthetics. This will require us to continuously develop new solar power products and enhancements for existing solar power products to keep pace with evolving industry standards and changing customer requirements. Technologies developed by others may prove more advantageous than ours for the commercialization of solar power products and may render our technology obsolete. Our failure to further refine our technology and develop and introduce new solar power products could cause our products to become uncompetitive or obsolete, which could reduce our market share and cause our sales to decline. SunPower’s research and development expense was $7.1 million in the nine months ended September 30, 2006 and $6.5 million in fiscal year 2005. PowerLight’s net research and development expense after deduction for government funding was $0.5 million in the nine months ended September 30, 2006 and $0.5 million in fiscal year 2005. PowerLight’s total research and development expense before government funding was $1.6 million in the nine months ended September 30, 2006 and $2.1 million in fiscal year 2005. We will need to invest significant financial resources in research and development to maintain our market position, keep pace with technological advances in the solar power industry and effectively compete in the future.

Evaluating our business and future prospects may be difficult due to our limited history in producing and shipping solar cells and solar panels in commercial volumes.

There is limited historical information available about our company upon which you can base your evaluation of our business and prospects. Although we began to develop and commercialize high-efficiency solar cell technology for use in solar concentrators in 1988 and began shipping product from our pilot manufacturing facility in 2003, we shipped our first commercial A-300 solar cells from our Philippines manufacturing facility in late 2004. Relative to the entire solar industry, we have shipped only a limited number of solar cells and solar panels and have recognized limited revenue. Our future success will require us to continue to scale our Philippines facilities significantly beyond their current capacity. In addition, our business model, technology and ability to achieve satisfactory manufacturing yields at higher volumes are unproven at significant scale. As a result, you should consider our business and prospects in light of the risks, expenses and challenges that we will face as an early-stage company seeking to develop and manufacture new products in a rapidly growing market.

Our reliance on government programs to partially fund our research and development programs could impair our ability to commercialize our solar power products and services and increase our research and development expenses.

We intend to continue our policy of selectively pursuing contract research, product development and market development programs funded by various agencies of the federal and state governments to complement and enhance our own resources. Funding from government grants is recorded as an offset to our research and development expense. For the nine months ended September 30, 2006, funding from government grants offset a majority of PowerLight’s research and development expense and offset SunPower’s research and development expense by approximately 9.7%.

These government agencies may not continue their commitment to programs relevant to our development projects. Moreover, we may not be able to compete successfully to obtain funding through these or other programs. A reduction or discontinuance of these programs or of our participation in these programs would materially increase our research and development expenses, which would adversely affect our profitability and could impair our ability to develop our solar power products and services. In addition, contracts involving government agencies may be terminated or modified at the convenience of the agency. Many of our PowerLight business’ government contracts also contain royalty provisions that require it to pay certain amounts based on specified formulas. Government contracts are subject to audit and governmental agencies may dispute its royalty calculations. Any such dispute could result in fines, increased royalty payments, cancellation of the agreement or other penalties, which could have material adverse affect on our business and results of operations.

Our PowerLight business’ government-sponsored research contracts require that it provide regular written technical updates on a monthly, quarterly or annual basis, and, at the conclusion of the research contract, a final report on the results of its technical research. Because these reports are generally available to the public, third parties may obtain some aspects of its sensitive confidential information. Moreover, the failure to provide accurate or complete reports may provide the government with rights to any intellectual property arising from the related research.

Funding from government contracts also may limit when and how we can deploy our products and services developed under those contracts. In addition, technology and intellectual property that we develop with government funding provides the government with “march-in” rights. March-in rights refer to the right of the government or a government agency to require us to grant a license to the developed technology or products to a responsible applicant or, if it refuses, the government may grant the license itself. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the technology or because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations or to give the United States industry preference.

Since we cannot test our solar panels for the duration of our standard 25-year warranty period, we may be subject to unexpected warranty expense.

Our current standard product warranty for our solar panels includes a 10-year warranty period for defects in material and workmanship and a 25-year warranty period for declines in power performance as well as a one-year warranty on the functionality of our solar cells. We believe our warranty periods are consistent with industry practice. Due to the long warranty period and our proprietary technology, we bear the risk of extensive warranty claims long after we have shipped product and recognized revenue. We have sold solar cells only since late 2004. Any increase in the defect rate of our products would cause us to increase the amount of warranty reserves and have a corresponding negative impact on our results. Although we conduct accelerated testing of our solar cells and have several years of experience with our all back contact cell architecture, our solar panels have not and cannot be tested in an environment simulating the 25-year warranty period. In the second quarter of 2006, we increased our estimated warranty provision rate, which increased our warranty reserve by approximately $1.0 million. This change in estimate was based on results of recent testing that simulates adverse environmental conditions and potential failure rates our solar panels could experience during their 25-year warranty period. As a result of the foregoing, we may be subject to unexpected warranty expense, which in turn would harm our financial results.

Because the markets in which we compete are highly competitive and many of our competitors have greater resources than us, we may not be able to compete successfully and we may lose or be unable to gain market share.

We compete with a large number of competitors in the solar power market, including BP Solar International Inc., Evergreen Solar, Inc., Mitsubishi Electric Corporation, Q-Cells AG, Sanyo Corporation, Sharp Corporation, SolarWorld AG and Suntech Power Holdings Co., Ltd. In addition, universities, research institutions and other companies are developing alternative technologies such as thin films and concentrators, which may compete with our technology. We expect to face increased competition in the future. Further, many of our competitors are developing and are currently producing products based on new solar power technologies that may ultimately have costs similar to, or lower than, our projected costs.

Our PowerLight business’ solar power products and services compete against other power generation sources including conventional fossil fuels supplied by utilities, other alternative energy sources such as wind, biomass, CSP and emerging distributed generation technologies such as micro-turbines, sterling engines and fuel cells. In the large-scale on-grid solar power systems market, we will face direct competition from a number of companies that manufacture, distribute, or install solar power systems. Many of these companies sell PowerLight’s products as well as their own or those of other manufacturers. Our PowerLight business’ primary competitors in the United States include Arizona Public Service Company, BP Solar International, Inc., a subsidiary of BP p.l.c., Conergy Inc., Dome-Tech Group, Eastwood Energy, EI Solutions, Inc., GE Energy, a subsidiary of General Electric Corporation, Global Solar Energy, Inc., a subsidiary of Solon, Power-Fab, Schott Solar, Inc., Solar Integrated Technologies, Inc., SPG Solar, Inc., Sun Edison LLC, SunTechnics Installation &

Services, Inc., Thompson Technology Industries, Inc. and WorldWater & Power Corporation. Our PowerLight business’ primary competitors in Europe include BP Solar, Conergy (through its subsidiaries AET Alternitive Energie Technik GmbH, SunTechnics Solartechnik GmbH and voltwerk AG), PV-Systemtechnik Gbr, SAG Solarstrom AG, Solon AG and Taufer Solar GmbH. Additionally, our PowerLight business will occasionally compete with distributed generation equipment suppliers such as Caterpillar, Inc. and Cummins Inc. Other existing and potential competitors in the solar power market include universities and research institutions. We also expect that future competition will include new entrants to the solar power market offering new technological solutions. As we enter new markets and pursues additional applications for our PowerLight business’ products and services, we expect to face increased competition, which may result in price reductions, reduced margins or loss of market share.

Competition is intense, and many of our competitors have significantly greater access to financial, technical, manufacturing, marketing, management and other resources than we do. Many also have greater name recognition, a more established distribution network and a larger installed base of customers. In addition, many of our competitors have well-established relationships with our current and potential suppliers, resellers and their customers and have extensive knowledge of our target markets. As a result, these competitors may be able to devote greater resources to the research, development, promotion and sale of their products and respond more quickly to evolving industry standards and changing customer requirements than we will be able to. Consolidation or strategic alliances among such competitors may strengthen these advantages and may provide them greater access to customers or new technologies. We may also face competition from some of PowerLight’s resellers, who may develop products internally that compete with our PowerLight business’ product and service offerings, or who may enter into strategic relationships with or acquire other existing solar power system providers. To the extent that government funding for research and development grants, customer tax rebates and other programs that promote the use of solar and other renewable forms of energy are limited, we will compete for such funds, both directly and indirectly, with other renewable energy providers and their customers.

If we cannot compete successfully in the solar power industry, our operating results and financial condition will be adversely affected. Furthermore, we expect competition in our PowerLight business’ markets to increase, which could result in lower prices or reduced demand for our PowerLight business’ services and have a material adverse effect on our business and results of operations.

The demand for products requiring significant initial capital expenditures such as our solar power products is affected by general economic conditions.

The United States and international economies have recently experienced a period of slow economic growth. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued turmoil in the Middle East or war in general could contribute to a slowdown of the market demand for products that require significant initial capital expenditures, including demand for solar cells and solar power systems and new residential and commercial buildings. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for our solar power products. If the economic recovery slows down as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our solar power products, which may harm our operating results.

Increases in interest rates may decrease the return on investment for certain customers or investors in projects of our PowerLight business, which could decrease demand for its products and services and which could have a material adverse effect on our business and results of operations.

PowerLight’s business has benefited from historically low interest rates in recent years, as these rates have made it more attractive for its customers to use debt financing to purchase its solar power systems. Interest rates have been rising and may continue to rise, which will likely increase the cost of financing these systems and may reduce an operating company’s profits and investors’ expected returns on investment. Rising interest rates may also make certain alternative investments more attractive to investors, and therefore lead to a decline in demand for our PowerLight business’ solar power systems, which could have a material adverse effect on our business and results of operations.

We depend on a third-party subcontractor in China to assemble a majority of our solar cells into solar panels and any failure to obtain sufficient assembly and test capacity could significantly delay our ability to ship our solar panels and damage our customer relationships.

Historically, we have relied on Jiawei, a third-party subcontractor in China, to assemble a majority of our solar cells into solar panels and perform panel testing and to manage test, packaging, warehousing and shipping of our solar panels. We do not have a long-term agreement with Jiawei and we typically obtain services from them based on short-term purchase orders that are generally aligned with timing specified by our customers’ purchase orders and our sales forecasts. If the operations of Jiawei were disrupted or their financial stability impaired, or if they should choose not to devote capacity to our solar panels in a timely manner, our business would suffer as we may be unable to produce finished solar panels on a timely basis. In addition, we supply inventory to Jiawei and we bear the risk of loss, theft or damage to our inventory while it is held in their facilities.

As a result of outsourcing this final step in our production, we face several significant risks, including:

•	lack of assembly and testing capacity and higher prices;

•	limited control over delivery schedules, quality assurance and control, manufacturing yields and production costs; and

•	delays resulting from an inability to move production to an alternate provider.

The ability of our subcontractor to perform assembly and test is limited by their available capacity. We do not have a guaranteed level of production capacity with our subcontractor, and it is difficult to accurately forecast our capacity needs because of the shifting mix between sales of solar cells and solar panels and the timing of expanding our manufacturing capacity. Other customers of Jiawei that are larger and better financed than we are, or that have long-term agreements in place, may induce Jiawei to reallocate capacity to them. Any reallocation could impair our ability to secure the supply of solar panels that we need for our customers. In addition, interruptions to the panel manufacturing processes caused by a natural or man-made disaster could result in partial or complete disruption in supply until we are able to shift manufacturing to another facility. It may not be possible to obtain sufficient capacity or comparable production costs at another facility. Migrating our design methodology to a new third-party subcontractor or to a captive panel assembly facility could involve increased costs, resources and development time. Utilizing additional third party subcontractors could expose us to further risk of losing control over our intellectual property and the quality of our solar panels. Any reduction in the supply of solar panels could impair our revenue by significantly delaying our ability to ship products and potentially damage our relationships with existing customers.

One of PowerLight’s key products, PowerTracker®, was acquired through an assignment and acquisition of the patents associated with the product from a third party individual, and if we are unable to continue to use this product, our business, prospects, operating results and financial condition would be materially harmed.

In September 2002, PowerLight entered into a Technology Assignment and Services Agreement and other ancillary agreements with Jefferson Shingleton and MaxTracker Services, LLC, a New York limited liability company controlled by Mr. Shingleton. These agreements form the basis for its intellectual property rights in its PowerTracker® products. Under such agreements, as later amended, Mr. Shingleton assigned to PowerLight his MaxTracker™, MaxRack™, MaxRack Ballast™ and MaxClip™ products and all related intellectual property rights. Mr. Shingleton is obligated to provide consulting services to PowerLight related to such technology until December 31, 2012 and is required to assign to PowerLight any enhancements he makes to the technology while providing such consulting services. Mr. Shingleton retains a first security interest in the patents and patent applications assigned until the earlier of the expiration of the patents, full payment by PowerLight to

Mr. Shingleton of all of the royalty obligations under the Technology Assignment and Services Agreement, or the termination of the Technology Assignment and Services Agreement. In the event of PowerLight’s default under the Technology Assignment and Services Agreement, MaxTracker Services and Mr. Shingleton may terminate the agreements and the related assignments and cause the intellectual rights assigned to it to be returned to Mr. Shingleton or MaxTracker Services, including patents related to PowerTracker®. In addition, upon such termination, PowerLight must grant Mr. Shingleton a perpetual, non-exclusive, royalty-free right and license to use, sell, and otherwise exploit throughout the world any intellectual property MaxTracker Services or Mr. Shingleton developed during the provision of consulting services to PowerLight. Events of default by PowerLight which could enable Mr. Shingleton or Max Tracker Services to terminate the agreements and the related assignments and cause the intellectual rights assigned to it to be returned to Mr. Shingleton or MaxTracker Services include the following:

•	if PowerLight files a petition in bankruptcy or equivalent order or petition under the laws of any jurisdiction;

•	if a petition in bankruptcy or equivalent order or petition under the laws of any jurisdiction is filed against it which is not dismissed within 60 days of such filing;

•	if PowerLight’s assets are assigned for the benefit of creditors;

•	if PowerLight voluntarily or involuntarily dissolves (except in connection with the Merger, for which PowerLight received a waiver of this condition);

•	if PowerLight fails to pay any amount due under the agreements when due and does not remedy such failure to pay within 10 days of written notice of such failure to pay; or

•	if PowerLight defaults in the performance of any of its material obligations under the agreements when required (other than payment of amounts due under the agreements), and such failure is not remedied within 30 days of written notice to it of such default from Mr. Shingleton or MaxTracker Services. However, if such a default can reasonably be cured after the 30-day period, and PowerLight commences cure of such default within 30-day period and diligently prosecutes that cure to completion, such default does not trigger a termination right unless and until PowerLight ceases commercially reasonable efforts to cure such default.

If PowerLight is unable to continue to use and sell PowerTracker® as a result of the termination of the agreements and the related assignment or any other reason, our business, prospects, operating results and financial condition would be materially harmed.

We are dependent on our intellectual property, and we may face intellectual property infringement claims that could be time-consuming and costly to defend and could result in the loss of significant rights.

From time to time, we, our customers or third-parties with whom we work may receive letters, including letters from various industry participants, alleging infringement of their patents. Although we are not currently aware of any parties pursuing or intending to pursue infringement claims against us, we cannot assure you that we will not be subject to such claims in the future. Also, because patent applications in the United States and many other jurisdictions are kept confidential for 18 months before they are published, we may be unaware of pending patent applications that relate to our products. Our third-party suppliers may also become subject to infringement claims, which in turn could negatively impact our business. We ceased use of certain licensed technology for which we have not paid royalties since the second quarter of 2004 because our current products do not use the licensed technology. However, the licensor could challenge these actions and litigate against us. Intellectual property litigation is expensive and time-consuming and could divert management’s attention from our business and could have a material adverse effect on our business, operating results or financial condition. If there is a successful claim of infringement against us, our customers or our third-party intellectual property providers, we may be required to pay substantial damages to the party claiming infringement, stop selling products or using technology that contains the allegedly infringing intellectual property, or enter into royalty or license agreements that may not be available on acceptable terms, if at all. Parties making infringement claims may also be able to bring an action before the International Trade Commission that could result in an order stopping the importation into the United States of our solar cells. Any of these judgments could materially damage the our business. We may have to develop non-infringing technology, and our failure in doing so or in obtaining licenses to the proprietary rights on a timely basis could have a material adverse effect on our business.

We may file claims against other parties for infringing our intellectual property that may be very costly and may not be resolved in our favor.

We cannot guarantee that infringement of our intellectual property by other parties does not exist now or that it will not occur in the future. To protect our intellectual property rights and to maintain our competitive advantage, we may file suits against parties who we believe infringe our intellectual property. Intellectual property litigation is expensive and time consuming and could divert management’s attention from our business and could have a material adverse effect on our business, operating results or financial condition, and our enforcement efforts may not be successful. In certain situations, we may have to bring such suit in foreign jurisdictions, in which case we are subject to additional risk as to the result of the proceedings and the amount of damage that we can recover. Certain foreign jurisdictions may not provide protection to intellectual property comparable to that in the United States. Our engagement in intellectual property enforcement actions may negatively impact our financial results.

We may not be able to prevent others from using the SunPower name or similar mark in connection with their solar power products which could adversely affect the market recognition of our name and our revenue.

“SunPower” is our registered trademark in the United States for use with solar cells and solar panels. We are seeking similar registration of the “SunPower” trademark in foreign countries but we may not be successful in some of these jurisdictions. For example, we have received initial rejection of our application to register the “SunPower” trademark in Canada and Japan based on prior registration by other people. In the foreign jurisdictions where we are unable to obtain this registration or have not tried, others may be able to sell their products using the SunPower trademark which could lead to customer confusion. In addition, if there are jurisdictions where someone else has already established trademark rights in the SunPower name, we may face trademark disputes and may have to market our products with other trademarks, which also could hurt our marketing efforts. We may encounter trademark disputes with companies using marks which are confusingly similar to SunPower which if not resolved favorably could cause our branding efforts to suffer. In addition, we may have difficulty in establishing strong brand recognition with consumers if others use similar marks for similar products.

PowerLight holds registered trademarks for PowerLight®, PowerGuard®, PowerTracker® and SunTile® in the United States, registered trademarks for PowerLight® and PowerGuard® in Europe, and a pending trademark application for PowerTilt™ in the United States. It has not registered, and may not be able to register, these trademarks elsewhere.

We rely primarily upon copyright and trade secret laws and contractual restrictions to protect our proprietary rights, and, if these rights are not sufficiently protected, our ability to compete and generate revenue could suffer.

We seek to protect our proprietary manufacturing processes, documentation and other written materials primarily under trade secret and copyright laws. We also typically require employees and consultants with access to our proprietary information to execute confidentiality agreements. The steps taken by us to protect our proprietary information may not be adequate to prevent misappropriation of our technology. In addition, our proprietary rights may not be adequately protected because:

•	people may not be deterred from misappropriating our technologies despite the existence of laws or contracts prohibiting it;

•	policing unauthorized use of our intellectual property may be difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use; and

•	the laws of other countries in which we market our solar cells, such as some countries in the Asia/Pacific region, may offer little or no protection for our proprietary technologies.

Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for doing so. Any inability to adequately protect our proprietary rights could harm our ability to compete, to generate revenue and to grow our business.

We may not obtain sufficient patent protection on the technology embodied in the solar cells we currently manufacture and market, which could harm our competitive position and increase our expenses.

Although we rely primarily on trade secret laws and contractual restrictions to protect the technology in the solar cells we currently manufacture and market, our success and ability to compete in the future may also depend to a significant degree upon obtaining patent protection for our proprietary technology. As of September 30, 2006, in the United States, SunPower owned seven issued patents and jointly owned another three patents, and had 18 U.S. and 10 foreign patent applications pending. These patent applications cover aspects of the technology in the solar cells we currently manufacture and market. Patents that we currently own or license-in do not cover the solar cells that we presently manufacture and market. As of September 30, 2006, including the United States and foreign countries, PowerLight had a total 61 issued patents and 44 pending patent applications. PowerLight intends to continue to seek patent protection for those aspects of its technology, designs, and methodologies and processes that it believes provide significant competitive advantages. PowerLight’s material patents primarily relate to PowerGuard®, PowerTilt™ and PowerTracker®.

Our patent applications may not result in issued patents, and even if they result in issued patents, the patents may not have claims of the scope we seek. In addition, any issued patents may be challenged, invalidated or declared unenforceable. The term of any issued patents would be 20 years from their filing date and if our applications are pending for a long time period, we may have a correspondingly shorter term for any patent that may issue. Our present and future patents may provide only limited protection for our technology and may not be sufficient to provide competitive advantages to us. For example, competitors could be successful in challenging any issued patents or, alternatively, could develop similar or more advantageous technologies on their own or design around our patents. Also, patent protection in certain foreign countries may not be available or may be limited in scope and any patents obtained may not be as readily enforceable as in the United States, making it difficult for us to effectively protect our intellectual property from misuse or infringement by other companies in these countries. Our inability to obtain and enforce our intellectual property rights in some countries may harm our business. In addition, given the costs of obtaining patent protection, we may choose not to protect certain innovations that later turn out to be important.

If the effective term of our patents is decreased due to changes in patent laws or if we need to refile some of our patent applications, the value of our patent portfolio and the revenue we derive from products protected by the patents may be decreased.

The value of our patents depends in part on their duration. A shorter period of patent protection means less value of a patent. For example, the United States patent laws were amended in 1995 to change the term of patent protection from 17 years after the date of the patent’s issuance to 20 years after the earliest effective filing date of the application for a patent, unless the application was pending on June 8, 1995, in which case the term of a patent’s protection expires either 17 years after its issuance or 20 years after its filing, whichever is later. Because the time required from the filing of patent application to issuance of a patent is often longer than three years, a 20-year patent term from the filing date may result in substantially shorter patent protection. Also, we may need to refile some of our patent applications and, in these situations, the patent term will be measured from the date of the earliest priority application to which benefit is claimed in such a patent application. This would also shorten our period of patent exclusivity. A shortened period of patent exclusivity may negatively impact our revenue protected by our patents.

Our intellectual property indemnification practices may adversely impact our business.

We are required by contract to indemnify some of our customers and our third-party intellectual property providers for certain costs and damages of patent infringement in circumstances where our solar cells are a factor creating the customer’s or these third-party providers’ infringement liability. This practice may subject us to significant indemnification claims by our customers and our third-party providers. We cannot assure you that indemnification claims will not be made or that these claims will not harm our business, operating results or financial condition.

The success of our business depends on the continuing contributions of our key personnel.

We rely heavily on the services of our key executive officers, including Thomas H. Werner, our Chief Executive Officer, Emmanuel T. Hernandez, our Chief Financial Officer, Dr. Richard Swanson, our President and Chief Technology Officer, PM Pai, our Chief Operating Officer and Thomas L. Dinwoodie, PowerLight’s Chief Executive Officer. The loss of services of any principal member of our management team, particularly Thomas H. Werner, Emmanuel T. Hernandez, Dr. Richard Swanson, PM Pai and Thomas L. Dinwoodie could adversely impact our operations. In addition, our technical personnel represent a significant asset and serve as the source of our technological and product innovations. We believe our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled managerial, engineering and sales and marketing personnel. However, we cannot guarantee that any employee will remain employed at the Company for any definite period of time since all of our employees, including Messrs. Werner, Hernandez, Swanson, Pai and Dinwoodie, serve at-will and may terminate their employment at any time for any reason.

Our headquarters, and other facilities, as well as the facilities of certain of our key subcontractors, are located in regions that are subject to earthquakes and other natural disasters.

Our headquarters, including research and development operations, our manufacturing facilities and the facilities of our subcontractor upon which we rely to assemble and test our solar panels are located in countries that are subject to earthquakes and other natural disasters. Our headquarters and research and development operations are located in the United States, our manufacturing facilities is located in the Philippines, and the facilities of our subcontractor for assembly and test of solar panels is located in China. Since we do not have redundant facilities, any earthquake, tsunami or other natural disaster in these countries could materially disrupt our production capabilities and could result in our experiencing a significant delay in delivery, or substantial shortage, of our solar cells.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

We are required to comply with all foreign, U.S. federal, state and local laws and regulations regarding pollution control and protection of the environment. In addition, under some statutes and regulations, a government agency, or other parties, may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. We use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in our research and development and manufacturing activities. Any failure by us to control the use of, or to restrict adequately the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspensions in our business operations. In addition, if more stringent laws and regulations are adopted in the future, the costs of compliance with these new laws and regulations could be substantial. To date such laws and regulations have not had a significant impact on SunPower’s or our PowerLight business’ operations, and we believe that we have all necessary permits to conduct their respective operations as they are presently conducted. If we fail to comply with present or future environmental laws and regulations, however, we may be required to pay substantial fines, suspend production or cease operations. Under SunPower’s separation agreement with Cypress, SunPower will indemnify Cypress from any environmental liabilities associated with SunPower’s operations and facilities in San Jose, California and the Philippines.

We maintain self-insurance for certain indemnities we have made to our officers and directors.

Our certificate of incorporation, by-laws and indemnification agreements require us to indemnify our officers and directors for certain liabilities that may arise in the course of their service to us. We self-insure with respect to potential indemnifiable claims. Although we have insured our officers and directors against certain potential third-party claims for which we are legally or financially unable to indemnify them, we intend to self-insure with respect to potential third-party claims which give rise to direct liability to such third-party or an indemnification duty on our part. If we were required to pay a significant amount on account of these liabilities for which we self-insure, our business, financial condition and results of operations could be seriously harmed.

Changes to financial accounting standards may affect our results of operations and cause us to change our business practices.

We prepare our financial statements to conform with U.S. GAAP. These accounting principles are subject to interpretation by the American Institute of Certified Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may affect our reporting of transactions completed before a change is announced. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conducts our business. For example, accounting policies affecting many aspects of our business, including rules relating to employee stock option grants, have recently been revised. The Financial Accounting Standards Board, or the FASB, and other agencies have made changes to U.S. GAAP, that required U.S. companies, starting in the first quarter of fiscal 2006, to record a charge to earnings for employee stock option grants and other equity incentives. We may have significant and ongoing accounting charges resulting from option grant and other equity awards that could reduce our net income or increase our net loss. In addition, since SunPower and PowerLight historically used equity-related compensation as a component of their total employee compensation program, the accounting change could make the use of equity-related compensation less attractive to us and therefore make it more difficult to attract and retain employees.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which could harm our business and the trading price of our common stock.

Beginning in connection with our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to evaluate and report on our internal controls over financial reporting and have our independent registered public accounting firm annually attest to our evaluation, as well as issue its own opinion on our internal control over financial reporting. Because we have not been subject to these requirements before, we and our independent accountants have not reviewed our internal controls for purposes of Section 404 in the past, and are now in the process of doing so for the first time. Although Cypress completed its Section 404 compliance for its Annual Report on Form 10-K for the fiscal years ended December 31, 2004 and 2005, the review of our internal controls as part of this process was limited in scope and you should not conclude from this Cypress process that our internal controls were adequate to the extent required of an independent public company at that time. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. We are preparing for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. However, the continuous process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. We cannot be certain that these measures will ensure that we will maintain adequate control over our financial processes and reporting, or that we or our independent registered public accounting firm will be able to provide the attestation and opinion required in connection with our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. If we or our independent registered public accounting firm discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. In addition, future non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension or delisting of our common stock from The Nasdaq Global Market and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

Our efforts to establish an effective, unified system of internal control over financial reporting could present challenges.

PowerLight has not been required to prepare a report on the effectiveness of its internal controls over financial reporting because it was not subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In August 2006, PowerLight’s audit committee received a letter from its independent auditors identifying certain material weaknesses in its internal controls over financial reporting relating to its audits for 2005, 2004 and 2003. These material weaknesses included problems with financial statement close processes and procedures, inadequate accounting resources, unsatisfactory application of the percentage of completion accounting method, inaccurate physical inventory counts, incorrect accounting for complex capital transactions and inadequate disclosure of related party transactions. In addition, PowerLight had to restate its 2004 and 2003 financial statements to correct previously reported amounts primarily related to its contract revenue, contract costs, accrued warranty, California state sales tax accrual and inventory items. We have begun remediation efforts with respect to the material weaknesses identified by PowerLight’s independent auditors. Although initiated, our plan to improve the effectiveness of the internal controls and processes at PowerLight is not complete. It will take some time to put in place the rigorous disclosure controls and procedures desired by our management and our board of directors. While we expect to complete this remediation process as quickly as possible, doing so depends on several factors beyond our control, including the hiring of additional qualified personnel and, as a result, we cannot at this time estimate how long it will take to complete the steps identified above. Our management will continue to evaluate the effectiveness of the control environment at PowerLight and will continue to refine existing controls. We cannot assure you that the measures we have taken to date or any future measures will remediate the material weaknesses reported by PowerLight’s independent auditors. Additional deficiencies in PowerLight’s or our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our prior period financial statements. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.

We are responsible for establishing and maintaining disclosure controls and procedures as defined in the Exchange Act Rules. We will be required to report on the effectiveness of our internal controls over financial reporting for the first time in our annual report on Form 10-K for the fiscal year ended December 31, 2006, although our report on our internal controls over financial reporting will not include an assessment of PowerLight’s internal controls until our annual report on Form 10-K for the fiscal year ended December 31, 2007 (the first fiscal year to end after the date of the Merger), unanticipated factors may hinder the effectiveness or delay the integration of SunPower’s and PowerLight’s control systems. We cannot predict whether we will be able to establish an effective, unified system of internal controls over financial reporting.

We face competition in the market for our imaging detectors and infrared detectors, and if we fail to compete effectively, we will lose or fail to gain market share.

We compete with companies such as Hamamatsu Photonics K.K. and UDT Sensors, Inc. in the market for high performance imaging detectors. In addition we compete with companies such as Vishay Intertechnology, Inc., Rohm Co., Ltd. and Agilent Technologies, Inc. in the market for infrared detectors. We may face competition in the future from other manufacturers of high performance imaging detectors, infrared detectors or alternative devices. The use of alternative devices, including low power, high data rate wireless protocols, may replace existing detectors and limit our market opportunity. Our current and future competitors may have longer operating histories, greater name recognition and greater financial, sales and marketing, technical and other resources than us or may develop technologies superior to those incorporated in our imaging detectors and infrared detectors. If we fail to compete successfully, we may be unable to expand our customer base for our imaging detectors and our business would suffer.

Because of the lengthy sales cycles for our imaging detectors and the relatively fixed nature of a significant portion of our expenses, we may incur substantial expenses before we earn associated revenue and may not ultimately achieve our forecasted sales for our imaging detectors.

Our sales cycles from design to manufacture of our imaging detectors can typically take 12 to 18 months. Sales cycles for our imaging detectors are lengthy for a number of reasons, including:

•	our customers usually complete an in-depth technical evaluation of our imaging detectors before they place a purchase order;

•	the commercial adoption of our imaging detectors is typically limited during the initial release of their products to evaluate performance and consumer demand;

•	failure to deliver a product in a timely manner can seriously delay or cancel introduction; and

•	the development and commercial introduction of products incorporating complex technology frequently are delayed or canceled.

As a result of our lengthy sales cycles, we may incur substantial expenses before we earn associated revenue because a significant portion of our operating expenses is relatively fixed and based on expected revenue. If customer cancellations or product changes occur, this could result in the loss of anticipated sales without allowing us sufficient time to reduce our operating expenses.

We incur substantial compliance costs as a public company.

As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and The Nasdaq Global Market, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs in 2007 and beyond, and to make some activities more time-consuming and costly. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Risks Related to Our Relationship with Cypress Semiconductor Corporation

As long as Cypress controls us, the ability of our other stockholders to influence matters requiring stockholder approval will be limited.

As of January 23, 2007, Cypress owned all 52,033,287 shares of outstanding SunPower class B common stock, representing approximately 70.5% of the total outstanding shares of SunPower common stock, or approximately 64.5% of such shares on a fully diluted basis after taking into account outstanding options, and 95.0% of the voting power of SunPower’s outstanding capital stock. Shares of class A common stock and class B common stock have substantially similar rights, preferences and privileges except with respect to voting and conversion rights and other protective provisions. Shares of class B common stock are entitled to eight votes per share of class B common stock, and shares of class A common stock are entitled to one vote per share of class A common stock. If Cypress transfers shares of class B common stock to any party other than a successor in interest or a subsidiary of Cypress prior to a tax-free distribution to its stockholders, those shares would automatically convert into shares of class A common stock. Other than through such transfers or voluntary conversions by Cypress of shares of class B common stock into shares of class A common stock, only at such time, if at all, that Cypress, its successors in interest (not including its stockholders following a dissolution) and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding will all shares of class B common stock automatically convert into shares of our class A common stock on a one-for-one basis. Until such time, by virtue of the voting power afforded the shares of class B common stock, Cypress will be able to effectively elect all of the members of our board of directors.

In addition, until such time as Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, Cypress will have the ability to take stockholder action without the vote of any other stockholder and, by virtue of the voting power afforded the shares of class B common stock, investors will not be able to affect the outcome of any stockholder vote during this period. As a result, Cypress will have the ability to control all matters affecting us, including:

•	the composition of our board of directors and, through the board of directors, any determination with respect to the Combined Company’s business plans and policies, including the appointment and removal of officers;

•	any determinations with respect to mergers and other business combinations;

•	our acquisition or disposition of assets;

•	our financing activities;

•	changes to the agreements providing for our separation from Cypress;

•	the allocation of business opportunities that may be suitable for us;

•	the payment of dividends on the class A common stock; and

•	the number of shares available for issuance under our stock plans.

Cypress’s voting control may discourage transactions involving a change of control of SunPower, including transactions in which holders of class A common stock might otherwise receive a premium for their shares over the then current market price. Except for a limited time in connection with the Merger, Cypress is not prohibited from selling a controlling interest in us to a third party and may do so without approval of holders of class A common stock and without providing for a purchase of class A common stock. Accordingly, shares of class A common stock may be worth less than they would be if Cypress did not maintain voting control over us.

Our ability to continue to manufacture our imaging detectors and our solar cells in our current facilities with our current and planned manufacturing capacities, and therefore to maintain and increase revenue and achieve profitability, depends to a large extent upon the continued success of our relationship with Cypress.

Our imaging detectors are manufactured for us by Cypress and are processed and tested in our San Jose, California facility. We do not have a long-term fixed-price agreement with Cypress for the manufacturing of our imaging detectors, but instead operate on a purchase order basis. The processes for manufacturing our imaging detectors are highly complex, specialized and proprietary. If Cypress is unable to continue manufacturing our imaging detectors for us, our manufacturing output would be interrupted and delayed, and we would incur increased expenses in establishing relationships with alternative manufacturers at market prices. We may not be able to find alternative manufacturers on terms acceptable to us, and we may be unable to establish our own operations in a timely or cost-effective manner, if at all.

We manufacture our solar cells in our Philippines manufacturing facility which we lease from Cypress. We are in the process of expanding existing facilities for solar and panel assembly. If we are unable to expand in our current facility or are required to move our manufacturing facility, we would incur significant expenses as well as lost sales. Furthermore, we may not be able to locate a facility that meets our needs on terms acceptable to us. Any of these circumstances would increase our expenses and decrease our total revenue and could prevent us from sustaining profitability.

Our historical financial information as a business segment of Cypress prior to our initial public offering may not be representative of our results as an independent public company.

The historical financial information we have incorporated by reference into this prospectus does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the historical periods presented prior to our initial public offering. The historical costs and expenses reflected in our audited and unaudited consolidated financial statements include an allocation for certain corporate functions historically provided by Cypress prior to our initial public offering, including centralized legal, tax, treasury, information technology, employee benefits and other Cypress corporate services and infrastructure costs. These expense allocations were based on what we and Cypress considered reasonable reflections of the utilization of services provided or the benefit received by us. The historical financial information prior to our initial public offering is not necessarily indicative of what our results of operations, financial position, cash flows or costs and expenses will be in the future. We have not made adjustments to such historical financial information to reflect many significant changes that occurred or may yet occur in our cost structure, funding and operations as a result of our separation from Cypress, including changes in our employee base, changes in our tax structure, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, stand-alone company.

Our ability to operate our business effectively may suffer if we are unable to cost-effectively establish our own administrative and other support functions in order to operate as a stand-alone company after the expiration of our services agreements with Cypress.

As a subsidiary of Cypress, we have relied on administrative and other resources of Cypress to operate our business. In connection with our initial public offering, we entered into various service agreements to retain the ability for specified periods to use these Cypress resources. These agreements will expire upon the earlier or November 2009 or a change of control of our Company. We need to create our own administrative and other support systems or contract with third parties to replace Cypress’ systems. In addition, we recently established disclosure controls and procedures and internal control over financial reporting as part of our becoming a separate public company in November 2005. These services may not be provided at the same level as when we were a wholly owned subsidiary of Cypress, and we may not be able to obtain the same benefits that we received prior to the separation. These services may not be sufficient to meet our needs, and after our agreements with Cypress expire, we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have with Cypress. Any failure or significant downtime in our own administrative systems or in Cypress’ administrative systems during the transitional period could result in unexpected costs, impact our results and/or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis.

We may experience increased costs resulting from a decrease in our purchasing power and we may have difficulty obtaining new customers due to our relatively small size after our separation from Cypress.

Historically, we were able to take advantage of Cypress’ size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit services. We are a smaller company than Cypress, and we cannot assure you that we will have access to financial and other resources comparable to those available to us prior to our separation from Cypress. These risks would be come more pronounced if Cypress were to cease to own a majority of our stock. As an independent company, we may be unable to obtain goods, technology and services at prices or on terms as favorable as those available to us prior to our separation from Cypress, which could increase our costs and reduce our profitability. In addition, as a smaller, separate, stand-alone company, we may encounter more customer concerns about our viability as a separate entity, which could harm our business, financial condition and results of operations. Our future success depends on our ability to maintain our current relationships with existing customers, and we may have difficulty attracting new customers.

Our agreements with Cypress require us to indemnify Cypress for certain tax liabilities. These indemnification obligations may limit our ability to obtain additional financing or participate in future acquisitions for up to two years.

We have entered into a tax sharing agreement with Cypress, under which we and Cypress agree to indemnify one another for certain taxes and similar obligations that the other party could incur under certain circumstances. In general, we will be responsible for taxes relating to our business. Furthermore, we may be held jointly and severally liable for taxes determined on a consolidated basis even though Cypress is required to indemnify us for its taxes pursuant to the tax sharing agreement. After the date we cease to be a member of Cypress’ consolidated group for federal income tax purposes or state income tax purposes, as and to the extent that we become entitled to utilize on our separate tax returns portions of those credit or loss carryforwards existing as of such date, we will distribute to Cypress the tax effect (estimated to be 34% for federal income tax purposes) of the amount of such tax loss carryforwards so utilized and the amount of any credit carryforwards so utilized. We will distribute these amounts to Cypress in cash or in our shares, at our option. Upon completion of our follow-on public offering of class A common stock in June 2006, we were no longer considered to be a member of Cypress’ consolidated group for federal income tax purposes. Accordingly, we will be subject to the obligations payable to Cypress for any federal income tax credit or loss carryforwards utilized in its federal tax returns. As of December 31, 2005, we had approximately $36.5 million of federal net operating loss carryforwards and approximately $4.8 million of California net operating loss carryforwards, meaning that such potential future payments to Cypress, which would be made over a period of several years, would therefore aggregate approximately $15.0 million.

If Cypress distributes our class B common stock to Cypress stockholders in a transaction intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, or the Code, Cypress intends to obtain an opinion of counsel to the effect that such distribution qualifies under Section 355 of the Code. Despite such an opinion, however, the distribution may nonetheless be taxable to Cypress under Section 355(e) of the Code if 50% or more of our voting power or economic value is acquired as part of a plan or series of related transactions that includes the distribution of our stock. The tax sharing agreement includes our obligation to indemnify Cypress for any liability incurred as a result of issuances or dispositions of our stock after the distribution, other than liability attributable solely to certain dispositions of our stock by Cypress, that cause Cypress’ distribution of shares of our stock to its stockholders to be taxable to Cypress under Section 355(e) of the Code. Under current law, following a distribution by Cypress and for up to two years thereafter, our obligation to indemnify Cypress will be triggered only if we issue stock or otherwise participate in one or more transactions other than the distribution in which 50% or more of our voting power or economic value is acquired in financing or acquisition transactions that are part of a plan or series of related transactions that includes the distribution. If such an indemnification obligation is triggered, the extent of our liability to Cypress will generally equal the product of (a) Cypress’ top marginal federal and state income tax rate for the year of the distribution, and (b) the difference between the fair market value of our class B common stock distributed to Cypress stockholders and Cypress’ tax basis in such stock as determined on the date of the distribution. Our ability to use our equity to obtain additional financing or to engage in acquisition transactions for a period of time after a distribution will be restricted if we can only sell or issue a limited amount of our stock before triggering our obligation to indemnify Cypress for taxes it incurs under Section 355(e) of the Code.

For example, under the current tax rules, if Cypress were to make a complete distribution of its class B common stock and our total outstanding capital stock at the time of such distribution was 69,000,000 shares, unless we qualified for one of several safe harbor exemptions available under the Treasury Regulations, in order to avoid our indemnification obligation to Cypress, we could not, for up two years from the date of Cypress’ distribution, issue 69,000,000 or more shares of class A common stock, nor could we participate in one or more transactions (excluding the distribution itself) in which 34,500,000 or more shares of our then existing class A common stock were to be acquired in connection with a plan or series of related transactions that includes the distribution. In addition, these limits could be lower depending on certain actions that we or Cypress might take before or after a distribution. If we were to participate in such a transaction, assuming Cypress distributed 52,000,000 shares, Cypress’ top marginal income tax rate is 40% for federal and state income tax purposes, the fair market value of our class B common stock is $32.00 per share and Cypress’ tax basis in such stock is $5.00 per share on the date of their distribution, then our liability under our indemnification obligation to Cypress would be approximately $562.0 million.

Third parties may seek to hold us responsible for liabilities of Cypress.

Third parties may seek to hold us responsible for Cypress’ liabilities. Under our separation agreements with Cypress, Cypress will indemnify us for claims and losses relating to liabilities related to Cypress’ business and not related to our business. However, if those liabilities are significant and we are ultimately held liable for them, we cannot assure you that we will be able to recover the full amount of our losses from Cypress.

Our inability to resolve any disputes that arise between us and Cypress with respect to our past and ongoing relationships may result in a significant reduction of our revenue.

Disputes may arise between Cypress and us in a number of areas relating to our past and ongoing relationships, including:

•	labor, tax, employee benefit, indemnification and other matters arising from our separation from Cypress;

•	the cost of wafers for our imaging detectors;

•	employee retention and recruiting;

•	business combinations involving us;

•	pricing for transitional services;

•	sales or distributions by Cypress of all or any portion of its ownership interest in us;

•	the nature, quality and pricing of services Cypress has agreed to provide us; and

•	business opportunities that may be attractive to both Cypress and us.

We may not be able to resolve any potential conflicts, and even if we do, the resolution may be less favorable than if we were dealing with an unaffiliated party.

The agreements we entered into with Cypress may be amended upon agreement between the parties. While we are controlled by Cypress, we may not have the leverage to negotiate amendments to these agreements if required on terms as favorable to us as those we would negotiate with an unaffiliated third party.

Some of our directors and executive officers may have conflicts of interest because of their ownership of Cypress common stock, options to acquire Cypress common stock and positions with Cypress.

Some of our directors and executive officers own Cypress common stock and options to purchase Cypress common stock. In addition, some of our directors are executive officers and/or directors of Cypress. Ownership of Cypress common stock and options to purchase Cypress common stock by our directors and officers and the presence of executive officers or directors of Cypress on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and Cypress. For example, corporate opportunities may arise that concern both of our businesses, such as the potential acquisition of a particular business or technology that is complementary to both of our businesses. In these situations, our amended and restated certificate of incorporation provides that directors and officers who are also directors or officers of Cypress have no duty to communicate or present such corporate opportunity to us unless it is specifically applicable to the solar energy business and not applicable to or reasonably related to any business conducted by Cypress, have the right to deal with such corporate opportunity in their sole discretion and shall not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that such director or officer pursues or acquires such corporate opportunity for itself or for Cypress. In addition, we have not established at this time any procedural mechanisms to address actual or perceived conflicts of interest of these directors and officers and expect that our board of directors, in the exercise of its fiduciary duties, will determine how to address any actual or perceived conflicts of interest on a case-by-case basis. If any corporate opportunity arises and if our directors and officers do not pursue it on our behalf pursuant to the provisions in our amended and restated certificate of incorporation, we may not become aware of, and may potentially lose, a significant business opportunity.

Because Cypress is not obligated to distribute to its stockholders or otherwise dispose of our common stock that it owns, we will continue to be subject to the risks described above relating to Cypress’ control of us if Cypress does not complete such a transaction.

Cypress is not obligated to distribute to its stockholders or otherwise dispose of the shares of our class B common stock that it beneficially owns, although it might elect to do so in the future. Cypress announced on October 6, 2006 and reiterated on October 19, 2006 that it was exploring ways in which to allow its stockholders to fully realize the value its investment in us. Cypress has made public statements since October 19, 2006 that were consistent with these announcements. Moreover, completion of any such transaction could be contingent upon, among other things, the receipt of a favorable tax ruling from the Internal Revenue Service and/or a favorable opinion of Cypress’ tax advisor as to the tax-free nature of such a transaction for U.S. federal income tax purposes.

Unless and until such a distribution occurs or Cypress otherwise disposes of shares so that it, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding, we will continue to face the risks described above relating to Cypress’ control of us and potential conflicts of interest between Cypress and us. We may be unable to realize potential benefits that could result from such a distribution by Cypress, such as greater strategic focus, greater access to capital markets, better incentives for employees and more accountable management, although we cannot guarantee that we would realize any of these potential benefits if such a distribution did occur. In addition, speculation by the press, investment community, our customers, our competitors or others regarding whether Cypress intends to complete such a distribution or otherwise dispose of its controlling interest in us could harm our business or lead to volatility in our stock price.

So long as Cypress continues to hold a controlling interest in us or is otherwise a significant stockholder, the liquidity and market price of our class A common stock may be adversely impacted. In addition, there can be no assurance that Cypress will distribute or otherwise dispose of any of its shares of our class B common stock.

Cypress’ ability to replace our board of directors may make it difficult for us to recruit independent directors.

Cypress may at any time replace our entire board of directors. Furthermore, some actions of our board of directors require the approval of 75% of our directors except to the extent this condition is waived by Cypress. As a result, unless and until Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, Cypress could exercise significant control over our board of directors. As such, individuals who might otherwise accept a board position at SunPower may decline to serve, and Cypress may be able to control important decisions made by our Board of Directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All such statements, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	expectations regarding expenses, sources of revenues and international sales and operations;

•	anticipated cash needs and estimates regarding capital expenditures, capital requirements and needs for additional financing;

•	the performance, features and benefits of products, plans for future products and for enhancements of existing products and product shipment dates;

•	the supply and price of components and raw materials, including polysilicon;

•	future pricing of products and systems in which SunPower’s and PowerLight’s products are incorporated;

•	plans for and timing of expansion of SunPower’s and PowerLight’s production capacity;

•	the ability to attract customers and develop and maintain customer and supplier relationships;

•	competitive positions and expectations regarding key competitive factors;

•	elements of SunPower’s and PowerLight’s marketing, growth and diversification strategies, including SunPower’s strategy to reduce its dependence on market incentives;

•	SunPower’s and PowerLight’s intellectual property and continued investment in research and development;

•	anticipated trends and challenges in SunPower’s and PowerLight’s businesses and the markets in which they operate; and

•	statements regarding potential legal proceedings.

In addition to the risk factors included elsewhere or incorporated by reference herein, important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	the ability of SunPower to timely and cost-effectively integrate the operations of SunPower and PowerLight;

•	the ability of SunPower to realize the synergies and other perceived advantages resulting from our acquisition of PowerLight;

•	the ability of SunPower and PowerLight to retain key personnel;

•	the extent and timing of market acceptance of new products;

•	the ability of SunPower and PowerLight to procure, maintain, enforce and defend their respective patents and other proprietary rights;

•	the effects of local, national and global economic, credit and capital market conditions on the economy in general, and on the solar power industry in particular, and the effects of currency exchange rates and interest rates;

•	litigation outcomes and judicial actions, including costs of existing litigation matters;

•	the ability to continue to increase customer loyalty and maintain existing distributor, subcontractor and supplier relationships;

•	the ability to successfully complete any future acquisitions and integrate any acquired businesses;

•	acts of war or terrorist incidents;

•	the effects of competition; and

•	other risks referenced from time to time in our filings with the SEC.

In some cases, you can identify forward-looking statements by such terms as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” “plan,” “is designed to” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent estimates and assumptions only as of the date of this prospectus or any accompanying prospectus supplement. SunPower does not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

You should read this prospectus, any accompanying prospectus supplement and the documents that are referenced and which have been filed as exhibits to the registration statement of which this prospectus is a part or incorporated by reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements are qualified by these cautionary statements.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS

TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges for the years ended December 31, 2001, 2002 and 2003, for the period from January 1, 2004 to November 8, 2004, for the period from November 9, 2004 to December 31, 2004, for the year ended December 31, 2005 and for the nine months ended September 30, 2006 is set forth below. We were not required to pay, nor did we pay, dividends on any preferred stock outstanding during any of these periods, our ratio of earnings to combined fixed charges and preferred stock dividends did not differ from the ratio below during any of these periods.

	Predecessor Company								Successor Company
	Years Ended Dec. 31,						Jan. 1 through Nov. 8, 2004(1)		Nov. 9 through Dec. 31, 2004(1)		Year Ended Dec. 31, 2005(1)		Nine Months Ended Sept. 30, 2006(1)
	2001(1)		2002(1)		2003(1)
Ratio of Earnings to Fixed Charges(2)	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)	—	(3)	11.7x

(1)	SunPower’s fiscal year consists of 52 or 53 weeks ending on the Sunday closest to December 31, with quarters of 13 or 14 weeks ending the Sunday closest to March 31, June 30, September 30 and December 31 of each year. For presentation purposes only, the ratio of earnings to fixed charges refers to the month end and calendar year end of each respective period.
(2)	For purposes of calculating the ratio of earnings to fixed charges, fixed charges are calculated by adding (a) interest on all indebtedness and amortization of debt discount and expense, (b) interest capitalized and (c) an estimate of the interest within rental expense. Earnings are calculated by adding (a) pretax income from continuing operations, (b) fixed charges and (c) amortization of capitalized interest.
(3)	Earnings were inadequate to cover fixed charges by $2.9 million, $3.5 million, $14.5 million, $23.3 million, $5.6 million and $15.8 million for the years ended December 31, 2001, 2002 and 2003, for the period from January 1, 2004 to November 8, 2004, for the period from November 9, 2004 to December 31, 2004, for the year ended December 31, 2005 and for the nine months ended September 30, 2006, respectively.

USE OF PROCEEDS

Unless otherwise described in an applicable prospectus supplement, we intend to use the net proceeds from any sale of securities under this prospectus for general corporate purposes, including working capital and capital expenditures.

DESCRIPTION OF CLASS A COMMON STOCK

From time to time, we may offer and sell shares of our class A common stock registered under this prospectus. This section describes the general terms and provisions of our class A common stock and, where applicable to holders of our class A common stock, the terms and provisions of our class B common stock. The prospectus supplement relating to any offering of class A common stock, or other securities convertible into or exchangeable or exercisable for class A common stock, will describe more specific terms of the offering of common stock or other securities, including the number of shares offered, the initial offering price, and market price and dividend information.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our restated certificate of incorporation and amended and restated bylaws, each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read our restated certificate of incorporation and amended and restated bylaws for additional information before you decide whether to purchase any shares of our class A common stock.

General

Our restated certificate of incorporation authorizes the issuance of up to 217,500,000 shares of class A common stock, par value $0.001 per share and 157,500,000 shares of class B common stock, par value $0.001 per share.

Voting Rights

Shares of class A common stock and class B common stock have substantially similar rights except that shares of class A common stock are entitled to one vote per share while shares of class B common stock are entitled to eight votes per share, on all matters to be voted on by our stockholders. Holders of shares of our capital stock are not entitled to cumulate their votes in the election of directors to our board of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of class A common stock and class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our restated certificate of incorporation generally must be approved by at least a majority of the combined voting power of all our class A common stock and class B common stock, voting together as a single class. However, shares of our class A common stock are not eligible to vote on any alteration or change in the powers, preferences or special rights of the class B common stock that would not adversely affect the rights of the class A common stock.

Conversion Rights

If Cypress makes a distribution of its shares of class B common stock to its stockholders in connection with a tax-free distribution, shares of our class B common stock will automatically convert into shares of class A common stock. Such a conversion will also occur if such shares of class B common stock are transferred to a person other than Cypress, a successor in interest to Cypress or one of Cypress’ subsidiaries. Cypress, its successors in interest and its subsidiaries may also convert shares of class B common stock into shares of class A common stock at any time. All conversions of shares of class B common stock into shares of class A common stock will be effected on a one-for-one basis. Shares of class A common stock are not convertible into any of our other securities.

At such time, if at all, as Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding, and if Cypress has not effected a tax-free distribution of class B common stock to its stockholders prior to such time, each outstanding share of class B common stock will automatically convert into one share of our class A common stock on a one-for-one basis.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of class A common stock and class B common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

No Preemptive or Redemption Rights

Class A common stock and class B common stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the holders of class A common stock and class B common stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.

Registration Rights

We have entered into an investor rights agreement with Cypress providing for specified registration and other rights relating to its shares of our common stock. In connection with the Merger, we agreed to file with the SEC, and keep effective for a period of up to three years from the effectiveness thereof, a registration statement covering the resale of the shares of our class A common stock issued to the former shareholders of PowerLight in the Merger. We have not entered into, and do not expect to enter into, any other agreements, with any of our other stockholders obligating or requiring us to register shares of class A common stock.

Classification of Our Board of Directors

Our restated certificate of incorporation and amended and restated bylaws provide that until such time as Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, our board of directors will not be classified; thereafter, our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. Our amended and restated bylaws contain a process for determining to which class our incumbent directors will belong in the event that our board of directors becomes classified.

Membership on Committees of the Board of Directors

Our restated certificate of incorporation and amended and restated bylaws provide that until such time as Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, at the request of Cypress, a representative specifically designated by Cypress shall serve on each committee of our board of directors unless otherwise prohibited by the rules of The Nasdaq Stock Market or applicable law.

Calling of a Special Meeting of Stockholders by a Stockholder

Our restated certificate of incorporation and amended and restated bylaws provide that until such time as Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, Cypress may call a special meeting of the stockholders; thereafter, stockholders may not call special meetings of the stockholders.

Action of the Stockholders by Written Consent

Our restated certificate of incorporation and amended and restated bylaws provide that until such time as Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, stockholders may act without a meeting by written consent; thereafter, no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our amended and restated bylaws, and stockholders may not act by written consent.

Super-Majority Voting of the Board of Directors

Our restated certificate of incorporation provides that unless and until Cypress, its successors in interest and its subsidiaries collectively own less than 40% of the shares of all classes of our common stock then outstanding and Cypress is no longer consolidating us for accounting purposes, the affirmative vote of at least 75% of the then-authorized number of members of our board of directors will be required to: (a) adopt, amend or repeal our amended and restated bylaws or restated certificate of incorporation; (b) appoint or remove our chief executive officer; (c) designate, appoint or allow for the nomination or recommendation for election by our stockholders of an individual to our board of directors; (d) change the size of our board of directors to be other than five members; (e) form a committee of our board of directors or establish or change a charter, committee responsibilities or committee membership of any committee of our board of directors; (f) adopt any stockholder rights plan, “poison pill” or other similar arrangement; or (g) approve any transactions that would involve a merger, consolidation, restructuring, sale of substantially all of our assets or any of our subsidiaries or otherwise result in any person or entity obtaining control of us or any of our subsidiaries.

Cypress may at any time in its sole discretion waive this requirement to obtain such a super-majority vote of our board of directors.

Provisions of Our Restated Certificate of Incorporation Governing Corporate Opportunity

Our amended and restated certificate of incorporation provides that directors and officers who are also directors or officers of Cypress have no duty to communicate or present a corporate opportunity to us unless it is specifically and primarily applicable to converting solar energy into electrical energy and using the resulting electrical energy other than in applications for consumers where photodiode technology is combined with micro-controllers and other integrated circuits made by Cypress, have the right to deal with such corporate opportunity in their sole discretion and shall not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that such director or officer pursues or acquires such corporate opportunity for itself or for Cypress.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of Delaware General Corporation Law, or the DGCL, regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board before the date the interested stockholder attained that status;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Limitation of Liability and Indemnification Matters

We have adopted provisions in our restated certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and amended and restated bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his actions as our officer, director, employee or agent, regardless of whether the amended and restated bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Nasdaq Global Market Listing Symbol

Our class A common stock trades on The Nasdaq Global Market under the symbol “SPWR.”

Transfer Agent and Registrar

The transfer agent and registrar for our class A common stock is ComputerShare Investor Services.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms and provisions of our preferred stock. The prospectus supplement relating to any offering of preferred stock, or other securities convertible into or exchangeable or exercisable for preferred stock, will describe more specific terms of the preferred stock being offered, including the designation of the series, the number of shares offered, the initial offering price and any voting, dividend, and liquidation preference rights, and any general terms described in this section that will not apply to those shares of preferred stock.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to our restated certificate of incorporation and the certificate of designation relating to the applicable series of preferred stock that we will file with the Delaware Secretary of State, each of which is or will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We encourage you to read our restated certificate of incorporation and the applicable certificate of designation for additional information before deciding whether to purchase any shares of our preferred stock or securities convertible into or exchangeable or exercisable for our preferred stock.

General

Our restated certificate of incorporation authorizes the issuance of up to 10,042,490 shares of preferred stock, par value $0.001 per share. The preferred stock may be issued from time to time in one or more series, each of which is to have the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed in our articles of incorporation, or in a resolution or resolutions providing for the issue of that series adopted by our board of directors.

Our board of directors, without further action of our stockholders, has the authority to create one or more series of preferred stock and, with respect to each series, to fix or alter as permitted by law:

•	the number of shares and the distinctive designation of the series;

•	the dividend rights;

•	any redemption rights, terms and prices;

•	the terms of any retirement or sinking funds;

•	the rights, terms and prices, if any, by which the shares may be convertible into, or exchangeable for, other shares;

•	the voting power, if any; and

•	any other terms, conditions, special rights and protective provisions.

DESCRIPTION OF DEBT SECURITIES

This section describes certain general terms and provisions that we expect would be applicable to our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered hereby may be secured or unsecured, and may be either senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered hereby will be issued under an indenture between us and a trustee. The indenture will be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors’ resolution, an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We can issue an unlimited amount of debt securities under an indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered the initial offering price, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest and the right, if any, to extend the maturity of the debt securities, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of, premium, and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable and/or convertible into shares of our class A common stock or our preferred stock. The terms, if any, on which the debt securities may be exchanged for and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of class A common stock or preferred stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security, whom we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by the global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described herein, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities will have to rely on the procedures of the Depositary for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture will provide that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

Unless provided otherwise by the terms of any series of debt securities, we will make payments of principal of, and premium and interest on book-entry debt securities to the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of the Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information in this section concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable. We take no responsibility for the accuracy of the information or for the Depositary’s performance of its obligations under the rules and regulations governing its operations.

No Protection in the Event of a Change in Control

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

Unless we provide otherwise in the applicable prospectus supplement, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

Consolidation, Merger and Sale of Assets

Unless we provide otherwise in the applicable prospectus supplement, we may not consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”), and we may not permit any person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

•	the successor person is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

Unless we provide otherwise in the applicable prospectus supplement, “event of default” will mean, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 60 days (unless the entire amount of such payment is deposited by us with the trustee or with a paying agent before the expiration of the 60-day period);

•	default in the payment of principal of or premium on any debt security of that series within three business days of its maturity;

•	default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 33% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of our bankruptcy, insolvency or reorganization;

•	default under any of our debt with an aggregate principal amount of $100.0 million (including a default with respect to any debt security of a different series) or the debt of our subsidiaries, if (1) such default results from the failure to pay any such debt when it becomes due and (2) such debt is not discharged or such acceleration is not rescinded or annulled within 30 days after written notice to us by the holder or holders of such debt in the manner provided for in the applicable debt instrument; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) will necessarily constitute an event of default with respect to any other series of debt securities. An event of default may also be an event of default under our bank credit agreements or other debt securities in existence from time to time and under certain guaranties by us of any subsidiary indebtedness. In addition, certain events of default or an acceleration under the indenture may also be an event of default under some of our other indebtedness outstanding from time to time.

Unless we provide otherwise in the applicable prospectus supplement, if an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing (other than certain events of our bankruptcy, insolvency or reorganization), then the trustee or the holders of not less than 33% in principal amount of the outstanding debt securities of that series may, by written notice to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, of all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to our having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal which has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see the discussion under the heading “Modification and Waiver” below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default and the continuation of an event of default.

Unless we provide otherwise in the applicable prospectus supplement, the indenture will provide that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

Unless we provide otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least 33% in principal amount of the outstanding debt securities of that series have made a written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture will require us, within 120 days after the end of our fiscal year, to furnish to the trustee a certificate as to compliance with the indenture. The indenture will provide that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

Unless we provide otherwise in the applicable prospectus supplement, we and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities, the right of holders to institute suit for the enforcement of any payment or the right of holders to waive past defaults, the right of holders of a specified principal amount of debt securities which are denominated in a foreign currency to be deemed for the purposes of taking action under the indenture, the amounts of U.S. dollars at the market exchange rate, certain terms regarding judgments in foreign currencies or to amend the limitations described in this bullet point; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of that series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Subordination Provisions

Holders of subordinated debt securities should recognize that contractual provisions in the indenture may prohibit us from making payments on those securities. Senior subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the indenture or any supplement thereto to all of our senior indebtedness, as defined in the indenture, including all debt securities we have issued and will issue under the indenture.

Unless otherwise indicated in the applicable prospectus supplement, the indenture defines the term “senior indebtedness” with respect to each respective series of debt securities, unless the instrument creating such indebtedness or obligations provides that they are subordinated or are not superior in right of payment to such securities, to mean the principal, premium, if any, unpaid interest and all fees and other amounts payable in connection with any debt for money borrowed other than (1) debt incurred (a) with respect to certain elections under the federal bankruptcy code, (b) debt to our subsidiaries, (c) debt to our employees, (d) tax liability, and (e) certain trade payables, (2) all obligations under interest rate, currency and commodity swaps, caps, floors, collars, hedge arrangements, forward contracts or similar agreements and (3) renewals, modifications and refunds of any such debt.

Unless otherwise indicated in the applicable prospectus supplement, we may not pay principal of, premium, of any, or interest on any subordinated debt securities or defease, purchase, redeem or otherwise retire such securities if:

•	a default in the payment of any principal, or premium, if any, or interest on any senior indebtedness, occurs and is continuing or any other amount owing in respect of any senior indebtedness is not paid when due; or

•	any other default occurs with respect to any senior indebtedness and the maturity of such senior indebtedness is accelerated in accordance with its terms,

unless and until such default in payment or event of default has been cured or waived and any such acceleration is rescinded or such senior indebtedness has been paid in full in cash.

If there is any payment or distribution of the assets of SunPower to creditors upon a total or partial liquidation or a total or partial dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, holders of all present and future senior indebtedness (which will include interest accruing after, or which would accrue but for, the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding) are entitled to receive payment in full before any payment or distribution, whether in cash, securities or other property, in respect of the subordinated indebtedness. In addition, unless otherwise indicated in the applicable prospectus supplement, in any such event, payments or distributions which would otherwise be made on subordinated debt securities will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior indebtedness is paid in full.

After payment in full of all present and future senior indebtedness, holders of subordinated debt securities will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the subordinated debt securities are paid in full. The indenture provides that the foregoing subordination provisions may not be changed in a manner which would be adverse to the holders of senior indebtedness without the consent of the holders of such senior indebtedness.

The prospectus supplement delivered in connection with the offering of a series of subordinated debt securities will set forth a more detailed description of the subordination provisions applicable to any such debt securities.

If the trustee under the indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance

Unless the terms of the applicable series of debt securities provide otherwise, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged on the 91st day after the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations (as described at the end of this section), that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of such payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

Unless the terms of the applicable series of debt securities provide otherwise, upon compliance with certain conditions, we may omit to comply with certain of the restrictive covenants contained in the indenture, as well as any additional covenants contained in a supplement to the indenture, a board resolution or an officers’ certificate delivered pursuant to the indenture. The conditions include:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities;

•	such deposit does not result in a breach or constitute a default under the indenture or any other agreement to which we are a party;

•	no default or event of default with respect to the debt securities shall have occurred and be continuing on the date of deposit or during the period ending 90 days after such date; and

•	the delivery to the trustee of an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default

If we elect, as described above, not to comply with certain covenants of the indenture with respect to any series of debt securities, and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

“Foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” including the forms of certificates representing the warrants, which we refer to collectively as “warrant certificates,” and reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant, will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and certificate for additional information before you decide whether to purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•	the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;

•	the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than class A common stock, with which the warrants are issued;

•	the procedures and conditions relating to the exercise of the warrants;

•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;

•	the offering price, if any, of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;

•	call provisions, if any, of the warrants;

•	antidilution provisions, if any, of the warrants; and

•	any other material terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement at any time up to 5:00 p.m., New York City time, on the expiration date set forth in the applicable prospectus supplement. After 5:00 p.m., New York City time, on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

Modification of the Warrant Agreement

The warrant agreements may permit us and the warrant agent, if any, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

Exchange of Warrant Certificates

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered hereby in one or more of the following ways from time to time:

•	through agents;

•	through underwriters or dealers;

•	in short or long transactions;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	directly to investors; or

•	through a combination of these methods of sale.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, underwriters or dealers;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell our securities for which they have been appointed an agent on a continuing basis.

If we use underwriters for a sale of our securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase our securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in an applicable prospectus supplement the name of the underwriter and the nature of any such relationship.

If a dealer is utilized in the sale of securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Stabilization Activities

In connection with an offering through underwriters, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also effect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

Any underwriters who are qualified market makers on The Nasdaq Global Market may engage in passive market making transactions in the securities on The Nasdaq Global Market in accordance with Rule 103 of Regulation M. Passive market makers must comply with applicable volume, price and other limitations of Rule 103.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Trading Markets and Listing of Securities

Unless otherwise specified in an applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our class A common stock, which is listed on The Nasdaq Global Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

EXPERTS

The financial statements of SunPower Corporation as of December 31, 2004 and 2005 and for the year ended December 31, 2003, the period from January 1, 2004 to November 8, 2004, the period from November 9, 2004 to December 31, 2004 and the year ended December 31, 2005 incorporated in this prospectus by reference to SunPower’s annual report on Form 10-K for the fiscal year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of PowerLight Corporation appearing in SunPower Corporation’s current report on Form 8-K/A dated January 25, 2007 included therein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Unless otherwise indicated in an applicable supplement to this prospectus, the validity of the securities will be passed upon for us by Jones Day, Palo Alto, California and for any underwriters or agents by counsel named in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or (202) 942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

Our SEC filings are also available on our website at www.sunpowercorp.com, although the information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

This prospectus contains summaries of provisions contained in some of the documents discussed in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

Incorporation of Documents by Reference

The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose information to you by referring you to another document we filed with the SEC. We will make those documents available to you without charge upon your oral or written request. Requests for those documents should be directed to SunPower Corporation, 3939 North First Street, San Jose, California 95134, Attention: Corporate Secretary. In addition, you may obtain copies of this information by sending an e-mail to publicrelations@sunpowercorp.com or by calling (408) 240-5588. This prospectus incorporates by reference the following documents:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2005 filed on March 24, 2006;

•	Our quarterly report on Form 10-Q for the quarter ended April 2, 2006 filed on May 16, 2006;

•	Our quarterly report on Form 10-Q for the quarter ended July 2, 2006 filed on August 16, 2006;

•	Our quarterly report on Form 10-Q for the quarter ended October 1, 2006 filed on November 13, 2006;

•	Our current reports on Form 8-K filed on March 14, 2006, March 24, 2006 (both of the current reports on Form 8-K filed on this day), May 1, 2006 (only the information reported under Item 1.01 is incorporated herein by reference), July 10, 2006 (only the information reported under Item 1.01 is incorporated herein by reference), July 17, 2006, October 18, 2006 (only the information reported under Item 1.01 is incorporated herein by reference), November 16, 2006 (as amended by filings on November 20, 2006 and November 22, 2006), December 22, 2006 and January 17, 2007 (both of the current reports on Form 8-K filed on this day, although with respect to the current report on Form 8-K relating to (i) the entry into a material definitive agreement with JingAo Solar Company, Ltd., only the information reported under Item 1.01 thereof is incorporated herein by reference and (ii) the completion of the Merger, also including the amendment thereto filed on January 25, 2007); and

•	the description of the class A common stock included in the Form 8-A filed on October 31, 2005, and any amendment or report we may file with the SEC for the purpose of updating such description.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus until the offering of the particular securities covered by an applicable prospectus supplement has been completed, other than any portion of the respective filings furnished, rather than filed, under the applicable SEC rules.

This additional information is a part of this prospectus from the date of filing of those documents.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

$175,000,000

1.25% Senior Convertible Debentures due 2027

PROSPECTUS SUPPLEMENT

February 2, 2007

Joint Book-Running Managers

LEHMAN BROTHERS

CREDIT SUISSE

DEUTSCHE BANK SECURITIES

COWEN AND COMPANY

FIRST ALBANY CAPITAL

THINKEQUITY PARTNERS LLC